As filed with the Securities and Exchange Commission on May 2, 2001      Registration No. 333-________
------------------------------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                   FORM S-1
                       REGISTRATION STATEMENT UNDER THE
                            SECURITIES ACT OF 1933

                        Resource Bankshares Corporation
            (Exact name of registrant as specified in its charter)

                 Virginia                                   6712                           54-1904386
(State or other jurisdiction of incorporation     (Primary Standard Industrial    (IRS Employer Identification No.)
               or organization)                    Classification Code Number)


                           3720 Virginia Beach Blvd.
                        Virginia Beach, Virginia 23452
                                (757) 463-2265
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Lawrence N. Smith, President
                        Resource Bankshares Corporation
                           3720 Virginia Beach Blvd.
                        Virginia Beach, Virginia 23452
                                (757) 463-2265
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

T. Richard Litton, Jr., Esq.                     George P. Whitley, Esq.
 Jeffrey A. D. Cohen, Esq.                       Scott H. Richter, Esq.
  Kaufman & Canoles, P.C.               LeClair Ryan, A Professional Corporation
   One Commercial Place                      707 E. Main Street, 11th Floor
      P.O. Box 3037                              Richmond, Virginia 23219
  Norfolk, Virginia 23514                             (804) 783-2003
     (757) 624-3000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
Title of Each Class of Securities          Amount to          Proposed Maximum Aggregate     Amount of Registration Fee
      to be Registered                  be registered(1)           Offering Price(2)
------------------------------------------------------------------------------------------------------------------------
     Common Stock, par value
            $1.50                           575,000                  $9,200,000                        $2,300.00
------------------------------------------------------------------------------------------------------------------------

(1) Includes 75,000 shares that the Underwriter has the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted. [To be placed on left margin]


                SUBJECT TO COMPLETION, DATED ________ __, 2001

                                500,000 Shares

                        RESOURCE BANKSHARES CORPORATION
                            The Holding Company for

                             [Resource Bank Logo]

                                 Common Stock

     Resource Bankshares Corporation is offering 500,000 shares of its common stock.

     Our common stock is traded on the Nasdaq National Market under the symbol "RBKV". As of April 30, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $16.00 per share.

     Investing in our common stock involves risks. See "Risk Factors" on page 4 to read about factors you should consider before buying shares of the common stock.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     The shares of common stock offered are not deposit accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

                  __________________________________________

                                                              Per Share         Total
                                                              ---------         -----
Public offering price.......................................  $_________        $__________
Underwriting discount.......................................  $_________        $__________
Proceeds, before expenses, to Resource Bankshares...........  $_________        $__________

     To the extent that the underwriter sells more than 500,000 shares of our common stock, the underwriter has the option to purchase up to an additional 75,000 shares from Resource Bankshares at the public offering price less the underwriting discount.

                  __________________________________________

The underwriter expects to deliver the shares to purchasers on __________, 2001.



                          SCOTT & STRINGFELLOW, INC.



                  This prospectus is dated __________, 2001.

[Back of front cover]


                        RESOURCE BANKSHARES CORPORATION



                           [MAP OF BRANCH LOCATIONS]

                              PROSPECTUS SUMMARY

          This summary highlights information about our company and the offering. This summary does not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus carefully.

                        Resource Bankshares Corporation

          Resource Bankshares Corporation is a bank holding company headquartered in Virginia Beach, Virginia. Our wholly owned subsidiary, Resource Bank, began operating as a Virginia commercial bank in September 1988. We provide our financial services primarily to customers located in the three largest metropolitan areas in Virginia -- Greater Hampton Roads, northern Virginia and Greater Richmond. In recent years, these areas have seen significant population growth and each has developed an energetic business climate, which has in turn promoted further growth. We continue to capitalize on these growth markets by obtaining, building and enhancing relationships with customers that require sophisticated financial services, but that also value personal relationship banking.

          As of March 31, 2001, we had assets of $443.8 million, deposits of $375.5 million and stockholders' equity of $20.4 million. We reported net income of $950,000, or $0.36 per share, for the first quarter of 2001. Our assets increased by 35% and our net income increased by 20%, compared to the same three-month period in 2000. Loans outstanding as of March 31, 2001 amounted to $295.5 million, an increase of 15.1% over the first quarter of 2000. At March 31, 2001, our total Internet deposits were $133.4 million, with average balances in excess of $50,000 per customer and accounts from 45 states.

Banking Operations

          Resource Bank has four full service banking offices -- in Virginia Beach, Chesapeake, Newport News and Herndon, Virginia -- and also operates a loan production office in Richmond, Virginia. We anticipate opening a banking office in Richmond by the end of 2001. Resource Bank markets its products to individuals, small to medium sized businesses and professionals by emphasizing personalized service. The bank's financial products include checking and savings accounts, certificates of deposit and charge cards, as well as services typically associated with larger banks, such as sweep account capacity, automatic reconciliation and corporate credit cards. Additionally, we offer online banking services, providing customers with the ability to conduct banking business 24 hours per day through our Internet site, ResourceBankOnline.

Mortgage Operations

          Resource Mortgage, the bank's mortgage division, originates mortgage loans and sells them to investors in the national secondary market. Resource Mortgage originates both conforming and non-conforming single-family loans on a national basis and commercial loans in the mid-Atlantic region. Mortgage loan origination occurs from our four banking offices, as well as from our mortgage offices in Virginia Beach, Richmond, Chesapeake, Newport News, Herndon, and Roanoke, Virginia; Bowie, Maryland; Raleigh, North Carolina; and Fort Lauderdale and Jacksonville, Florida. Additionally, Resource Mortgage originates loans throughout the southwestern United States through its wholesale operations, as well as through its participation in a limited liability company specializing in relocation services. During 2000, we originated and sold mortgage loans totaling over $326 million. In the first quarter of 2001, we originated and sold mortgage loans totaling over $121.3 million. We significantly expanded our mortgage operations in the first quarter of 2001 by purchasing First Jefferson Mortgage Corporation, a Virginia based residential mortgage origination company and Atlantic Mortgage and Investment Company, a commercial loan origination and servicing company.

Our Strategy

          Implementing our strategic plan has allowed us to experience steady growth while improving profitability. Our strategic plan has three primary components:

       . Hire experienced lending officers. During the past four years, Resource Bank has hired a group of talented and experienced senior lending officers from major regional banks. These officers have been able to attract customers with which they have built relationships over the years, which typically has allowed the officers to enhance our loan production immediately. Resource Bank currently has 19 senior lending officers with an average age of 46 and an average of 22 years of experience in the financial services industry. These senior lending officers, together with our executive management team, have solid experience in asset and liability management, loan production and credit administration --key strengths in building and growing our company.

       . Fund asset growth with the lowest cost deposits possible. Our liability funding strategy is to generate the lowest cost deposits possible through various sources, while also diversifying our sources of funds and liquidity risks. Our bank funds its asset growth with a combination of local deposits, Internet deposits, national market deposits, federal fund borrowings and Federal Home Loan Bank borrowings. The bank also generates demand deposits through its four banking offices. Each week the bank's asset and liability committee surveys our three major markets, sets interest rates on deposits and makes funding decisions based on current market rates and maturities needed to fund new asset growth. Our target deposit mix is 30% in local deposits, 30% in national deposits, 30% in Internet deposits and 10% in borrowings. At March 31, 2001, our deposits reflected this strategy.

       . Generate significant non-interest income through our bank's mortgage operations. In addition to increasing our overall profitability, our mortgage operations help offset reduced net interest margins in periods of falling interest rates because lower interest rates cause an increase in demand for new mortgage loans and re-financings. We have expanded our mortgage operations and increased our non-interest income by both hiring experienced mortgage loan officers and by making strategic acquisitions.

          In particular, we completed two important acquisitions in the first quarter of 2001, purchasing First Jefferson Mortgage Corporation, a Virginia based residential mortgage origination company, and Atlantic Mortgage and Investment Company, which specializes in commercial mortgage originations, placements and servicing. The purchase of First Jefferson added offices in Fort Lauderdale and Jacksonville, Florida and Roanoke, Virginia, as well as in the Hampton Roads and Richmond areas. First Jefferson closed over $250 million in mortgage loans in 2000. Atlantic Mortgage, which has offices in Richmond and Chesapeake, Virginia and Raleigh, North Carolina, closed over $100 million in commercial mortgage loans in 2000. We anticipate that both of these acquisitions will increase the profitability of our mortgage operations.

          We believe that the net proceeds raised in this offering will allow us to further implement our strategy by providing the equity capital necessary to support future loan production and asset growth.

                                 The Offering

Common stock offered by Resource Bankshares..........           500,000 shares.

Common stock outstanding after the offering..........           3,115,214 shares.

Use of proceeds......................................           We will use the net proceeds to increase Resource Bank's
                                                                equity capital and for general corporate purposes, including the future growth and expansion of Resource Bank.  See "Use of
                                                                Proceeds" on page 7.

Dividends............................................           We have declared quarterly cash dividends for each of the last
                                                                14 fiscal quarters.  These dividends have ranged from $0.06 to
                                                                $0.12 per share.  See "Market For Common Stock" on page 8.

Nasdaq National Market symbol........................           RBKV

Risk factors.........................................           You should read the "Risk Factors" section beginning on page 4 before deciding to purchase any of the shares offered.

          The number of shares of our common stock outstanding after this offering is based on the number of shares outstanding on March 31, 2001, and excludes 457,713 shares of common stock issuable upon exercise of stock options outstanding under our stock option plans on March 31, 2001, of which 211,642 were exercisable. Except as otherwise indicated, all information in this prospectus assumes no exercise of the underwriter's over-allotment option.

                                ______________

          We were founded as a Virginia corporation in 1998 for the sole purpose of becoming a holding company for Resource Bank. Our principal executive offices are located at 3720 Virginia Beach Blvd., Virginia Beach, Virginia 23452. Our telephone number is (757) 463-2265. Except as otherwise indicated or required by the context, references in this prospectus to we, our, us, or Resource Bankshares refer to Resource Bankshares Corporation and its subsidiaries collectively. Financial information in this prospectus for periods before the date we became a holding company for Resource Bank reflects the results of operations of Resource Bank.

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION

          You should read the following summary consolidated financial information of Resource Bankshares in conjunction with our financial statements and the notes thereto appearing elsewhere in this prospectus and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 10.

                               Three Months Ended
                                   March 31,                        Years Ended December 31
                              -------------------   --------------------------------------------------------
                                2001       2000       2000       1999           1998       1997       1996
                              --------   --------   --------   ---------      --------   --------   --------
Income Statement Data:                          (Dollars in thousands, except per share data)

 Net interest income........  $  2,496   $  2,223   $  9,437   $   8,946      $  8,410   $  4,954   $  3,605
 Provision for loan losses..        45        100      1,100       4,667           150        155        290
 Non-interest income........     3,018      2,177     11,890       6,811         7,943      4,520      2,755
 Non-interest expense.......     4,131      3,158     14,109      12,168        11,565      6,533      4,451
 Income taxes (benefit).....       388        348      1,886        (387)        1,591        965        153
                              --------   --------   --------   ---------      --------   --------   --------
 Net income (loss)..........  $    950        794   $  4,233   $    (691)(1)  $  3,047   $  1,821   $  1,466
                              ========   ========   ========   =========      ========   ========   ========
Per Share Data (2):
 Net income (3).............  $    .36   $    .31   $   1.63   $    (.27)(1)  $   1.24   $   0.92   $   0.79
 Cash dividends declared....      0.12       0.10       0.42        0.40          0.24       0.12       0.05
 Book value at period end...      7.81       6.39       7.50        6.25          7.18       6.36       4.47
 Tangible book value at
  period end................      7.54       6.39       7.47        6.25          7.18       6.36       4.47

Balance Sheet Data:
 Total assets...............  $443,841   $329,064   $404,494   $ 306,690      $233,460   $209,330   $115,836
 Total loans (net of
  unearned income)..........   295,473    256,775    288,513     255,671       188,522    150,590     81,975
 Total deposits.............   375,472    283,653    330,645     260,469       206,219    169,508     99,179
 Stockholders' equity.......    20,412     16,322     19,672      15,870        17,789     15,602      8,655
Performance Ratios (4):
 Return (loss) on average
  assets....................      0.93%      1.00%      1.21%       (.25)%        1.27%      1.40%      1.45%
 Return (loss) on average
   stockholders' equity.....     19.51      19.80      24.13       (3.90)        18.19      18.59      20.46
 Net interest margin (5)....      2.68       2.90       2.92        3.42          3.62       3.90       3.70
Asset Quality Ratios:
 Allowance to period-end
  loans.....................      1.27%      1.09%      1.22%       1.04%         1.33%      1.71%      1.27%
 Allowance to nonperforming
   loans....................    273.34     427.05     263.75      361.51        264.55      58.50     247.03
 Nonperforming assets to
  total assets..............      0.23       0.21       0.33        0.25          0.68       2.43       0.41
 Net charge-offs to average
  loans(4)..................     (0.06)     (0.01)      0.10        2.06          0.13       0.02       0.15
Capital ratios:
 Tier 1 risk-based capital..      8.29%      8.49%      8.74%       8.20%         9.23%      9.69%     10.22%
 Total risk-based capital...      9.46      10.98      10.75        9.24         10.48      10.93      11.45
 Leverage capital ratio.....      6.46       6.93       6.69        7.19          7.52       9.67       7.04
 Total equity to total
  assets....................      4.60       4.96       4.86        5.17          7.62       7.45       7.47
----------------------------

(1) Our loss in 1999 was attributable to a $4.7 million provision for loan losses in the third quarter that occurred as a result of credit problems with a significant borrower in our asset based lending portfolio.
(2) All per share figures have been adjusted to reflect a two-for-one stock split on July 1, 1998.
(3) Net income per share is computed using the weighted average outstanding shares.
(4) Ratios for the three months ended March 31, 2001 and 2000 have been annualized.
(5) Net interest margin is calculated as tax-equivalent net interest income divided by average earning assets and represents our net yield on earning assets.

                                 RISK FACTORS

     You should carefully consider the risks described below and the other information in this prospectus before you purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operation could suffer, in which case the trading price of our common stock could decline. The risks and uncertainties described below are not the only ones facing Resource Bankshares. Additional risks and uncertainties, including those not presently known to us or that we currently consider immaterial, may also impair our business.

Our focus on commercial loans may increase the risk of substantial credit losses.

     We offer a variety of loan products, including residential mortgage, consumer, construction, and commercial loans. At March 31, 2001, approximately 57% of Resource Bank's loans were commercial loans, including those secured by commercial real estate. We expect that, as we grow, this percentage will remain about the same. Commercial lending is more risky than mortgage and consumer lending because loan balances are greater, and the borrower's ability to repay is contingent on the successful operation of a business. Risk of loan defaults is unavoidable in the banking industry, and we try to limit exposure to this risk by monitoring carefully the amount of loans in specific industries and by exercising prudent lending practices. However, we cannot eliminate the risk, and substantial credit losses could result in reduced earnings or losses.

Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio.

     We maintain an allowance for loan losses that we believe is appropriate to provide for any potential losses in our loan portfolio. The amount of this allowance is determined by management through a periodic review and consideration of several factors, including:

     .     an ongoing review of the quality, size and diversity of our loan portfolio;
     .     evaluation of nonperforming loans;
     .     historical loan loss experience; and
     . the amount and quality of collateral, including guarantees, securing the loans.

Although we believe our loan loss allowance is adequate to absorb probable losses in our loan portfolio, we cannot predict such losses or that our allowance will be adequate. Excess loan losses could have a material adverse effect on our financial condition and results of operations.

Our profitability depends on interest rates generally.

     Our profitability depends in substantial part on our net interest margin, which is the difference between the rates we receive on loans and investments and the rates we pay for deposits and other sources of funds. Our net interest margin depends on many factors that are partly or completely outside of our control, including competition, federal economic, monetary and fiscal policies, and economic conditions generally. Recently, net interest margins for some financial institutions have changed in response to these and other factors. Changes in interest rates will affect our operating performance and financial condition. We try to minimize our exposure to interest rate risk, but we are unable to completely eliminate this risk.

Periods of rising interest rates will adversely affect our income from our mortgage division.

     One of the components of our strategic plan is to generate significant non-interest income from our mortgage division. In periods of rising interest rates, consumer demand for new mortgages and re-financings decreases, which in turn adversely impacts our mortgage division. Because interest rates depend on factors outside of our control, we cannot eliminate the interest rate risk associated with our mortgage operations.

We may be adversely affected by changes in government monetary policy.

     As a bank holding company, our business is affected by the monetary policies established by the Board of Governors of the Federal Reserve System, which regulates the national money supply in order to mitigate recessionary and inflationary pressures. In setting its policy, the Federal Reserve may utilize techniques such as the following:

     . engaging in open market transactions in United States government securities;
     .     setting the discount rate on member bank borrowings; and
     .     determining reserve requirements.

These techniques may have an adverse effect on our deposit levels, net interest margin, loan demand or our business and operations.

We will use the net proceeds from this offering to increase our equity capital in order to continue our sustained growth.

     It is our intention to expand our asset base. In particular, we intend to use the funds raised in this offering to support anticipated increases in our deposits and loans. Additional capital also would increase our legal lending limit under federal law, which in turn would allow us to compete more actively in our market area for larger loans. Our ability to manage growth successfully will depend on our ability to maintain cost controls and asset quality while attracting additional loans and deposits, as well as on factors beyond our control, such as economic conditions and interest rate trends. If we grow too quickly and are not able to control costs and maintain asset quality, growth could materially adversely affect our financial performance.

Our future success will depend on our ability to compete effectively in the highly competitive financial services industry.

     We face substantial competition in all phases of our operations from a variety of different competitors. In particular, there is very strong competition for financial services in the three large metropolitan areas of Virginia in which we conduct a substantial portion of our business. Our future growth and success will depend on our ability to compete effectively in this highly competitive financial services environment. Many of our competitors offer products and services which we do not, and many have substantially greater resources, name recognition and market presence that benefit them in attracting business. In addition, larger competitors may be able to price loans and deposits more aggressively than we do. Some of the financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on bank holding companies and federally insured state-chartered banks, national banks and federal savings institutions. As a result, these nonbank competitors have certain advantages over us in accessing funding and in providing various services.

We continually encounter technological change, and we may have fewer resources than many of our competitors to continue to invest in technological improvements.

     The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

     As a service to our clients, we currently offer ResourceBankOnline, our internet branch. Use of this service involves the transmission of confidential information over public networks. We cannot be sure that advances in computer capabilities, new discoveries in the field of cryptography or other developments will not result in a compromise or breach in the commercially available encryption and authentication technology that we use to protect our customer's transaction data. If we were to experience such a breach or compromise, we could suffer losses and our operations could be adversely affected.

We depend on the services of a number of key personnel, and a loss of any of those personnel could disrupt our operations and result in reduced revenues.

     We are a relationship-driven organization. Our growth and development to date have depended in large part on the efforts of our senior officers, who have primary contact with our customers and are extremely important in maintaining personalized relationships with our customer base, a key aspect of our business strategy, and in increasing our market presence. The unexpected loss of services of one or more of these key employees could have a material adverse effect on our operations and possibly result in reduced revenues.

     Our senior officers have many years of experience in the banking industry and are extremely valuable to us and would be difficult to replace. The loss of the services of these officers could have a material adverse effect upon our future prospects. Although we have entered into employment contracts with Lawrence N. Smith, our President and Chief Executive Officer, and most other senior officers, and have purchased key man life insurance policies to mitigate the risk of an unforeseen departure or death of our senior officers, we cannot offer any assurance that they and other key employees will remain employed by us.

We cannot offer assurance that economic conditions in the markets in which we operate will remain favorable.

     Our financial success is dependent to a certain extent upon the general economic conditions in the geographic markets in which we operate. Future economic conditions in these markets will depend on factors outside of our control. Adverse changes in economic conditions in Resource Bank's geographic markets would likely impair the Bank's ability to collect loans and could otherwise have a negative effect on our financial condition.


Our executive officers and directors will be able to influence the outcome of any shareholder vote.

     After the offering, our executive officers and directors will own approximately 18% of our outstanding common stock. Accordingly, our executive officers and directors will be able to influence the outcome of all matters that are submitted to our shareholders for approval, including the election of members to our board of directors or other significant corporate transactions.

We may not pay dividends to shareholders in the future.

     Although we have paid cash dividends to our shareholders for the past 14 fiscal quarters, we cannot assure you that we will pay cash dividends in the future. We may elect to retain our earnings to support the development and growth of our business. Our board of directors will determine our future dividend policy based on an analysis of factors that the board deems relevant. Our ability to pay dividends to our shareholders is also limited by certain restrictions imposed by state and federal laws.

Our common stock trades publicly, but has a limited trading volume compared to other stocks.

     Our common stock is traded publicly on the Nasdaq National Market under the symbol "RBKV." However, daily trading volumes for our stock are relatively small compared to many other stocks quoted on the Nasdaq National Market. Although we have several market makers in our stock, this alone does not assure significant trading volume or liquidity. We cannot assure you that this offering will increase the trading volume for our stock.

Virginia law and our charter documents contain anti-takeover provisions that may make it more difficult or expensive to acquire us in the future or may adversely affect our stock price.

     Virginia corporate law and our charter documents contain several provisions that may make it more difficult for a third party to acquire control of us without the approval of our board of directors and may make it more difficult or expensive for a third party to acquire a majority of our outstanding common stock. They may also delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our shareholders receiving a premium over the market price for their common stock. Our stock price could also be negatively affected.


                          FORWARD-LOOKING STATEMENTS

     Some of the matters discussed under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus include forward-looking statements. These forward-looking statements include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, and financial and other goals. Forward-looking statements often use words such as "believes," "expects," "plans," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends" or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. The forward-looking statements we use in this prospectus are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

     . fluctuations in market rates of interest and loan and deposit pricing, which could negatively affect our net interest margin, asset valuations and expense projections;

     . adverse changes in the economies of southeastern and northern Virginia, our market areas, which might affect our business prospects and could cause credit-related losses and expenses;

     . continuing the well-established and valued relationships we have built with our customers;

     .     adverse developments in our loan origination volume;

     . competitive factors in the banking industry, such as the trend towards consolidation in the markets in which we operate; and

     . changes in banking legislation or the regulatory requirements of federal and state agencies applicable to bank holding companies and banks like ours.

     Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results.

     We caution you that the above list of important factors is not exclusive, and other factors are discussed in more detail under "Risk Factors" in this prospectus. These forward-looking statements are made as of the date of this prospectus and we may not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

                                USE OF PROCEEDS

     We estimate that we will receive $7.3 million in net proceeds from the sale of 500,000 shares of our common stock, assuming a public offering price of $16.00 per share and after deducting the underwriting discount and other estimated offering expenses. We will receive additional net proceeds of up to $1.2 million if the underwriter exercises the option granted to it in connection with this offering to cover over-allotments. We currently intend to contribute a substantial portion of the net proceeds to enhance and support the equity capital of Resource Bank and retain the balance in Resource Bankshares. The net proceeds retained by Resource Bankshares will be used for working capital and other general corporate purposes, including providing additional contributions to Resource Bank's capital, as needed. Our officers and directors will have broad authority in deciding how to utilize the net proceeds of the offering.

                                CAPITALIZATION

     The following table shows (a) our capitalization at March 31, 2001, and (b) our capitalization at March 31, 2001, as adjusted to reflect the receipt of $7.3 million in net proceeds from the sale of 500,000 shares of our common stock in this offering at a public offering price of $16.00 per share, after giving effect to estimated offering expenses.

                                                                     At March 31, 2001
                                                                     -----------------
                                                                 Actual          As Adjusted
                                                               ----------      ---------------
Stockholders' equity:
   Preferred stock, par value $10.00; 500,000
       shares authorized; none issued and outstanding.....     $       --         $       --
   Common stock, par value $1.50; 6,666,666 shares
       authorized; 2,615,214 shares issued and outstanding,
       3,115,214 shares issued and outstanding, as
       adjusted...........................................          3,923             11,223
   Additional paid-in capital.............................         10,900             10,900
   Retained earnings......................................          5,639              5,639
   Accumulated other comprehensive income (loss)..........            (50)               (50)
Total stockholders' equity................................     $   20,412         $   27,712
                                                               ==========         ==========

       The table excludes 457,713 shares of common stock issuable upon the exercise of stock options outstanding under our stock option plans on March 31, 2001, of which 211,642 were exercisable.

                            MARKET FOR COMMON STOCK

     Our common stock trades on the Nasdaq National Market under the symbol "RBKV." The following table shows the high and low closing sales prices of our common stock and the dividends declared per share for the periods indicated.

                                       High            Low            Cash Dividend Declared
                                       ----            ---            ----------------------
        2001
Second Quarter (through
  April 30)....................       $16.00          $14.00                  $0.12
First Quarter..................        16.50           10.13                   0.12

        2000
Fourth Quarter.................        11.00            9.63                   0.12
Third Quarter..................        10.00            7.88                   0.10
Second Quarter.................        10.63            8.63                   0.10
First Quarter..................        12.63            8.63                   0.10

        1999
Fourth Quarter.................        15.25            8.50                   0.10
Third Quarter..................        19.38           14.63                   0.10
Second Quarter.................        22.13           19.00                   0.10
First Quarter..................        22.50           17.25                   0.10

     As of March 31, 2001, there were 2,615,214 shares of our common stock outstanding held by approximately 763 shareholders of record.

                                DIVIDEND POLICY

     We have declared and paid cash dividends for the past 14 fiscal quarters. Declarations of dividends are at the discretion of our board of directors, and we cannot assure that dividends will be declared at any time in the future.

     We will depend on dividends we receive from Resource Bank to provide funding for future dividends, if any, on our common stock. As a banking corporation organized under Virginia law, Resource Bank is restricted as to the maximum amount of dividends it may pay to us. A Virginia bank may not pay dividends from its original capital. All dividends must be paid out of net undivided profits on hand, after deducting expenses, losses, interest, and taxes accrued and contributions to capital necessary for Resource Bank's original capital to be restored to its initial level.

     The Board of Governors of the Federal Reserve System recommends that banking organizations pay dividends only if the net income available to shareholders in the past year fully funds those dividends and the expected rate of earnings retention is consistent with capital needs, asset quality and overall financial condition. Our dividend policy complies with this recommendation.

                     SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial data for Resource Bankshares Corporation. The financial data for the five years ended December 31, 2000 are derived from our consolidated financial statements. The financial data for the three-month periods ended March 31, 2001 and 2000 are derived from our unaudited consolidated financial statements. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001. You should read the consolidated selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and accompanying notes and other financial data included elsewhere in this prospectus.

                                Three Months Ended
                                    March 31,                        Years Ended December 31
                               -------------------   ---------------------------------------------------------
                                 2001       2000       2000       1999            1998       1997       1996
                               --------   --------   --------   ---------       --------   --------   --------
Income Statement Data:                        (Dollars in thousands, except per share data)

 Net interest income.........  $  2,496   $  2,223   $  9,437   $   8,946       $  8,410   $  4,954   $  3,605
 Provision for loan losses...        45        100      1,100       4,667            150        155        290
 Non-interest income.........     3,018      2,177     11,890       6,811          7,943      4,520      2,755
 Non-interest expense........     4,131      3,158     14,109      12,168         11,565      6,533      4,451
 Income taxes (benefit)......       388        348      1,886        (387)         1,591        965        153
                               --------   --------   --------   ---------       --------   --------   --------
 Net income (loss)...........  $    950        794   $  4,233   $    (691)(1)   $  3,047   $  1,821   $  1,466
                               ========   ========   ========   =========       ========   ========   ========
Per Share Data (2):
 Net income (3)..............  $    .36   $    .31   $   1.63   $    (.27)(1)   $   1.24   $   0.92   $   0.79
 Cash dividends declared.....      0.12       0.10       0.42        0.40           0.24       0.12       0.05
 Book value at period end....      7.81       6.39       7.50        6.25           7.18       6.36       4.47
 Tangible book value at
  period End.................      7.54       6.39       7.47        6.25           7.18       6.36       4.47
Balance Sheet Data:
 Total assets................  $443,841   $329,064   $404,494   $ 306,690       $233,460   $209,330   $115,836
 Total loans (net of
  unearned Income)...........   295,473    256,775    288,513     255,671        188,522    150,590     81,975
 Total deposits..............   375,472    283,653    330,645     260,469        206,219    169,508     99,179
 Stockholders' equity........    20,412     16,322     19,672      15,870         17,789     15,602      8,655
Performance Ratios (4):
 Return (loss) on average
  assets.....................      0.93%      1.00%      1.21%       (.25)%         1.27%      1.40%      1.45%
 Return (loss) on average
   Stockholders' equity......     19.51      19.80      24.13       (3.90)         18.19      18.59      20.46
 Net interest margin (5).....      2.68       2.90       2.92        3.42           3.62       3.90       3.70
Asset Quality Ratios:
 Allowance to period-end
  loans......................      1.27%      1.09%      1.22%       1.04%          1.33%      1.71%      1.27%
 Allowance to nonperforming
  loans......................    273.34     427.05     263.75      361.51         264.55      58.50     247.03
 Nonperforming assets to
  total assets...............      0.23       0.21       0.33        0.25           0.68       2.43       0.41
 Net charge-offs to average
  loans(4)...................     (0.06)     (0.01)      0.10        2.06           0.13       0.02       0.15
Capital ratios:
 Tier 1 risk-based capital...      8.29%      8.49%      8.74%       8.20%          9.23%      9.69%     10.22%
 Total risk-based capital....      9.46      10.98      10.75        9.24          10.48      10.93      11.45
 Leverage capital ratio......      6.46       6.93       6.69        7.19           7.52       9.67       7.04
 Total equity to total
  assets.....................      4.60       4.96       4.86        5.17           7.62       7.45       7.47
---------------------------

(1) Our loss in 1999 was attributable to a $4.7 million provision for loan losses in the third quarter that occurred as a result of credit problems with a significant borrower in our asset based lending portfolio.
(2) All per share figures have been adjusted to reflect a two-for-one stock split on July 1, 1998.
(3) Net income per share is computed using the weighted average outstanding shares.
(4) Ratios for the three months ended March 31, 2001 and 2000 have been annualized.
(5) Net interest margin is calculated as tax-equivalent net interest income divided by average earning assets and represents our net yield on earning assets.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion is intended to assist readers in understanding and evaluating our financial condition and results of operations. In conjunction with reviewing the following discussion, you should also read and review our consolidated financial statements and accompanying notes that are included elsewhere in this prospectus.

Overview

     For the three months ended March 31, 2001, our net income increased by 20.0% from $794,000 to $950,000. Earnings per share for the first quarter of 2001 were $0.36 per share compared to $0.31 for the comparable period of 2000. This increase primarily resulted from loan growth and increases in mortgage banking fee income, as falling interest rates generated greater demand for new residential mortgage loans and re-financings. Our return on average assets was 0.9% for the first three months of 2001, compared to 1.0% for the first quarter of 2000. Our return on average equity was 19.5% and 19.8% for the three months ended March 31, 2001 and 2000, respectively.

     In 2000, we had net income of $4.2 million compared to a net loss of $690,800 in 1999 and net income of $3.0 million in 1998. Our earnings per share were $1.63 in 2000, compared to a $0.27 per share loss in 1999 and $1.24 per share earnings in 1998. Our loss in 1999 was directly attributable to a $4.7 million provision for loan losses taken in the third quarter. This provision occurred as a result of credit problems with a significant borrower in our asset based lending portfolio. Since the loan loss in 1999, we have terminated our asset based lending program.

     During the first quarter of 2001, total loans increased 2.4% from $288.5 million at December 31, 2000 to $295.5 million at March 31, 2001. Total deposits at March 31, 2001 were $375.5 million, up 13.6% from $330.6 million at December 31, 2000. During 2000, our total loans grew 12.9% from $255.7 million at year end 1999 to $288.5 million at year end 2000 and our total deposits grew 26.9% from $260.5 million at year end 1999 to $330.6 million at year end 2000. The growth in our loans and deposits reflects Resource Bank's sustained growth and continued penetration in its markets.

     Our allowance for loan losses was $3.7 million at March 31, 2001, compared to $2.8 million at March 31, 2000. The allowance for loan losses as a percentage of period end loans was 1.3% and 1.1% at March 31, 2001 and March 31, 2000, respectively. The provisions for loan losses were $45,000 and $100,000 for the three months ended March 31, 2001 and 2000, respectively. Total nonperforming assets, which includes non-accrual loans and loans 90 days or more past due and still accruing, were $1.0 million at March 31, 2001, down from $1.3 million at December 31, 2000.

             Three Months Ended March 31, 2001 and March 31, 2000

Results of Operations

     Summary. For the three months ended March 31, 2001, our net income increased by 20.0% from $794,000 to $950,000. Earnings per share for the first quarter of 2001 were $0.36 per share compared to $0.31 for the comparable period of 2000. The increase in our first quarter net income occurred primarily as a result of growth in interest bearing assets and increases in mortgage banking income. Our return on average assets was 0.9% for the first three months of 2001, compared to 1.0% for the first quarter of 2000. Our return on average equity was 19.5% and 19.8% for the three months ended March 31, 2001 and 2000, respectively.

     Net Interest Income. Our net interest income for the first quarter of 2001 compared to the first quarter of 2000 increased by 12.3% from $2.2 million to $2.5 million. On a tax equivalent basis, net interest income was $2.6 million in the first quarter of 2001 compared to $2.2 million during the comparable period of 2000. The increase in our net interest income was attributable primarily to a 29.5% increase in average interest earning assets. This increase in average earning assets was partially offset by a decline in our net interest margin from 2.9% for the first quarter of 2000 to 2.7% for the first quarter of 2001. The decrease in our net interest margin occurred primarily as a result of a series of interest rate cuts by the Federal Reserve.

     Non-interest Income. Our non-interest income for the first quarter of 2001 compared to the first quarter of 2000 increased by 38.6% from $2.2 million to $3.0 million. The increase in our non-interest income was primarily attributable to increased activity in our mortgage banking division. For the first quarter of 2001 compared to the first quarter of 2000, mortgage banking income increased by 67.2% from $1.5 million to $2.5 million. The increased income and profitability in our mortgage division occurred in large part because of a declining interest rate environment. During periods of declining interest rates, demand for new residential mortgages, particularly re-financings, tends to increase significantly.

     Non-interest Expense. Our non-interest expense for the first quarter of 2001 compared to the first quarter of 2000 increased 30.8% from $3.2 million to $4.1 million. The increase was attributable in part to expenses we incurred in connection with separate acquisitions of a commercial mortgage company and a residential mortgage company in the first quarter of 2001. The largest component of non-interest expense, salaries and employee benefits, increased 47.0% from $1.8 million to $2.7 million primarily as a result of these acquisitions. During the three months ended March 31, 2001, occupancy expense decreased 3.1%, depreciation and equipment maintenance expense increased by 10.2%, and marketing and business development expense increased by 15.1% compared to the first quarter of 2000.

     Income Taxes. We incurred income taxes of $388,000 in the first quarter of 2001 compared to $348,000 for the comparable period of 2000, resulting in effective tax rates of 29% and 30% for the respective periods.

Analysis of Financial Condition

     Investment Securities. Our securities available for sale were $21.6 million at March 31, 2001, an increase of 18.1% or $3.3 million from a balance of $18.3 million at December 31, 2000. Securities held to maturity declined slightly in the first quarter of 2001, from $63.8 million at December 31, 2000 to $63.4 million at March 31, 2001. Due to heavy loan origination volume in our mortgage banking division, funds advanced in settlement of mortgage loans were $42.4 million at March 31, 2001, an increase of $27.0 million or 175% compared to a balance of $15.4 million at year end 2000.

     Loans. During the first quarter of 2001, total loans increased 2.4% from $288.5 million at December 31, 2000 to $295.5 million at March 31, 2001.
Average loans represented 73.3% of average interest earning assets for the first quarter of 2001, compared to 83.6% for the first quarter of 2000.

     Asset Quality. Our allowance for loan losses was $3.7 million at March 31, 2001, compared to $3.5 million at December 31, 2000 and $2.8 million at March 31, 2000. The allowance for loan losses as a percentage of period end loans was 1.3% and 1.1% at March 31, 2001 and 2000, respectively. The provisions for loan losses were $45,000 and $100,000 for the three months ended March 31, 2001 and 2000, respectively. Total nonperforming assets, which includes non-accrual loans and loans 90 days or more past due and still accruing, were $1.0 million at March 31, 2001, down from $1.3 million at December 31, 2000.

     Deposits. Total deposits at March 31, 2001 were $375.5 million, up 13.6% from $330.6 million at December 31, 2000. Of our average interest bearing deposits during the first quarter of 2001, 58.6% were certificates of deposit, 39.7% were demand or money market accounts and 1.7% were savings accounts. Our deposits at March 31, 2001 approximated our target deposit mix of one-third local deposits, one-third national deposits and one-third Internet deposits.

     Borrowed Funds. FHLB advances were $30.3 million at March 31, 2001, unchanged from the balance at December 31, 2000.

     Capital Structure. Stockholders' equity was $20.4 million at March 31, 2001, an increase of $740,000 or 3.8% from December 31, 2000.

                      Three Years Ended December 31, 2000

Results of Operations

     Summary. In 2000, we had net income of $4.2 million, compared to a net loss of $690,800 in 1999 and net income of $3.0 million in 1998. Our earnings per share were $1.63 in 2000, compared to a $0.27 per share loss in 1999 and $1.24 per share earnings in 1998. Our loss in 1999 was directly attributable to a $4.7 million provision for loan losses taken in the third quarter. Management concluded this provision was necessary as a result of credit problems with a significant borrower in our asset based lending portfolio. Since the loss in 1999, we have terminated our asset based lending program.

     In 2000, our mortgage banking division reported net income before taxes of $673,990, compared to a $418,897 net loss before taxes in 1999 and $661,187 of net income before taxes in 1998. The loss in our mortgage division in 1999 occurred as a result of expenses associated with reorganizing our mortgage division and decreased loan origination volume. Rising interest rates in 1999 resulted in a decrease in mortgage loan origination for the year.

     Net Interest Income. As the largest component of income, net interest income represents the amount that interest and fees earned on loans and investments exceed the interest costs of funds used to support these earning assets. Net interest income is determined by the relative levels, rates and mix of earning assets and interest-bearing liabilities. For the year ended December 31, 2000, net interest income was $9.4 million, an increase of approximately $492,000, or 5.5%, over $9.0 million for the same period in 1999. Average interest earning assets increased $74.4 million from 1999 to 2000 while average interest bearing liabilities increased $75.3 million. The yield on average interest earning assets for the year ended December 31, 2000 was 8.6% compared with 8.2% for the comparable 1999 period. The 2000 yield on loans was 8.7% compared to 8.3% in 1999. The cost on average interest bearing liabilities increased 82 basis points during 2000 to 6.1%, compared to 5.3% during 1999.

     Net interest income for the year-ended December 31, 1999 increased 6.4%, or $536,000, over 1998. Average interest earning assets increased $29.0 million from 1998 to 1999 while average interest bearing liabilities increased $28.8 million. The yield on average interest earning assets for the year ended December 31, 1999 was 8.2% compared with 8.5% for the comparable 1998 period. The 1999 yield on loans was 8.3%, compared to 9.1% in 1998. The cost on average interest bearing liabilities decreased 20 basis points during 1999 to 5.3%, compared to 5.5% during 1998.

     Our net interest margin is sensitive to the loan origination volume of our mortgage banking division. All loans originated by the mortgage banking division are sold, servicing released, in the secondary mortgage market. Each mortgage loan originated is sold when the borrower locks in the interest rate on the loan. When the volume of mortgage loan originations increases, typically in a declining interest rate environment, "funds advanced in settlement of mortgage loans" increase. This balance sheet item represents funds advanced to close mortgage loans, pending delivery of the loans to the loan purchaser. Until a mortgage loan is transferred to the purchaser, we receive interest on the loan at the note rate. Funds advanced in settlement of mortgage loans are financed to a large extent with short term Federal Home Loan Bank borrowings and short term certificates of deposit. While such funds advanced contribute to net interest income, the interest rate spread on this item is not as great as the spread on the commercial loan portfolio, which normally carries a higher interest yield and is financed with lower cost deposits. Thus, as funds advanced in settlement of mortgage loans increase, the interest spread and the net interest margin decrease. The average balance of funds advanced in settlement of mortgage loans was $16.2 million for the year ended December 31, 2000, compared to $16.1 million in the year ended December 31, 1999 and $39.9 million in the year ended December 31, 1998.

     The following table sets forth average balances of total interest earning assets and total interest bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities, stockholders' equity and the related income, expense and corresponding weighted-average yields and costs.

 Average Balances, Interest Income and Expenses, and Average Yields and Rates

                                                                           Year  Ended December 31,
                                                2000                               1999                             1998
                                   -------------------------------   -------------------------------  -----------------------------
                                    Average     Income/    Yield/     Average     Income/    Yield/    Average     Income/   Yield/
                                   Balance(1)   Expense    Rate(2)   Balance(1)   Expense    Rate(2)  Balance(1)   Expense   Rate(2)
                                   ----------   -------    -------   ----------   -------    -------  ----------   -------  -------
                                                                          (Dollars in thousands)
Assets:
Interest Earning Assets:
Securities (3)                     $   48,012     3,870       8.06%  $   21,791     1,468       6.74% $   12,386   $   712     5.75%
Loans (4)                             263,110    22,821       8.67%     217,598    18,072       8.31%    168,271    15,352     9.12%
Interest bearing deposits in
 Other banks                            8,487       537       6.33%       5,974       293       4.90%     11,870       623     5.25%
Other earning assets (5)               16,227     1,561       9.62%      16,118     1,548       9.60%     39,934     3,059     7.66%
                                   ----------   -------    -------   ----------   -------    -------  ----------   -------  -------
  Total interest earning assets       335,836    28,789       8.57%     261,481    21,381       8.18%    232,461    19,746     8.49%
Non-interest earning assets:
Cash and due from banks                 5,025                             4,280                            3,027
Premises and equipment                  3,392                             3,717                            3,286
Other assets                            8,828                             5,644                            4,669
Less: Allowance for loan losses        (3,083)                           (2,606)                          (2,775)
                                   ----------                        ----------                       ----------
 Total non-interest earning
  assets                               14,162                            11,035                            8,207
                                   ----------                        ----------                       ----------
  Total Assets...................  $  349,998                        $  272,516                       $  240,668
                                   ==========                        ==========                       ==========

Liabilities and Stockholders'
 Equity:
 Interest Bearing Liabilities:
Interest bearing deposits:
 Demand/MMDA accounts              $   67,844     4,053       5.97%  $   12,362       410       3.32% $   11,437       384     3.36%
 Savings                               14,618       631       4.32%      22,943     1,034       4.51%     19,334       916     4.74%
 Certificates of deposit              200,137    12,296       6.14%     180,764     9,593       5.31%    158,740     9,016     5.68%
                                   ----------   -------    -------   ----------   -------    -------  ----------   -------  -------
 Total interest bearing deposits      282,599    16,980       6.01%     216,069    11,037       5.11%    189,511    10,316     5.44%
 FHLB advances and other
   Borrowings                          19,625     1,156       5.89%      12,506       697       5.57%     17,806     1,020     5.73%
 Capital debt securities                9,200       839       9.12%       7,528       702       9.33%         --        --       --
                                   ----------   -------    -------   ----------   -------    -------  ----------   -------  -------
 Total interest bearing
  liabilities                         311,424    18,975       6.09%     236,103    12,436       5.27%    207,317    11,336     5.47%


 Non-interest bearing liabilities:
  Demand deposits                      16,407                      16,541                     13,565
  Other liabilities                     4,623                       2,139                      3,037
                                     --------                    --------                   --------
   Total liabilities                   21,030                      18,680                     16,602

Stockholders' equity                   17,544                      17,733                     16,749
                                     --------                    --------                   --------
  Total liabilities and
  Stockholders' equity               $349,998                    $272,516                   $240,668
                                     ========                    ========                   ========
Interest spread (6)                                     2.48%                       2.91%                       3.02%
Net interest income/net interest
 margin (7)                                    $ 9,814  2.92%              $ 8,945  3.42%             $ 8,410   3.62%

----------------------
     (1) Average balances are computed on daily balances and our management believes such balances are representative of operations.
     (2) Yield and rate percentages are all computed through the annualization of interest income and expenses versus the average balance of their respective accounts.
     (3) Tax equivalent basis. The tax equivalent adjustment to net interest income was $377,000, $0 and $0 for the years ended December 31, 2000, 1999 and 1998, respectively.
     (4) Non-accrual loans are included in the average loan balances, and income on such loans is recognized on a cash basis.
     (5)  Consists of funds advanced in settlement of loans.
     (6) Interest spread is the average yield earned on earning assets, less the average rate incurred on interest bearing liabilities.
     (7) Net interest margin is net interest income, expressed as a percentage of average earning assets.

     Net interest income is affected by changes in both average interest rates and average volumes of interest earning assets and interest bearing liabilities. During the period of June 1999 through March 2000, the Federal Reserve increased interest rates five times, raising short term rates by 125 basis points during this period. During the period of April 2000 through December 2000, the Federal Reserve decreased interest rates once, lowering short term rates by 50 basis points. Since the beginning of 2001, the Federal Reserve has made four 50 basis point interest rate cuts, three in the first quarter and one in April 2001. Increases in rates seem to slow economic growth and reduce borrowing activities while decreases in rates seem to promote economic growth and increase borrowing activities.

     The following table sets forth the amounts of the total change in interest income that can be attributed to changes in the volume of interest-bearing assets and liabilities and the amount of the change that can be attributed to changes in interest rates. The amount of the change not solely due to rate or volume changes was allocated between the change due to rate and the change due to volume based on the relative size of the rate and volume changes.

                                                                    Year Ended December 31,
                                              ----------------------------------------------------------------
                                                  2000 compared to 1999            1999 compared to 1998
                                                   Increase (Decrease)              Increase (Decrease)
                                                   Due to Changes in:               Due to Changes in:
                                              -----------------------------   --------------------------------
                                                 Volume     Rate      Net         Volume      Rate       Net
                                                 ------     ----      ---         ------      ----       ---
                                                                    (Dollars in thousands)
          Interest Income:
            Securities                            $2,065   $   337   $2,402        $  616     $  140    $  756
            Loans (1)                              3,964       798    4,762         2,069       (860)    1,209
            Interest bearing deposit in
               other banks                           145        99      244          (291)       (39)     (330)
            Total                                  6,174     1,234    7,408         2,394       (759)    1,635

          Interest Expense:
            Interest bearing deposits              3,782     2,161    5,943         1,271       (550)      721
            FHLB advances and other
                borrowing                            608       (12)     596           138        241       379
            Total                                  4,390     2,149    6,539         1,409       (309)    1,100


          Increase (decrease) in net
               interest income                    $1,784   ($  915)  $  869        $  985      ($450)   $  535

          --------------------------
          (1)  Loans include funds advanced in settlement of loans.

     Provision for Loan Losses. Provisions for loan losses are charged to income to bring the total allowance for loan losses to a level we deem appropriate and are based on such factors as our judgment of anticipated losses within our loan portfolio, loan growth, net charge-offs, changes in the composition of our loan portfolio, delinquencies and our assessment of the quality of our loan portfolio and general economic conditions.

     The provisions for loan loss taken by us for the years ended December 31, 2000, 1999 and 1998 were $1.1 million, $4.7 million, and $150,000, respectively. The significant increase in the provision for loan loss in 1999 was the result of credit problems with an affiliated group of borrowers in our asset based lending program. This related group of borrowers defaulted on a series of loans secured by receivables, which resulted in our large loan loss in 1999. We no longer engage in the type of asset based lending with respect to which this loan loss occurred.

     Non-interest Income. Non-interest income in 2000 was $11.9 million up 74.6% from $6.8 million in 1999. During the third quarter of 2000, we sold a banking office in Reston, Virginia for a gain of $2.5 million, as well as the furniture and equipment associated with the office, for a gain of $529,938. During the same quarter, we also sold a parcel of real estate acquired with the property on which the bank is building its northern Virginia headquarters for a gain of $619,755. Excluding nonrecurring transactions, non-interest income in 2000 was $8.2 million, up 20.5% over 1999. Non-interest income decreased in 1999 by 14.3% over 1998, due to the lower income derived from mortgage banking operations. Increases in market interest rates in 1999 caused a decline in the residential mortgage market volume and a resulting decrease in our mortgage banking income of 19.2% to $5.7 million. Because of the uncertainty of future loan origination volume and the future level of interest rates, we may experience reductions in mortgage banking income in future periods. Service charge income decreased 3.8% to $731,473 and 0.2% to $759,289 in 2000 and 1999, respectively and increased 85.8% to $760,581 in 1998, stemming from the increased volume of deposit activity after Resource Bank's acquisition of Eastern American Bank in late 1997.

     Non-interest Expense. Total non-interest expense was $14.1 million in 2000, an increase of 16.0% from $12.2 million in 1999. Non-interest expense in 1999 increased 5.2% from $11.6 million in 1998. Non-interest expense increased in 2000 compared to 1999 as a result of adding a full service banking office in Newport News during the first quarter of 2000 and establishing loan production offices in Newport News and Richmond, as well as from expenses associated with offering online banking services. Non-interest expense increased in 1999 over 1998 as the result of adding a full service banking office in Chesapeake and a loan production office in Newport News, Virginia, as well as from expenses related to exiting our asset based lending program.

     The largest component of non-interest expense, salaries and employee benefits, increased 19.8% in 2000 to $8.1 million and increased 0.7% in 1999 to $6.7 million. This category comprised 57.2% of our total non-interest expense in 2000, 55.4% in 1999 and 57.8% in 1998. Occupancy expense increased to just over $1.2 million in 2000, up 2.2% from 1999, and increased to just under $1.2 million in 1999, up 8.9% from 1998. Depreciation and equipment maintenance expense increased by 5.4% in 2000 to $976,982 and increased by 22.0% in 1999 to $926,702. Our depreciation and equipment maintenance expense increased in 2000 as a result of opening the Newport News banking office and establishing loan production offices in Newport News and Richmond. Outside computer service expense increased by 6.9% in 2000 to $518,982. In 1999, outside computer service expense decreased 11.3% to $485,458. Professional fees decreased 16.1% in 2000 compared to 1999 and increased 110% in 1999 compared to 1998 as the result of the previously discussed credit problems in our asset based lending program.

     Federal Deposit Insurance Corporation, or FDIC, premiums increased 68.7% in 2000 to $98,062 and increased 10.6% to $58,125 in 1999. As the result of Resource Bank's 1997 acquisition of Eastern American Bank, FSB, which was a savings association, approximately 68.0% of Resource Bank's deposits are subject to Bank Insurance Fund, or BIF, rates, and approximately 32.0% of deposits are subject to Savings Association Insurance Fund, or SAIF, rates.
This ratio of BIF and SAIF assessment rates was established at the time of the acquisition based on the relative sizes of Resource Bank's and Eastern American Bank's deposit bases at December 1, 1997.

     Stationery and supplies expense decreased by 16.9% in 2000 to $412,683 and decreased 5.6% in 1999 to $496,814. Marketing and business development expense increased by 18.7% to $475,778 in 2000 and increased 16.8% in 1999 to $400,938.

     Other non-interest expense increased by 34.8% in 2000 to $2.0 million and increased 5.3% in 1999 to $1.5 million. The increase in 2000 was due primarily to a $500,000 write down in value of an other asset held by Resource Bank.

     Income Taxes. Income taxes on 2000 earnings amounted to $1.9 million, resulting in an effective tax rate of 30.8%. This rate is lower than our historical effective tax rate as a result of the increase in tax free municipal securities in Resource Bank's securities portfolio. The income tax benefit from our 1999 loss was $386,958, resulting in an effective tax rate of 35.9%. Income taxes on 1998 earnings amounted to $1.6 million, resulting in an effective tax rate of 34.3%.

Analysis of Financial Condition

     Investment Securities. The following tables present certain information on our investment securities portfolio for the periods indicated:

                                                      Securities Available for Sale at December 31,(1)
                                                   -----------------------------------------------------
                                                             2000         1999               1998
                                                             ----         ----               ----
                                                                    (Dollars in thousands)
          U. S. Government Agencies                        $14,918      $ 4,662             $6,868
          Federal Reserve Bank Stock                           673          587                434
          Federal Home Loan Bank Stock                       1,560          915              1,162
          Preferred Stock                                    1,043          351                 --
          Other                                                123          144                155
          Total                                            $18,317      $ 6,659             $8,619
          -------------------------------------            =======      =======             ======
          (1) Carried at fair value.

                                                      Securities Held to Maturity at December 31, (1)
                                                   -----------------------------------------------------
                                                                    (Dollars in thousands)
                                                             2000         1999               1998
                                                             ----         ----               ----
          U. S. Government Agencies                        $28,664      $   151             $  478
          State and Municipal                               15,969          746                746
          Corporate Bonds                                    7,201        7,208                 --
          Preferred Stock                                   11,970        8,431                 --
          Total                                            $63,804      $16,536             $1,224
          -------------------------------------            =======      =======             ======

          (1) Carried at cost, adjusted for amortization of premium or accretion of discount using the interest method.

     The following table presents information on the maturities and weighted average yields of our investment securities at December 31, 2000. The weighted average yields are calculated on the basis of book value of the investment securities and on the interest income of the investments adjusted for amortization of premium and accretion of discount.


                                                                December 31, 2000,
                                           Held to Maturity                            Available for Sale
                                ------------------------------------------   ---------------------------------------
                                Amortized                      Weighted      Amortized                   Weighted
                                   Cost       Fair Value     Average Yield      Cost     Fair Value    Average Yield
                              ----------------------------------------------------------------------------------------
                                                              (Dollars in thousands)
U. S. government agencies:
  Within one year              $     --          $    --                      $    --       $   --
  After one year to five years       --               --                          500           499          6.20%
  After five years through
    ten years                        33               35         10.00%            --            --
  After ten years                28,631           28,504          8.12%        14,397        14,419          7.87%
                               --------          -------                      -------       -------
     Total                       28,664           28,539                       14,897        14,918
                               --------          -------                      -------       -------

State and municipals:
  Within one year                    --               --                           --            --
  After one year to five
    years                            --               --                           --            --
  After five years through
    ten years                       415              423          4.90%            --            --
  After ten years                15,554           16,918          6.41%            --            --
                               --------          -------                      -------       -------
     Total                       15,969           17,341                           --            --
                               --------          -------                      -------       -------
Other securities:
   Within one year                   --               --                           --            --
   After one year to five
    years                            --               --                           --            --
   After five years through
    ten years                        --               --                           --            --
                                  7,201            6,225          7.98%            --            --
                               --------          -------                      -------       -------

 After ten years
      Total                          7,201      6,225           7.98%          --           --
                                   -------    -------                     -------      -------

Total debt securities              $51,834    $52,105                     $14,897      $14,918

Equity and others                  $11,970    $11,919                     $ 3,735      $ 3,399
                                   -------    -------                     -------      -------

Total securities                   $63,804    $64,024                     $18,632      $18,317
                                   =======    =======                     =======      =======

     Loans. Resource Bank's loan portfolio is the largest category of our earnings assets and is comprised of commercial loans, commercial real estate loans, real estate construction loans, residential real estate loans and consumer or installment loans. Resource Bank concentrates its lending within the Norfolk-Virginia Beach, northern Virginia and Richmond metropolitan areas.

     Commercial business loans totaled $68.3 million, or 23.7%, of Resource Bank's loan portfolio at December 31, 2000. These loans are typically made on the basis of the borrower's ability to make repayment from cash flow from its business and are secured by business assets, such as commercial real estate, accounts receivable, equipment and inventory. Commercial real estate loans and real estate construction loans collectively amounted to $171.2 million, or 59.3%, of the loan portfolio at December 31, 2000. These loans typically involve larger loan balances concentrated with single borrowers or groups of related borrowers and payment experience is typically dependent on the successful operation of a business or real estate project. Residential real estate loans amounted to $44.8 million, or 15.5%, of Resource Bank's loan portfolio at December 31, 2000. Consumer or installment loans totaled $4.1 million, and accounted for less than 2%, of Resource Bank's loan portfolio at December 31, 2000. Consumer loans include home improvement loans, automobile loans and unsecured lines of credit.

     The table below classifies loans, net of unearned income, by major category and percentage distribution at the dates indicated:


                                                               December 31,
           -----------------------------------------------------------------------------------------------------------------

                     2000                   1999                   1998                  1997                  1996
             --------------------   --------------------   --------------------   --------------------   --------------------
Description   Amount   Percentage    Amount   Percentage    Amount   Percentage    Amount   Percentage    Amount   Percentage
-----------  --------  ----------   --------  ----------   --------  ----------   --------  ----------   -------  ----------
                                                         (Dollars in thousands)
Commercial   $ 68,274       23.66%  $ 77,507       30.32%  $ 68,569       36.37%  $ 50,713       33.68%  $34,021       41.50%

Real Estate -
Construction   72,395       25.09     68,076       26.63     44,607       23.66     37,626       24.99    21,588       26.33

Commercial
Real Estate    98,844       34.26     64,158       25.09     42,483       22.53      9,016        5.99     8,985       10.96

Residential
Real Estate    44,817       15.53     41,554       16.25     28,702       15.22     49,416       32.81    12,622       15.40

Consumer        4,183        1.45      4,375        1.71      4,163        2.21      3,819        2.53     4,759        5.81
             --------  ----------   --------  ----------   --------  ----------   --------  ----------   -------  ----------

Total        $288,513      100.00%  $255,671      100.00%  $188,522      100.00%  $150,590      100.00%  $81,975      100.00%
             ========  ==========   ========  ==========   ========  ==========   ========  ==========   =======  ==========

     The table below presents information regarding the maturity of our loans at December 31, 2000:

                                                   December 31, 2000
                                  ---------------------------------------------------
                                                   Over one
                                     One Year      through     Five Years
                                      or less     Five Years    or more       Total
                                      -------     ----------    -------       -----
                                                  (Dollars in thousands)
Commercial                            $ 23,900    $  30,076     $14,298     $ 68,274
Real estate - construction              59,208       12,065       1,122       72,395
Commercial real estate                  31,599       39,107      28,138       98,844
Residential real estate                  3,305       25,333      16,179       44,817
Installment and consumer loans           1,568        2,326         289        4,183
                                      --------
                                      $119,580    $ 108,907     $60,026     $288,513
                                      ========    =========     =======     ========

     Asset Quality. Unless well secured and in the process of collection, we place loans on non-accrual status after being delinquent greater than 90 days, or earlier in situations in which the loans have developed inherent problems that indicate payment of principal and interest may not be made in full. Whenever the accrual of interest is stopped, previously accrued but uncollected income is reversed. Thereafter, interest is recognized only as cash is received. The loan is reinstated to an accrual basis after it has been brought current as to principal and interest under the contractual terms of the loan. As of December 31, 2000, 1999, and 1998, non-accrual loans amounted to $1.0 million, $473,000, and $533,000, respectively. A summary of nonperforming assets at December 31 is shown for each of the years presented in the following table.

                                                               December 31,
                                          ----------------------------------------------------
                                               2000      1999      1998       1997        1996
                                             ------     -----    ------     ------       -----
                                                          (Dollars in thousands)
Non-accrual loans                            $1,015     $ 473    $  533     $3,059       $  50
Loans contractually past due 90 days
  or more and still accruing                    320       270       412      1,339         371
Troubled debt restructuring                       -         -         -          -           -
                                             ------     -----    ------     ------       -----
Total nonperforming loans                     1,335       743       945      4,398         421
Other real estate owned                           -        31       647        684          50
                                             ------     -----    ------     ------       -----
Total nonperforming assets                   $1,335     $ 774    $1,592     $5,082       $ 471
                                             ======     =====    ======     ======       =====
Total nonperforming assets to total
  loans                                        0.46%     0.30%     0.84%      3.37%       0.57%
Total nonperforming assets to total
  assets                                       0.33%     0.25%     0.68%      2.43%       0.41%

     We continually monitor our loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resource have been classified as nonperforming. Should economic conditions deteriorate in our markets, the inability of distressed customers to service their existing debt could cause higher levels of nonperforming loans.

     The allowance for loan losses is increased by the provision for loan losses and reduced by loans charged off, net of recoveries. The allowance for loan losses is established and maintained at a level judged by management to be adequate to cover any anticipated loan losses to be incurred in the collection of outstanding loans. In determining the adequate level of the allowance for loan losses, management considers the following factors: (a) loan loss experience; (b) problem loans, including loans judged to exhibit potential charge-off characteristics, loans on which interest is no longer being accrued, loans which are past due and loans which have been classified in the most recent regulatory examination; and (c) anticipated economic conditions and the potential impact these conditions may have on individual classifications of borrowers.

     We believe the established allowance for loan losses is adequate to absorb inherent losses that relate to loans outstanding at December 31, 2000, although future additions to the reserve may be necessary based on changes in economic and/or other performance related conditions. In view of our plans to continue loan growth, we will continue to monitor closely the performance of Resource
Bank's loan portfolio and make additional provisions as necessary.   In
addition, various regulatory agencies periodically review our allowance for loan losses as an integral component of the examination process. These agencies may require the recognition of additions to the allowance based on their judgments of information available to them at the time of their examinations. We do not presently anticipate that such provisions will have a material adverse impact on our results of operations for future periods.

     The following table presents Resource Bank's loan loss experience for the periods indicated:

                                                               Year Ended December 31,
                                         ----------------------------------------------------------------
                                              2000         1999        1998           1997         1996
                                            --------     --------    --------       --------      -------
                                                               (Dollars in thousands)
Allowance for loan losses at                $  2,686     $  2,500    $  2,573       $  1,040      $   854
  Beginning of period
Loans charged off:
 Commercial                                      228        4,436         126              2            5
 Real Estate                                     156           84         141             56          109
 Consumer                                         11            6          20              7            6
                                            --------     --------    --------       --------      -------
 Total                                           395        4,526         287             65          120

Recoveries of loans previously
 charged off:
 Commercial                                      124           35           1             34            6
 Real Estate                                       5            7          40             --           --
Consumer                                           1            3          23              9           10
                                            --------     --------    --------       --------      -------
 Total                                           130           45          64             43           16
                                            --------     --------    --------       --------      -------
Net loans charged off                            265        4,481         223             22          104
Provision for loan losses                      1,100        4,667         150            155          290
                                            --------     --------    --------       --------      -------
Allowance acquired through business
 combination                                       -            -           -          1,400            -
                                            --------     --------    --------       --------      -------
Allowance for loan losses end of
 period                                     $  3,521     $  2,686    $  2,500       $  2,573      $ 1,040
                                            ========     ========    ========       ========      =======
Average total loans (net of unearned
 income)                                    $263,110     $217,598    $168,271       $ 93,839      $69,488


Total loans (net of unearned income)        $288,513     $255,671    $188,522       $150,590      $81,975
 at period-end

Ratio of net charge-offs to average
 loans                                           .10%        2.06%       0.13%          0.02%        0.15%

Ratio of provision for loan losses
 to average loans                                .42%        2.14%       0.09%          0.17%        0.42%


Ratio of provision for loan losses            415.09%      104.15%      67.26%        704.55%      278.85%
 to net charge-offs
Allowance for loan losses to
 period-end loans                               1.22%        1.05%       1.33%          1.71%        1.27%


Allowance to nonperforming
  assets                                      263.75%      347.03%     157.04%         50.63%      220.81%


     In establishing the allowance for loan losses, in addition to the factors described above, we consider the following risk elements in the loan portfolio:

     . Construction lending often involves larger loan balances with single borrowers. Construction loans involve risks attributable to the fact that loan funds are advanced upon the security of the home under construction, which is of uncertain value prior to the completion of construction. If there is a default, we may be required to complete and sell the home.

     . Commercial real estate loans typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. Additionally, the payment experience on loans secured by income producing properties is typically dependent on the successful operation of a business or a real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market or in the economy generally. Many of our real estate loans have personal endorsements as additional security.

     . Consumer loans entail risks, particularly in the case of consumer loans which are unsecured, such as lines of credit, or secured by rapidly depreciable assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower's continuing financial stability and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy laws, may limit the amount which we can recover on these types of loans. These loans may also give rise to claims and defenses by a consumer loan borrower against an assignee of such loan, and a borrower may be able to assert against the assignee claims and defenses which it has against the seller of the underlying collateral.

     . Commercial business loans typically are made on the basis of the borrower's ability to make repayment from cash flow from its business and are secured by business assets, such as commercial real estate, accounts receivable, equipment and inventory. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. Further, the collateral for commercial business loans may depreciate over time and cannot be appraised with as much precision as residential real estate.

     Deposits. We primarily use deposits to fund our loan and investment portfolio. Resource Bank offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and certificates of deposit. The table below presents average deposits and average rates paid, by major category, at the dates indicated:

                                                     Year Ended December 31,
                                    ---------------------------------------------------------
                                           2000                1999                1998
                                    -----------------   -----------------   -----------------
                                    Average   Average   Average   Average   Average   Average
                                    Balance    Rate     Balance    Rate     Balance    Rate
                                    --------  -------   --------  -------   --------  -------
                                                     (Dollars in thousands)
Interest-bearing deposits
    Demand/MMDA accounts            $ 67,844     5.97%  $ 12,362     3.32%  $ 11,437     3.36%
    Savings                           14,618     4.32%    22,943     4.51%    19,334     4.74%
    Certificates of deposit          200,137     6.14%   180,764     5.31%   158,740     5.68%
Total interest bearing deposits      282,599     6.01%   216,069     5.11%   189,511     5.44%

Non interest bearing deposits         16,407        -     16,541        -     13,565        -

Total average deposits              $299,006     5.68%  $232,610     4.74%  $203,106     5.08%


     The following table is a summary of time deposits of $100,000 or more by remaining maturities at December 31, 2000:


                                                      Amount                    Percent
                                                    -----------              --------------
                                               (Dollars in thousands)

Three months or less                                     $3,157                      47.22%

Three to twelve months                                    2,639                      39.47%


Over twelve months                                          890                      13.31%
                                                    -----------              --------------
Total                                                    $6,686                     100.00%
                                                    ===========              ==============

     Borrowed Funds. The following table sets forth consolidated short term borrowings. These borrowings represent advances to Resource Bank by the Federal Home Loan Bank of Atlanta and are secured by Federal Home Loan Bank stock, investment securities and first mortgage loans and federal funds purchased. During 2000, Resource Bank purchased federal funds on an unsecured basis for up to thirty consecutive days from a correspondent bank.



                                                                 Years Ended December 31,
                                                            -----------------------------------
                                                              2000          1999          1998
                                                            -------       -------       -------
                                                                   (Dollars in thousands)
Balance at period end                                       $ 7,546       $13,000       $ 2,000

Average balance during period                               $ 7,030       $ 7,289       $17,806

Average rate                                                   6.37%         5.60%         5.65%

Maximum outstanding during period                           $23,246       $16,000       $46,420

     Liquidity. Our funding requirements are supplied from a range of traditional sources, including various types of demand deposits, money market accounts, certificates of deposit and short-term borrowings. Large certificates of deposit accounted for 2.0% and 4.4% of our total deposits at December 31, 2000 and 1999, respectively. Federal Home Loan Bank of Atlanta, or

FHLB, advances are also utilized as funding sources, with $30.3 million and $18.3 million in such advances outstanding at December 31, 2000 and December 31, 1999, respectively. Pursuant to the terms of a variable rate line of credit with the FHLB, Resource Bank may borrow up to 18% of its assets. This FHLB credit facility has no expiration date, but is re-evaluated periodically to determine our credit worthiness. Resource Bank also has a $50 million warehouse line of credit collateralized by first mortgage loans, which is renewable annually. As of December 31, 2000, there was no balance on this line of credit. Management has no reason to believe these funding arrangements will not be renewed.

     Management seeks to ensure adequate liquidity to fund loans and meet our financial requirements and opportunities. To provide liquidity for current, ongoing and unanticipated needs, we maintain federal funds sold, money market accounts and a portfolio of debt securities. We also structure and monitor the
flow of funds from debt securities and from maturing loans.   Securities are
generally purchased to provide a source of liquidity. At December 31, 2000, we had $18.3 million, fair market value, in securities available-for-sale and $63.8 million, amortized cost, in securities held-to-maturity. Unrealized holding gains and losses for available-for-sale securities are excluded from earnings and reported as a net amount in a separate component of stockholders' equity until realized. Securities are composed of governmental or quasi-governmental agencies, and preferred stocks and bonds of corporations with a credit rating no less than an S&P rating of Bb. Net unrealized depreciation, net of tax effect, on securities available-for-sale was $258,222 and $126,036 at December 31, 2000 and 1999, respectively. Federal funds sold to correspondent institutions were $0 and $1.4 million at year end 2000 and 1999, respectively.

     Gross unrealized losses on securities available for sale were $339,100 at December 31, 2000 and $114,500 at December 31, 1999 and gross unrealized gains were $25,300 and $13,200 at December 31, 2000 and 1999, respectively. At December 31, 2000 and December 31, 1999, gross unrealized gains on securities held to maturity were $1.5 million and $4,100, respectively. At December 31, 2000 and 1999, gross unrealized losses on securities held to maturity were $1.3 million and $2.2 million, respectively.

     We raised approximately $9.2 million of additional capital in the first quarter of 1999 by offering 368,000 trust preferred securities at a price of $25.00 per security. The securities feature a 9.25% coupon. We, in turn, purchased $7.3 million of non-cumulative 9.25% preferred stock issued by Resource Bank during the course of 1999. This preferred stock qualifies as Tier 1 capital for Resource Bank for regulatory purposes. This additional Tier 1 capital provided us with an increased loans to one borrower limitation, and the ability to continue to grow our balance sheet. The preferred stock 9.25% coupon matches the coupon of the trust preferred securities. The remainder of funds generated by the trust preferred securities offering, estimated at $1.6 million after offering expenses, were invested in marketable securities and used by us in our stock repurchase program. These marketable securities are held as available-for-sale to meet liquidity needs.

Interest Rate Sensitivity Analysis

     Our management evaluates interest sensitivity through the use of an asset/liability management reporting model on a quarterly basis and then formulates strategies regarding asset generation and pricing, funding sources and pricing, and off-balance sheet commitments in order to decrease sensitivity risk. These strategies are based on management's outlook regarding interest rate movements, the state of the regional and national economies and other financial and business risk factors. In addition, we establish prices for deposits and loans based on local market conditions and manage our securities portfolio under policies that take interest risk into account.

     The following table presents the amounts of our interest sensitive assets and liabilities that mature or re-price in the periods indicated.

                                                                December 31, 2000
                                                              Maturing or Repricing
                                    ------------------------------------------------------------------------
                                        Within        4-12           1-5           Over
                                       3 Months      Months         Years        5 Years          Total
                                      ----------   -----------   -----------   ------------   --------------
                                                              (Dollars in thousands)
Interest-Earning Assets:
 Investment securities                  $ 34,972      $ 15,573       $12,083        $19,493         $ 82,121
 Loans                                   169,517        12,203        84,350         22,443          288,513
 Interest bearing deposits                 2,195            --            --             --            2,195
 Other interest-earning assets            15,445            --            --             --           15,455
                                        --------      --------       -------        -------         --------
Total interest-earning assets            222,129        27,776        96,433         41,936          388,274
                                        --------      --------       -------        -------         --------

Interest-Bearing Liabilities:
 Deposits
  Demand and savings (1)                 120,380            --        18,195             --          138,575
  Time deposits, $100,000 and over         3,157         2,639           890             --            6,686

  Other time deposits                     98,859        68,098         4,866             50          171,873
  Other interest-bearing liabilities       7,546            --           300         30,000           37,846
        Capital debt securities               --            --            --          9,200            9,200
                                        --------      --------       -------        -------         --------
Total interest-bearing liabilities       229,942        70,737        24,251         39,250          364,180
                                        --------      --------       -------        -------         --------
  Period Gap                            $ (7,813)     $(42,961)      $72,182        $ 2,686         $ 24,094
                                        --------      --------       -------        -------
  Cumulative Gap                        $ (7,813)     $(50,774)      $21,408        $24,094
                                        --------      --------       -------        -------
  Ratio cumulative gap to total
    Interest-earning assets                -2.01%       -13.08%         5.51%          6.21%
                                        --------      --------       -------        -------

__________________
     (1) Our management has determined that interest checking, money market (except those generated by e-banking) and savings accounts are not sensitive to changes in related market rates and, therefore, have been placed in the 1-5 years category.

     The December 31, 2000 results of the rate sensitivity analysis show that we had $7.8 million more in liabilities than assets subject to repricing within three months or less and we were, therefore, in a liability sensitive position.

     The cumulative gap at the end of one year was a negative $50.8 million, a liability-sensitive position. Approximately $181.7 million, or 63.0% of the total loan portfolio, matures or re-prices within one year or less. An asset-sensitive institution's net interest margin and net interest income generally will be impacted favorably by rising interest rates, while that of a liability sensitive institution generally will be impacted favorably by declining rates.

     Increases and decreases in our mortgage banking income, which consists primarily of gains on sales of mortgage loans, tend to offset decreases and increases in the net interest margin. In a climate of lower or declining interest rates, our net interest margin will tend to decrease as the yield on interest earning assets decreases faster than the cost of interest bearing liabilities. Mortgage banking income, in contrast, tends to increase in times of lower or declining interest rates, as refinancing activity leads to an increase in mortgage loan originations. In a climate of rising or higher interest rates, the net interest margin will tend to increase, while a decrease in mortgage loan originations leads to a decrease in mortgage banking income.

Interest Rate Risk

     Our methodology to measure interest rate sensitivity includes an analysis of the potential gain or loss in future fair values of interest rate sensitive instruments. Our analysis assumes a hypothetical 200 basis point instantaneous and parallel shift in the yield curve in interest rates. A present value computation is used in determining the effect of the hypothetical interest rate changes on the fair value of our interest rate sensitive instruments as of December 31, 2000. Computations of prospective effects of hypothetical interest rate changes are based on many assumptions, including relative levels of market interest rates, loan prepayments and deposit decay. They should not be relied upon as indicative of actual results. Further, the computations do not contemplate certain actions we could undertake in response to changes in interest rates. Certain shortcomings are inherent in this method of analysis. If market conditions vary from assumptions used in the calculation of present value, actual values may differ from amounts disclosed. However, if a hypothetical, parallel and instantaneous 200 basis point increase and decrease were experienced, net fair values of interest sensitive instruments would be decreased by $1.4 million and decreased by $636,000, respectively.

     This fair value analysis, performed for us by a third party vendor, tends to overstate interest rate risk within our balance sheet. The analysis assigns the contractual long term maturity to mortgage loans within the funds advanced for settlement account. Such loans are generally held by us for less than 60 days, being pre-sold to third party purchasers when the individual borrowers lock in their interest rates. This extension of loan terms within this category of our balance sheet increases interest rate risk sensitivity calculated by the analysis.

     The analysis also does not include a forecast of loan and deposit volume changes due to the hypothetical 200 basis point interest rate change. In addition, anticipated increased volume in our mortgage banking operation from a 200 basis point decrease in rates is not included in the analysis. This expected volume increase in mortgage lending as the result of a decline in interest rates would positively impact our earnings.

     The standard algebraic formula for calculating present value is utilized. The calculation discounts the future cash flows of our portfolio of interest rate sensitive instruments to present value utilizing techniques designed to approximate current market rates for securities, current offering rates for loans, and the cost of alternative funding for the given maturity of deposits, and then assumes a 200 basis point instantaneous and parallel shift in these rates. The difference between these numbers represents the resulting hypothetical change in the fair value of interest rate sensitive instruments.

     Other significant assumptions used in the calculation include: (1) no growth in volume (i.e., replacement of maturities in like instruments, with no change in balance sheet mix); (2) constant market interest rates reflecting the average rate from the last month of the given quarter; and (3) pricing spreads to market rates derived from an historical analysis, or from assumptions by instrument type.

    We are not engaged in investment strategies involving derivative financial instruments. Asset and liability management is conducted without the use of forward-based contracts, options, swap agreements, or other synthetic financial instruments.

Return on Equity and Assets

    The following table sets forth ratios considered to be significant indicators of our profitability and financial condition during the periods indicated:

                                                           Year Ended
                                                          December 31,
                                                ------------------------------
                                                2000         1999        1998
                                                -----        -----       -----
                                                     (Dollars in thousands)
           Return on average assets              1.21%       -0.25%       1.27%
           Return on average equity             24.13%       -3.90%      18.19%

Recent Accounting Pronouncements

    In September 2000, the financial accounting standards board, or FASB, issued Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." Statement No. 140 replaces FASB Statement No. 125, and revises the standards for accounting securitization and other transfers of financial assets and collateral and requires certain additional disclosures. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. The disclosure requirement and collateral provisions of FASB Statement No. 140 are effective for fiscal years ending after December 15, 2000, while the other provisions of the new standard apply prospectively to transfers and servicing of financial assets and extinguishment of liabilities occurring after March 31, 2001. The adoption of Statement No. 140 is not expected to have a material effect on our financial position or the results of our operations.


                                    BUSINESS

General

    Resource Bankshares Corporation, a Virginia corporation, was established in 1998 and is headquartered in Virginia Beach, Virginia. We were capitalized on July 1, 1998 as the result of a share exchange with Resource Bank, a Virginia state chartered bank. In the share exchange, the shareholders of Resource Bank exchanged each of their shares of common stock for two shares of our common stock, and Resource Bank became our wholly owned subsidiary. We conduct virtually all of our business through Resource Bank. The bank markets its financial services to individuals, small to medium-sized businesses and professionals located in the three largest metropolitan areas in Virginia -- Greater Hampton Roads, northern Virginia and Greater Richmond.

    Our primary source of revenue is the interest income and fees which we earn by lending and investing the funds which are held on deposit. Because loans generally earn higher rates of interest than investments, we seek to employ as much of our deposit funds as possible in the form of loans to individuals, businesses, professionals and other organizations. In the interest of liquidity, however, portions of our deposits are maintained in cash, government securities, deposits with other financial institutions, and overnight loans of excess reserves, known as federal funds sold, to large correspondent banks. The revenue that we earn, before deducting overhead expenses, is essentially a function of the amount of our loans and deposits, as well as the profit margin, or interest spread, and fee income which can be generated on the loans.

    Our strategic plan is directed toward enhancing our franchise value and operating profitability by (a) increasing our asset size by hiring experienced lending officers that can attract customers to the bank, (b) funding this growth with the lowest cost deposits possible and (c) generating significant non-interest income by building our mortgage operation. In addition, the bank has expanded, and expects to continue to expand, in the markets in which we operate. In June 1999, Resource Bank opened a banking office in Chesapeake, Virginia and in February 2000 the bank opened a banking office in Newport News, Virginia. The bank opened a loan production office in Richmond, Virginia in May 1995, and plans to replace it with a full service banking office by the end of 2001. We are currently in the process of building our northern Virginia regional office for the bank's administration and banking offices that are presently located in Herndon. The office will be located in Herndon on Elden Street, a main business thoroughfare in the Dulles Corridor.

     Furthering our expansion strategy related to our mortgage operation, we recently completed two important acquisitions. In February 2001, the bank acquired the operating assets of Atlantic Mortgage and Investment Company, a company that specializes in commercial loan originations, placements and servicing in the mid-Atlantic region of the United States. In addition, the bank acquired the operating assets of First Jefferson Mortgage Corporation, a Virginia based residential mortgage loan origination company, in March 2001. These acquisitions have expanded the scope of mortgage services we market, and we believe will enhance our mortgage operation.

Market Areas

     Resource Bank provides its financial services primarily to individuals and businesses located in the three largest metropolitan areas in Virginia --
Greater Hampton Roads, northern Virginia and Greater Richmond.   When combined,
these areas accounted for over 70% of all deposits in Virginia as of June 30, 2000, the most recent date that deposit numbers are available. In the past decade, these areas have seen significant population growth, and each has developed an energetic business climate, which has in turn promoted further
population growth.    Ancillary effects from this growth are increases in both
small to medium-sized businesses and professional firms -- primary market groups for the bank. The following provides highlights on our three market areas.

     Greater Hampton Roads

       . Population -- estimated at 1.6 million in 2000. The population of the Greater Hampton Roads region has grown by 8.0% since 1990 and is projected to grow another 1.7% by 2005.

       . Deposits -- financial institution deposits in the region totaled $13.7 billion as of June 30, 2000, representing 12.6% of the total deposits in Virginia.

       . Household Income -- median household income in the region grew 33.3% to $41,059 in 2000 from 1990 and is projected to grow another 9.0% by 2005.

For the purposes of the information presented directly above, the Greater Hampton Roads area consists of the Norfolk-Virginia Beach-Newport News Metropolitan Statistical Area.

     Northern Virginia

       . Population -- estimated at 2.1 million in 2000. The population of northern Virginia has grown by 21.8% since 1990 and is projected to grow another 9.0% by 2005.

       . Deposits -- financial institution deposits in the region totaled $53.9 billion as of June 30, 2000, representing 50.0% of the total deposits in Virginia.

       . Household Income -- median household income in the region grew 41.0% to $62,352 in 2000 from 1990 and is projected to grow another 14.1% by 2005.

For the purposes of the information presented directly above, northern Virginia consists of the Virginia portion of the Washington D.C. Primary Metropolitan Statistical Area.

     Greater Richmond

       . Population -- estimated at 1.0 million in 2000. The population of Greater Richmond has grown 12.4% since 1990 and is projected to grow another 3.6% by 2005.

       . Deposits -- financial institution deposits in the region totaled $17.5 billion as of June 30, 2000, representing 16.1% of the total deposits in Virginia.

       . Household Income -- median household income in the region grew 34.7% to $45,212 in 2000 from 1990 and is projected to grow another 9.3% by 2005.

For the purposes of the information presented directly above, Greater Richmond consists of the Richmond-Petersburg Metropolitan Statistical Area.

Banking Services

     Resource Bank has four full service banking offices -- in Virginia Beach, Chesapeake, Newport News and Herndon, Virginia -- and also operates a loan production office in Richmond, Virginia. We anticipate opening a banking office in Richmond by the end of 2001.

     Resource Bank markets its services to consumers, small to medium sized businesses and professional persons. We emphasize personal relationship banking and strive to build customer loyalty. The bank's services include checking and savings accounts, certificates of deposit and charge cards, as well as services typically associated with larger banks, such as sweep account capacity, automatic reconciliation and corporate credit cards.

     We have contracted with a nationally recognized Internet banking software company to provide a secure, comprehensive Internet package to market our products and services to our customers. This Internet branch, ResourceBankOnline (www.resourcebankonline.com), provides customers with the ability to conduct banking business via a personal computer or other secure browser-enabled device 24 hours per day. We offer special deposit accounts through ResourceBankOnline, which features competitive interest rates and ready access to funds on deposit. Online bill payment and a download capability for most personal financial software packages are also included on our Internet branch.

     Resource Bank is a preferred lender under the Small Business
Administration, or SBA, loan program in both the Richmond, Virginia and Washington, D.C. SBA districts, ranking second in the number of SBA loans in the Richmond district and in the top 10 in the number of SBA loans in the Washington, D.C. district in the six month period ending March 31, 2001.

     At March 31, 2001, 69% of the bank's loan portfolio was attributable to borrowers in the Greater Hampton Roads area, 18% to borrowers in northern Virginia and 13% to borrowers in Greater Richmond. For loans attributed to the Greater Hampton Roads area, 58% were generated primarily in the Chesapeake, Norfolk and Virginia Beach areas, and 11% were generated in Hampton, Newport News and York County.

Mortgage Operations

     Resource Mortgage, the bank's mortgage division, originates residential mortgage loans and sells them to investors in the national secondary market. Resource Mortgage originates both conforming and non-conforming single-family loans on a national basis and commercial loans in the mid-Atlantic region. Mortgage loan origination occurs from our four banking offices, as well as from our mortgage offices in Virginia Beach, Richmond, Chesapeake, Newport News, Herndon and Roanoke, Virginia; Bowie, Maryland; Raleigh, North Carolina; and Fort Lauderdale and Jacksonville, Florida. Additionally, Resource Mortgage originates loans throughout the southwestern United States through its wholesale operations, as well as through its participation in a limited liability company specializing in relocation services. During 2000, Resource Mortgage originated and sold mortgage loans in excess of $326 million.

     During the first quarter of 2001, the bank acquired First Jefferson Mortgage Corporation, a Virginia based residential mortgage origination company, and Atlantic Mortgage and Investment Company, which specializes in commercial mortgage originations, placements and servicing. The purchase of First Jefferson added offices in Fort Lauderdale and Jacksonville, Florida and Roanoke, Virginia, as well as in the Hampton Roads and Richmond markets. First Jefferson closed over $250 million in mortgage loans in 2000. Atlantic Mortgage, which has offices in Richmond and Chesapeake, Virginia and Raleigh, North Carolina, closed over $100 million in commercial mortgage loans in 2000.

Strategic Plan

     We believe that implementing our strategic plan has allowed us to experience steady growth while improving profitability. We also believe that the net proceeds raised in this offering will allow us to further implement our strategic plan by providing the equity capital necessary to support future loan production and asset growth. Our strategic plan has three primary components:

     . Hire experienced lending officers. During the past four years, Resource Bank has hired a group of talented and experienced senior lending officers from major regional banks. These officers have been able to attract customers with which they have built relationships over the years, which typically has allowed the officers to enhance our loan production immediately. Resource Bank currently has 19 senior lending officers with an average age of 46 and an average of 22 years of experience in the financial services industry. These senior lending officers, together with our executive management team, have solid experience in asset and liability management, loan production and credit administration.

     . Fund asset growth with the lowest cost deposits possible. Our liability funding strategy is to generate the lowest cost deposits possible through various sources, while also diversifying our sources of funds and liquidity risks. Our bank funds its asset growth with a combination of local deposits, Internet deposits, national market deposits, federal fund borrowings and Federal Home Loan Bank borrowings. The bank also generates demand deposits through its four banking offices. Each week the bank's asset and liability committee surveys our three major markets, sets interest rates on deposits and makes funding decisions based on current market rates and maturities needed to fund new asset growth. Our target deposit mix is 30% in local deposits, 30% in national deposits, 30% in Internet deposits and 10% in borrowings. At March 31, 2001, our deposits reflected this strategy. We anticipate that this deposit mix will vary from year to year based on the sources of funds in each segment. At March 31, 2001, our total Internet deposits were $133.4 million, with average balances in excess of $50,000 per customer and accounts from 45 states.

     . Generate significant non-interest income through our bank's mortgage operation. One of our strategic goals is to continue to generate significant non-interest income through our mortgage division. In addition to increasing our overall profitability, our mortgage operations help offset reduced net interest margins in periods of falling interest rates because lower interest rates cause an increase in demand for new mortgage loans and re-financings. We have expanded our mortgage operations and increased our non-interest income by both hiring experienced mortgage loan officers and by making strategic acquisitions. As described above, we completed two important acquisitions in the first quarter of 2001, purchasing First Jefferson Mortgage Corporation and Atlantic Mortgage and Investment Company. We believe these additions to our mortgage operations will enhance our capability to serve and be responsive to current and prospective customer needs in residential and commercial mortgages.

Credit Administration

     Loan Policy and Approval Authorization. Management has developed, and the bank's board of directors has approved, detailed credit policies and procedures which provide for prudent loan decisions through the consistent use of sound underwriting practices. In addition, these policies provide for various levels of loan authorization for individual lending personnel. When aggregate outstanding loans (on both a direct and indirect basis) exceed an individual loan officer's lending authority, the loan request must receive the additional approval of a senior lending officer who possesses a higher level of authority, or by the bank's loan committee. This committee meets not less than weekly and consists of eleven members of management. All loans in excess of $500,000 receive subsequent review and ratification by the board of directors.

     Loan Review. All lending personnel, in concert with loan administration staff, conduct an ongoing review of all "special mentioned" and "classified" credits as well as all loans which are past due in excess of 30 days. Prior to each monthly board meeting, a report is developed and presented citing all special mentioned and classified loans, all loans over 30 days past due, all non-accrual loans, and real estate owned. Further, on a quarterly basis, the bank loan review staff conducts an independent review of all loans $100,000 or greater and has discussions, as necessary, with the appropriate loan manager. Based on this review and discussion, a report is developed for the board's review, which presents the risk profile of the portfolio. Any modifications to the list of classified credits are reflected in the monthly reports presented to the board.

     In addition to the quarterly review described above, the loan review staff has developed a loan review plan, which requires specific focus on the loan portfolios of individual regions as well as individual officers. These reviews require, in some cases, on site reviews allowing for the examination of documentation. The plan approved by the bank's board of directors for 2001 requires the review of:

     .  all loans of $750,000 or more

     .  all loans delinquent 30 days or more

     .  all non-accrual loans

     .  all restructured loans

     .  all loans currently identified as either special mentioned or classified

     .  all loans originated to facilitate the sale of real estate owned

     .  all insider loans as defined under Federal Reserve regulations.

     In addition, a random sampling of not less than 2% of those loans not included in the above-mentioned categories are reviewed to ensure proper classification and compliance with internal and external policies and regulations. The results of these reviews are presented to management with any significant issues or adverse trends reported directly to the board of directors.

     Concentration of Risk. Resource Bank has developed a business strategy focused on serving small to medium sized business customers, and providing credit facilities to developers and builders of single-family residential communities and selected commercial projects. Currently, approximately 75% of the bank's loan portfolio consists of loans to real estate related projects, with the remainder consisting of loans to operating or commercial concerns. Our exposure to real estate related lending is consistent with management's philosophy to seek adequate collateralization for every loan. This strategy has proven to be advantageous for the bank based on its levels of real estate owned and, with the exception of an isolated event in 1999, its levels of loan loss. The loss in 1999 was related to an asset based lending program which has been discontinued.

     In order to keep management and the board of directors informed about the bank's real estate activities, a semi-annual analysis of the bank's real estate loan activities is prepared and reported to the board. This analysis sets out the detail of our real estate activity and cites any area or developments of concern.

Acquisition Program

     We believe that our franchise value and operating profitability would be enhanced by a significant increase in our asset size. For this reason, we have in the past explored, and expect to continue to explore in the future, merger and acquisition opportunities that would accelerate our progress toward the achievement of our strategic plan. The transactions during the past year in which we acquired (1) a title company, (2) a residential mortgage company and
(3) a commercial mortgage operation are examples of the type of transactions that we may consider.

     We cannot assure you that we will be successful in implementing any of the future plans described above or that, even if implemented, the actions will produce the desired financial results. You should take into account the matters described in this section when considering the more specific discussion of our financial performance provided elsewhere in this prospectus.

Competition

     We operate in highly competitive environments in all of our service areas, competing for deposits and loans with major regional and national banks, as well as other financial institutions, many of which have greater financial resources than us. Most maintain numerous banking locations and many perform services, such as trust services, which we do not offer. Additionally, many of these competitors have higher lending limits than us. We have been able to compete effectively with other financial institutions by

     .  emphasizing personal relationship banking,

     .  establishing long-term customer relationships,

     .  building customer loyalty,

     . providing products and services designed to address the specific needs of our customers, and

     . promoting local management and decision making in our marketing strategies.

Properties

     The leases covering our banking facilities are long-term with renewal provisions designed to assure that we will be able to operate in these facilities for the foreseeable future. Details of our leases may be reviewed in the notes to our consolidated financial statements that accompany this prospectus. We purchased a four acre lot in Herndon, Virginia in December of 1997 for future construction of a northern Virginia regional office to accommodate Resource Bank's administration and branch offices that are currently located in Herndon. Construction began during 2000 with completion anticipated in 2001. During the third quarter of 2000, we sold the portion of this property that we will not need for our facility.

Employees

     At March 31, 2001, we had 261 full time and 19 part time employees. None of our employees are represented by any collective bargaining unit, and we believe that relations with our employees are good.

Legal Proceedings

     We are not a party to, nor is any of our property the subject of, any pending legal proceedings incidental to our business other than those arising in the ordinary course of business. Although the amount of any ultimate liability with respect to such ordinary course litigation cannot be determined, in the opinion of management any such liability will not have a material adverse effect on our consolidated financial position or results of operations.


                                  MANAGEMENT

Directors and Executive Officers

     The following contains information concerning our directors and executive officers as of April 30, 2001, each of whom is expected to continue to serve in the following capacities for us and Resource Bank after this offering.

Name                          Age   Position
----                          ---   --------
Alfred E. Abiouness           69    Director
T. A. Grell, Jr.              52    Director; Executive Vice President;
                                     President -Resource Bank
Thomas W. Hunt                45    Director; Chairman
Louis R. Jones                65    Director
A. Russell Kirk               53    Director
Lawrence N. Smith             63    Director; President and Chief Executive
                                     Officer; Chief Executive Officer -Resource
                                     Bank
Elizabeth A. Twohy            48    Director
Harvard R. Birdsong, II       51    Senior Vice President; Chief Credit
                                     Officer -Resource Bank
Debra C. Dyckman              51    Senior Vice President of Operations and
                                     Secretary
Eleanor J. Whitehurst         58    Senior Vice President and Chief Financial
                                     Officer

     Alfred E. Abiouness has been President of Abiouness, Cross & Bradshaw, Inc., a Norfolk structural engineering and architectural consulting firm, since 1974. Mr. Abiouness is a past Commissioner of the Norfolk Redevelopment and Housing Authority. He has served as a director of Resource Bankshares since its inception in 1998 and as a director of Resource Bank since 1988.

     T. A. Grell, Jr. has been Executive Vice President of Resource Bankshares and President of Resource Bank since December 1998. Mr. Grell has also served as a director of Resource Bankshares and Resource Bank since October 2000. From 1984 until joining Resource Bank, he was a senior officer at Central Fidelity Bank, ultimately serving as Executive Vice President prior to Wachovia Bank's acquisition of Central Fidelity. Mr. Grell has 29 years of experience in the banking industry.

     Thomas W. Hunt is the Vice President of Summit Enterprises, Inc. of McLean, Virginia, an investment management company focused primarily on venture capital opportunities, where he has been employed since 1984. He is the former Chairman of the Board of Directors of Eastern American Bank, FSB, which Resource Bank acquired in 1997. Mr. Hunt is a director of Bryce Office Systems, Inc., Intelisys Electronic Commerce and Digital Access Control. Mr. Hunt currently serves as the Chairman of the Board of each of Resource Bankshares and Resource Bank. He has served as a director of Resource Bankshares since its inception in 1998 and as a director of Resource Bank since 1997.

     Louis R. Jones has been President of Hollomon-Brown Funeral Home, Inc. since 1954. Mr. Jones is also Chairman of the Board of Snelling Funeral Homes, Inc. and is President of Allstate Leasing Corporation, Memorial Services Planning Corporation, Advance Charge Plan, Inc., Tidewater Cemetery Corporation and Lu-El Realty, Inc. Mr. Jones serves on the City Council of Virginia Beach. He has served as a director of Resource Bankshares since its inception in 1998 and as a director of Resource Bank since 1993.

     A. Russell Kirk has been President of Armada/Hoffler Holding Company, a real estate land development, construction and properties management firm, since 1983 and has been Co-Chief Executive Officer of Goodman Segar Hogan Hoffler, also a real estate development, construction and properties management firm, since 1993. Mr. Kirk is also Chairman and Commissioner of the Virginia Port Authority, Norfolk, Virginia. He has served as a director of Resource Bankshares since its inception in 1998 and as a director of Resource Bank since 1992.

     Lawrence N. Smith joined Resource Bank in December 1992 and served as its President and Chief Executive Officer until the formation of Resource Bankshares in 1998, at which time he was appointed its President and Chief Executive Officer. Mr. Smith continues to serve as the Chief Executive Officer of Resource Bank. He has served as a director of Resource Bankshares since its inception in 1998 and as a director of Resource Bank since 1992. Mr. Smith has over 19 years of experience with United Virginia Bank/Seaboard National and United Virginia Bank - Eastern Region, predecessor to Crestar Bank - Eastern Region. From 1973 until May 1983, Mr. Smith was President of United Virginia Bank and also served on major committees of its holding company, United Virginia Bankshares, Inc., the predecessor of Crestar Bankshares, Inc. He retired from United Virginia Bank in May 1983. Mr. Smith formed Essex Financial Group, Inc., a financial holding company, in May 1983. Mr. Smith serves on the boards of directors of Heilig-Meyers Corporation, a national furniture retailer that recently filed for bankruptcy protection, and Empire Machinery and Supply Corporation, a Norfolk based supplier of industrial products. He has served as a director of Resource Bankshares since its inception in 1998 and as a director of Resource Bank since 1992.

    Elizabeth A. Twohy is President of Capital Concrete, Inc. of Norfolk, Virginia, a ready-mixed concrete manufacturer, where she has been employed since 1975. Ms. Twohy is on the Board of Directors of Tidewater Builders Association and is past President of the Virginia Ready-Mixed Concrete Association. She has served as a director of Resource Bankshares since its inception in 1998 and as a director of Resource Bank since 1993.

    Harvard R. Birdsong, III has been a Senior Vice President of Resource Bankshares since December 1998 and Senior Vice President and Chief Credit Officer of Resource Bank since January 1997. Before joining Resource Bank, he was a senior credit officer at Essex Savings Bank, where he was employed from 1984 through 1996. He has been employed in the banking industry for over 30 years.

    Debra C. Dyckman has been Senior Vice President of Operations and Secretary of Resource Bank since 1992 and of Resource Bankshares since its inception in 1998. She has been in banking for 30 years and serves on the Board of Trustees of Cape Henry Collegiate School.

    Eleanor J. Whitehurst has been a Senior Vice President and Chief Financial Officer of Resource Bank since 1992 and of Resource Bankshares since its inception in 1998. She has more than 30 years of experience in the banking industry.

Board Structure

     Our board of directors is divided into three classes serving staggered three year terms. Messrs. Jones and Kirk serve terms that expire in 2001, but each of them has been nominated for re-election at our 2001 annual meeting of shareholders to be held May 24, 2001. The terms of Mr. Abiouness and Ms. Twohy expire in 2002 and the terms of Messrs. Grell, Hunt and Smith expire in 2003.

Compensation of Directors

     Directors who are also our employees do not receive any extra compensation for attendance at board or committee meetings of Resource Bankshares or Resource Bank. The members of our board of directors and Resource Bank's board of directors are currently the same, and directors do not receive separate compensation for serving on both boards. During 2000, non-employee directors of Resource Bank received compensation for their service on its board of directors in the amount of $1,250 for each meeting attended. In addition, an annual retainer of $12,000 was paid to the Chairman of Resource Bank's board and an annual retainer of $10,000 was paid to the other non-employee directors. Non-employee directors also received $500 for each audit committee and compensation committee meeting attended.

Executive Compensation

     The following table presents an overview of compensation paid by Resource Bankshares and our subsidiaries during 2000, 1999 and 1998 to our chief executive officer and to our other executive officers whose combined salary and bonus exceeded $100,000 in 2000.

                           Summary Compensation Table


                                                                        Long Term
                                                                       Compensation
                                                                      --------------
                                              Annual Compensation       Securities
                                           -------------------------    Underlying        All Other
Name and Principal Position         Year   Salary($)     Bonus($)       Options(#)    Compensation($)(1)
---------------------------------  ------  ----------  -------------  --------------  ------------------
Lawrence N. Smith                    2000   $275,625       $220,000          20,000               $5,332
  President and CEO of Resource      1999    262,500             --              --                5,078
  Bankshares; CEO of Resource        1998    250,000        200,000              --                5,000
  Bank

T. A. Grell, Jr.                     2000    210,000        186,000           5,000                5,370
  Executive Vice President of        1999    200,000         46,900          15,000                5,100
  Resource Bankshares;               1998     12,179             --              --                  377
  President of Resource Bank(2)

Harvard R. Birdsong, II              2000    115,763         60,000           2,500                2,131
  Senior Vice President, Chief       1999    110,250         20,000              --                2,034
  Credit Officer - Resource Bank     1998     90,000         45,000              --                2,021

Debra C. Dyckman                     2000    106,050         60,000           2,500                2,108
  Senior Vice President of           1999    101,000         25,000              --                2,014
  Operations                         1998     92,900         45,000              --                2,053

Eleanor J. Whitehurst                2000     74,550         48,000           2,500                2,112
  Senior Vice President and          1999     71,000             --              --                2,029
  Chief Financial Officer            1998     67,000         30,000              --                2,070

_________________
(1)  Consists of contributions to 401(k) Plan.
(2)  Mr. Grell became employed by Resource Bank effective December 9, 1998.

                       Option Grants in Last Fiscal Year

     The table below sets forth information regarding stock option grants to the executive officers named in the summary compensation table during the fiscal year ended December 31, 2000.

                          Number of
                         Securities     Percent of Total
                         Underlying     Options Granted                                     Grant Date
                          Options       to Employees in      Exercise       Expiration      Present
     Name                 Granted         Fiscal Year          Price           Date          Value(1)
---------------------  --------------  ------------------  -------------  --------------  ---------------
Lawrence N. Smith              10,000               12.16%        $ 9.12          1/3/10          $32,000
                               10,000               12.16         $18.50          1/3/10          $18,700

T. A. Grell                     5,000                6.08         $ 9.12          1/3/10          $16,000

Harvard R. Birdsong             2,500                3.04         $ 9.12          1/3/10          $ 8,000

Debra C. Dyckman                2,500                3.04         $ 9.12          1/3/10          $ 8,000

Eleanor J. Whitehurst           2,500                3.04         $ 9.12          1/3/10          $ 8,000

____________
(1) The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk free interest rate of 5.5%, dividend yield of 4%, volatility factor of the expected market price of our common stock of 0.43, and a weighted-average expected life of the options of 7.0 years. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there can be no assurance that the value realized will be at or near the value estimated by the Black-Scholes model.

              Option Exercises and Fiscal Year-End Options Values

     The table below sets forth information regarding (a) the exercise of stock options by the executive officers named in the summary compensation table in 2000 and (b) exercisable and unexercisable stock options held as of December 31, 2000 by these executive officers.


                                                 Number of Securities
                     Shares                     Underlying Unexercised
                    Acquired                           Options               Value of Unexercised In-the-Money
                       on                       at Fiscal Year-End (#)       Options at Fiscal Year-End ($)(1)
                    Exercise      Value      ----------------------------  -------------------------------------
Name                  (#)      Realized ($)   Exercisable   Unexercisable    Exercisable       Unexercisable
-----------------  ----------  ------------  -------------  -------------  ---------------  --------------------
Lawrence N. Smith          0          --            58,266         10,000      $294,691(2)           $14,400(3)
T. A. Grell, Jr.           0          --                --         20,000            --                7,200(4)
Harvard Birdsong           0          --                --         17,500            --                3,600(5)
Debra C. Dyckman           0          --            21,065          2,500       112,451(6)             3,600(7)
Eleanor J.             2,000     $16,000(8)         14,400          2,500        62,064(9)             3,600(10)
 Whitehurst

_________________
(1) The closing price of our common stock on the Nasdaq National Market on December 31, 2000 was $10.56 per share. Under Securities and Exchange Commission rules, an option was "in the money" on December 31, 2000 if the exercise price per share was less than $10.56.
(2) 26,666 of the options are exercisable at $3.00 per share and 21,600 of the options are exercisable at $6.25 per share. 10,000 of the options are exercisable at $18.50 per share and therefore were not in the money on December 31, 2000.
(3)  These 10,000 options are exercisable at $9.12 per share
(4) 5,000 of the options are exercisable at $9.12 per share. 14,571 of the options are exercisable at $17.87 per share and 429 of the options are exercisable at $21.75 per share and therefore were not in the money on December 31, 2000.
(5) 2,500 of the options are exercisable at $9.12 per share. 15,000 of these options are exercisable at $15.75 per share, and therefore were not in the money on December 31, 2000.
(6) 6,665 of the options are exercisable at $3.00 per share and 14,400 of the options are exercisable at $6.25 per share.
(7)  These options are exercisable at $9.12 per share.
(8) The exercise price of these options was $3.00 per share and the closing price of our common stock on the Nasdaq National Market on December 21, 2000, the date of exercise, was $11.00 per share.
(9)  The exercise price of these options is $6.25 per share.
(10) The exercise price of these options is $9.12 per share.

Retirement Savings Plan

     Employees that are eligible may participate in Resource Bank's Retirement Savings Plan. The plan is a combined 401(k) profit sharing, stock bonus and employee stock ownership plan, which means that contributions may be made by Resource Bank to the plan in either cash or Resource Bankshares common stock and are derived from current or accumulated profits. The plan's assets may be invested in shares of Resource Bankshares common stock purchased from third parties on the open market. The plan's 401(k) provisions permit employees to contribute to the plan through voluntary payroll savings on a pretax basis. These contributions are matched by Resource Bank in an amount equal to 50% of payroll savings contributions made by employees, up to 6% of an employee's total compensation.

Retirement Benefits and Key Man Insurance Policies

     During 1996, the board of directors of Resource Bank approved a plan for the payment of retirement benefits to certain key employees and entered into limited binding agreements with these key employees. Under the terms of the plan, Resource Bank may fund the liabilities associated with the plan with life insurance contracts. In connection with funding the projected retirement benefits, Resource Bank paid premiums on applicable life insurance contracts in the amount of approximately $646,445 during 2000, and may continue to pay, in its sole discretion, the same annual amount of insurance premiums over the next three years. Resource Bank owns the insurance polices and, under the plan, will recoup all the premiums advanced upon the death of the individual officer.

Stock Option Plans

    We currently have three stock option plans under which our directors and officers have been granted options. These plans were initially adopted by Resource Bank and were converted into plans of Resource Bankshares shortly after we were formed to be the holding company for Resource Bank. The 1993 Long-Term Incentive Plan provided for the issuance of options to purchase shares of our common stock to our key employees. The 1994 Long-Term Director Incentive Plan provided for the issuance of options to purchase shares of our common stock to our directors.

    Our 1996 Long-Term Incentive Plan originally provided for the issuance of options to purchase 87,500 shares of our common stock to directors, 82,500 of which options have been granted, and permitted the grant of options to purchase up to 160,000 shares of our common stock to our key employees, all of which options have been granted. At our 1999 annual meeting, our shareholders approved an amended and restated 1996 Plan that, in addition to other amendments, authorized the issuance to directors and key employees of options to purchase an additional 150,000 shares of common stock. Under the terms of the 1996 Plan, our board has the discretion to allocate these 150,000 shares among option awards to key employees and directors. Since the 1996 Plan was amended to authorize the issuance of 150,000 additional option shares, a total of 142,679 options have been granted to key employees under this plan.

    At our 2001 annual meeting of shareholders, we will ask our shareholders to adopt and approve the 2001 Stock Incentive Plan, which would authorize the issuance of stock based awards to our directors and key employees. If shareholders approve this new plan, 100,000 shares of our common stock would be available for awards.

    In most cases, options granted to our employees do not vest and become exercisable unless the employee is still providing services to us five years after the option grant date. In addition, all of our options have been granted at an exercise price that is equal to, or in limited cases higher than, the fair market value of our common stock on the date of grant.

Employment Agreements

    We believe that employment agreements are an important component of attracting and retaining quality management and key personnel. We also believe that our employment agreements provide us important protection by imposing certain non-competition, confidentiality, and non-solicitation of employee covenants upon our executive officers and other key employees. To provide us flexibility with respect to our employment needs, however, most of our employment agreements are terminable by us with or without cause, subject generally to severance payment obligations by us if we terminate employment without cause.

    We entered into an employment agreement with Lawrence N. Smith in January 1999, under which Mr. Smith serves as our President and Chief Executive Officer and as the Chief Executive Officer of Resource Bank. The initial term of Mr. Smith's agreement is five years. Under the terms of his agreement, Mr. Smith's initial annual base salary was required to be at least $262,500. In 2000, Mr. Smith's annual salary was $275,625. Mr. Smith's current annual salary under this agreement is $325,000. On an ongoing basis, Resource Bank's board of directors will determine Mr. Smith's annual salary in a manner commensurate with his position and performance. Mr. Smith is also eligible to participate in benefit, disability and retirement plans and in bonus programs as determined by the boards of directors of Resource Bankshares or Resource Bank from time to time. In January of 2000, Mr. Smith was granted options to purchase 20,000 shares, 10,000 of which are exercisable at $9.12 per share and 10,000 of which are exercisable at $18.50 per share.

    If Resource Bank terminates Mr. Smith's employment "without cause" (as defined in the agreement), it is required to pay his regular base salary for the lesser of the remainder of the initial five year term or a three year period following termination. However, no further payments would be payable if Mr. Smith violates the non-competition covenants set forth in his agreement. Upon a "change of control" (as defined in the agreement) Resource Bank in which Mr. Smith is not given reasonably equivalent duties, responsibilities and compensation, Mr. Smith's employment with Resource Bank may be terminated or he may resign and, in either case, Mr. Smith will be entitled to receive a one time payment of 2.99 times the average of his regular base salary for the three year period prior to the change of control. If he has been employed less than three years at the time of the change of control, he will receive a one time payment of 2.99 times his regular base salary then in effect.

    In addition to the agreement with Mr. Smith, Resource Bank entered into an employment agreement with T.A. Grell, Jr. in January of 1999, under which Mr. Grell serves as our Executive Vice President and as President of Resource Bank. Mr. Grell's agreement has substantially the same terms as Mr. Smith's agreement, except that Mr. Grell's annual base salary in 2000 was $210,000. Mr. Grell's current annual salary under his agreement is $220,500. In January of 2000, Mr. Grell was granted options to purchase 5,000 shares exercisable at $9.12 per share.

    Resource Bank has also entered into written employment agreements with our other executive officers, including Debra C. Dyckman, Harvard Birdsong and Eleanor J. Whitehurst. These employment agreements are substantially similar to the agreements described in the preceding paragraphs, except that the initial annual base salaries differ from employee to employee and severance payments upon termination of employment without cause generally would be made for the lesser of the remainder of the initial term of the agreements or 18 months following termination of employment. The current annual salary under Ms. Dyckman's employment agreement is $111,500, the current annual salary under Mr. Birdsong's employment agreement is $121,500 and the current annual salary under Ms. Whitehurst's employment agreement is $78,500. In 2000, we also granted each of these executive officers options to purchase 2,500 shares exercisable at $9.12.

    In addition to employment agreements with our executive officers, we have also entered into employment agreements with key employees in Resource Bank's mortgage division and with many of our senior lending officers. Employment agreements for our mortgage division executives typically have terms of five years, provide for certain severance payments upon termination without cause and provide for change of control payments of 2.99 times base salary. Of our 19 senior lending officers, we currently have written employment agreements with 12.

Compensation Committee Interlocks and Insider Participation

    No member of our compensation committee was also an officer or employee of Resource Bank during 2000. During 2000, Lawrence Smith served on the compensation committee of Heilig-Meyers Company, a public company, but no directors, officers or other employees of Heilig-Meyers other than Mr. Smith served (or currently serve) on Resource Bankshares' or Resource Bank's boards of directors or any of our board committees. In addition, prior to his death in October 2000, John Bernhardt served on our board of directors and also served on the compensation committee of Dominion Resources, Inc., also a public company. No directors, officers or other employees of Dominion Resources other than Mr. Bernhardt served on Resource Bankshares' or Resource Bank's boards of directors or any of our board committees during 2000. During 2000, none of our executive officers other than Mr. Smith served as a member of the compensation committee of another entity, nor did any of our executive officers serve as a director of another entity, one of whose executive officers served on our compensation committee.

    Two members of our compensation committee, Alfred Abiouness and Russell Kirk, have outstanding loans with Resource Bank. Each of these loans was made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectibility or present other unfavorable features.

Certain Relationships and Related Transactions

    The directors and executive officers of Resource Bank and Resource Bankshares, and their family members and certain business organizations and individuals associated with each of them, have been customers of Resource Bank, have had normal banking transactions, including loans, with Resource Bank, and are expected to continue to do so in the future. As of December 31, 2000, Resource Bank had aggregate direct and indirect loans to the directors and executive officers of Resource Bankshares and Resource Bank totaling approximately $8.0 million, which represented approximately 40.5% of our stockholders' equity as of that date. Each of these transactions was made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectibility or present other unfavorable features.


                       SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

    The following table sets forth information as of April 20, 2001, relating to the beneficial ownership of our common stock by each of our directors and executive officers and all of our directors and executive officers as a group. The executive officers consist of those individuals for whom compensation information is provided in the "Summary Compensation Table" appearing on page 29 of this prospectus. Except as otherwise set forth below, we are not aware of any person or group of affiliated persons who owns more than 5% of our common stock.

                                Number of Shares                Percent of
           Name                Beneficially Owned           Outstanding Shares
--------------------------  -------------------------  ----------------------------
Alfred E. Abiouness                 74,846 (1)                   2.83%
T. A. Grell, Jr.                     2,066                         *
Thomas W. Hunt                      60,828 (2)                    2.33


Louis R. Jones                            248,617 (3)                         9.45
A. Russell Kirk                            99,696 (4)                         3.80
Lawrence N. Smith                         145,302 (5)                         5.45
Elizabeth A. Twohy                         40,340 (6)                         1.53
Harvard R. Birdsong, II                     1,100                              *
Debra C. Dyckman                           45,199 (7)                         1.72
Eleanor J. Whitehurst                      17,172 (8)                           *
All directors and executive
officers as a group (10 Persons)          735,166                            26.37%

______________
*    Less than 1% ownership
(1)  Includes options to purchase 30,166 shares that are currently exercisable.
(2) Includes 30,414 shares owned by Mr. Hunt's spouse and 13,860 shares owned by Mr. Hunt's children, for which Mr. Hunt shares voting and investment power. Does not include 40,964 shares held jointly by Mr. Hunt's spouse and Alan M. Voorhees as trustees for the benefit of Mr. Voorhees' grandchildren, for which Mr. Hunt does not share voting or investment power.
(3)  Includes options to purchase 20,166 shares that are currently exercisable.
(4)  Includes options to purchase 13,500 shares that are currently exercisable.
(5) Includes options to purchase 58,266 shares that are currently exercisable. Also includes 52,202 shares owned by the Smith Family Partnership for which Mr. Smith shares voting and investment power and 10,500 shares owned by the Smith Family Trust for which Mr. Smith shares voting and investment power.
(6) Includes options to purchase 20,166 shares that are currently exercisable. Also includes 6,000 shares owned by Ms. Twohy's minor children.
(7) Includes options to purchase 21,066 shares that are currently exercisable. Also includes 1,000 shares that are held jointly by Ms. Dyckman and her mother.
(8)  Includes options to purchase 14,400 shares that are currently exercisable.


                           SUPERVISION AND REGULATION

    Set forth below is a summary of statutes and regulations affecting bank holding companies like Resource Bankshares and banks like Resource Bank. Federal and state laws and regulations provide regulatory oversight for virtually all aspects of our operations. This summary is qualified in its entirety by reference to these statutes and regulations.

Supervision and Regulation of Resource Bankshares

    General Banking Regulation. Resource Bankshares is a bank holding company within the meaning of the Bank Holding Company Act of 1956 and the Virginia Banking Act. As a bank holding company, Resource Bankshares is required to file with the Federal Reserve periodic reports and information regarding its business operations and those of Resource Bank. Resource Bankshares also must provide the Virginia Bureau of Financial Institutions with information regarding itself and Resource Bank. Resource Bankshares and Resource Bank also are examined by the Federal Reserve and by the Virginia Bureau of Financial Institutions.

    A bank holding company is required to obtain prior approval from the Federal Reserve before acquiring control of substantially all the assets of any non-affiliated bank or more than 5% of the voting shares of any bank it does not already own, or before it merges or consolidates with another institution or engages in any business other than banking or managing, controlling or furnishing services to banks and other subsidiaries, and a limited list of activities closely related to or incidental to banking. Similarly, approval of the Virginia Bureau of Financial Institutions is required for certain acquisitions of other banks and bank holding companies. The Federal Reserve will approve the ownership by a bank holding company of shares in a company engaged in activities determined by order or regulation to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. In other words, regulatory involvement, and frequently approval, is required if we engage in non-banking activities.

    Resource Bankshares would be compelled by the Federal Reserve to invest additional capital in the event Resource Bank experiences either significant loan losses or rapid growth of loans or deposits. The Federal Reserve requires a bank holding company to act as a source of financial strength and to take measures to preserve and protect its bank subsidiaries.

    Holding Company Capital Guidelines. As a bank holding company, we operate under the capital adequacy guidelines established by the Federal Reserve. Under the Federal Reserve's current risk-based capital guidelines for bank holding companies, the minimum required ratio for total capital to risk weighted assets we are required to maintain is 8%, with at least

4% consisting of Tier 1 capital. Tier 1 capital consists of common and qualifying preferred stock, certain other qualifying instruments, and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangible assets. These risk-based capital guidelines establish minimum standards, and bank holding companies generally are expected to operate well above the minimum standards. We may raise this capital with certain types of debt, and we may raise capital by selling company stock, as we are doing with this offering.

    Financial Modernization Legislation. A bank holding company generally is restricted to activities related or incidental to banking. In the past, bank holding companies were specifically prohibited from engaging in the issue, flotation, underwriting, public sale, or distribution of third party securities. Limits also were placed on underwriting and selling insurance. The activities permissible to bank holding companies and their affiliates were substantially expanded by the Gramm-Leach-Bliley Act, which became effective in March of 2000. This new act repeals the banking/securities industry anti-affiliation rules and permits the common ownership of commercial banks, investment banks, and insurance companies. Under this new law, a bank holding company can elect to be treated as a financial holding company, which may engage in any activity that the Federal Reserve determines is financial in nature. A financial holding company also may engage in any activity that is complementary to a financial activity and does not pose a substantial risk to the safety and soundness of the related depository institutions or the financial system generally.

    In order for a bank holding company to qualify as a financial holding company, all of its depository subsidiaries (i.e., banks and thrifts) must be well capitalized and well managed, and must meet their Community Reinvestment Act, or CRA, obligations, as explained below. The bank holding company also must declare its intention to become a financial holding company to the Federal Reserve and certify that it meets the requirements. Banks and thrifts acquired by a financial holding company within 12 months prior to the date on which the election is filed may be excluded from this test if they have less than a satisfactory CRA rating, but they must submit a plan to the applicable federal banking agency describing how the CRA rating will be brought into conformance.

    Financial holding company powers that are either specified in the statute or have been determined by the Federal Reserve to be financial in nature include the following:

    .  underwriting insurance or annuities;

    .  providing financial or investment advice;

    .  underwriting, dealing in, or making markets in securities;

    . merchant banking, subject to limitations on size and capital restrictions;

    .  insurance portfolio investing, subject to limitations; and

    . any other activities previously found to be closely related to banking by the Federal Reserve.

    The Act also establishes a system of functional regulation for financial holding companies and banks providing regulation of securities by the Securities and Exchange Commission and state securities regulators, regulation of futures by the Commodity Futures Trading Commission, and regulation of insurance activities by the state insurance regulators. Banks may sell title insurance only when specifically permitted under applicable state law.

    This new law also imposes new customer privacy requirements on financial institutions. Financial institutions generally are prohibited from disclosing customer information to non-affiliated third parties, unless the customer has been given the opportunity to object and has not objected to such disclosure. Financial institutions must disclose their specific privacy policies to their customers annually. Upon making such disclosure, there is no specific restriction on financial institutions disclosing customer information to affiliated parties. Financial institutions must comply with state law, however, if it protects customer privacy more fully than federal law.

    The new law also revises the present Federal Home Loan Bank system, imposing new capital requirements on Federal Home Loan Banks and authorizing them to issue two classes of stock with differing dividend rates and redemption requirements. Permissible uses of Federal Home Loan Bank advances by community financial institutions (under $500 million in assets) have been expanded to include funding loans to small businesses, and small farms and agribusiness.

    The new law contains a variety of other provisions. For example, automated teller machine surcharges are prohibited unless the customer first has been provided notice of the imposition and amount of the fee, CRA examinations for smaller institutions will be less frequent and certain reporting requirements are now imposed on depository institutions that make payments to non-governmental entities in connection with the CRA.

    Resource Bankshares does not currently intend to become a "financial holding company" under the terms of this new law, but may consider doing so at some point in the future. We are unable to predict the impact of this new law on our competition or our operations at this time.

    Securities. Resource Bankshares also must comply with the requirements of the Securities Exchange Act of 1934, which include the filing of annual, quarterly and other reports with the Securities and Exchange Commission.

Supervision and Regulation of Resource Bank

    General. Resource Bank is a state bank and member of the Federal Reserve System. The Federal Reserve and the Virginia Bureau of Financial Institutions regulate and monitor all significant aspects of Resource Bank's operations. The Federal Reserve requires quarterly reports on Resource Bank's financial condition, and both federal and state regulators conduct periodic examinations of the bank. The cost of complying with these regulations and reporting requirements can be significant. In addition, some of these regulations impact investors directly. For example, Resource Bank may pay dividends only out of its net undivided profits after deducting expenses, bad debts, losses, interest and taxes accrued, and contribution to capital necessary for the bank's original capital to be restored. The Federal Reserve recommends that banks pay dividends only if the net income available to shareholders in the past year fully funds those dividends, and the expected rate of earnings retention is consistent with capital needs, asset quality, and overall financial condition. Regulatory restrictions on Resource Bank's ability to pay dividends may adversely impact Resource Bankshares' ability to pay dividends to its shareholders.

    As a member of the Federal Reserve, Resource Bank also will have to comply with rules that restrict preferential loans by the bank to "insiders," require Resource Bank to keep information on loans to principal shareholders and executive officers, and prohibit certain director and officer interlocks between financial institutions. Resource Bank's loan operations, particularly for consumer and residential real estate loans, are also subject to numerous legal requirements as are its deposit activities. In addition to regulatory compliance costs, these laws may create the risk of liability to Resource Bank for noncompliance.

    FDIC Insurance. Resource Bank's deposits are insured by the FDIC for a maximum of $100,000 per depositor. For this protection, Resource Bank pays a semi-annual statutory assessment and must comply with the rules and regulations of the FDIC. FDIC assessments can change, affecting Resource Bank's costs, depending on the solvency of the banking industry as a whole. In addition, the cost of complying with FDIC rules and regulations may negatively impact Resource Bank's profitability. For member banks like Resource Bank, the Federal Reserve has the authority to prevent the continuance or development of unsound and unsafe banking practices and to approve conversions, mergers and consolidations. Obtaining regulatory approval of these transactions can be expensive, time consuming, and ultimately may not be successful.

    Bank Capital Guidelines. Federal bank regulatory authorities have adopted risk-based capital adequacy guidelines that redefine traditional capital ratios to take into account assessments of risks related to each balance sheet category, as well as off-balance sheet financing activities. This represents an effort to measure capital adequacy in a way that is more sensitive to the individual risk profiles of specific financial institutions. The risk-weighted asset base is equal to the sum of the aggregate dollar value of assets and certain off-balance sheet items (such as currency or interest rate swaps) in each of the four separate risk categories, multiplied by the risk weight assigned to each specific asset category. After the items in each category have been totaled and multiplied by the category's risk factor, category totals are aggregated to derive the total risk-weighted assets, and the total adjusted capital base is divided by the total risk-weighted assets to derive a ratio.

    Under the Federal Reserve's current risk-based capital guidelines for member banks, Resource Bank is required to maintain a minimum ratio of total capital to risk weighted assets of 8%, with at least 4% consisting of Tier 1 capital. Tier 1 capital consists of common and qualifying preferred stock, certain other qualifying instruments, and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangible assets. In addition, the Federal Reserve requires its member banks to maintain a minimum ratio of Tier 1 capital to average total assets. This capital measure generally is referred to as the leverage capital ratio. The minimum required leverage capital ratio is 4% if the Federal Reserve determines that the institution is not anticipating or experiencing significant growth and has well-diversified risks -- including no undue interest rate exposure, excellent asset quality, high liquidity and good earnings -- and, in general, is considered a strong banking organization and rated Composite 1 under the Uniform Financial Institutions Rating Systems. If Resource Bank does not satisfy any of these criteria it may be required to maintain a ratio of total capital to risk-based assets of 10% and a ratio of Tier 1 capital to risk-based assets of at least 6%. Resource Bank would then be required to maintain a 5% leverage capital ratio. These regulations can impact Resource Bank by requiring it to hold more capital and thereby inhibit its ability to grow. At March 31, 2001, Resource Bankshares and Resource Bank had the following risk-based capital and leverage ratios relative to regulatory minimums:

Ratio                         Resource Bankshares       Resource Bank           Minimum
-----                         --------------------  ---------------------  ------------------
Tier 1 risk-based capital                    8.29%                  8.76%                4.0%
Total risk-based capital                     9.46                   9.93                 8.0
Leverage                                     6.46                   6.86                 4.0


     Affiliate Transactions and Branching. The Federal Reserve Act restricts loans, investments, asset purchases and other transactions between banks and their affiliates, including placing collateral requirements and requiring that those transactions are on terms and under conditions substantially the same as those prevailing at the time for comparable transactions with non-affiliates. Resource Bank may branch without geographic restriction in Virginia, and it may acquire branches or banks or merge across state lines in most cases.

     Community Reinvestment Act. The CRA requires that federal banking regulators evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Resource Bank received a "Satisfactory" CRA rating in its latest CRA examination.

     Other Regulation. Resource Bank is subject to a variety of other regulations. State and federal laws restrict interest rates on loans, potentially affecting our income. The Truth in Lending Act and the Home Mortgage Disclosure Act impose information requirements on Resource Bank in making loans. The Equal Credit Opportunity Act prohibits discrimination in lending on the basis of race, creed, or other prohibited factors. The Fair Credit Reporting Act governs the use and release of information to credit reporting agencies. The Truth in Savings Act requires disclosure of yields and costs of deposits and deposit accounts. Other acts govern confidentiality of consumer financial records, automatic deposits and withdrawals, check settlement, endorsement and presentment, and disclosure of cash transactions exceeding $10,000 to the Internal Revenue Service.

Monetary Policy

     Banking is a business that depends on interest rate differentials. The difference between the interest rates paid by Resource Bank on its deposits and other borrowings and the interest rates received on loans extended to its customers and on securities held in its portfolio comprises the major portion of Resource Bank's earnings.

     The earnings and growth of Resource Bank will be affected not only by general economic conditions, both domestic and foreign, but also by the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve implements national monetary policy by its open market operations in United States government securities, adjustments in the amount of industry reserves that banks and other financial institutions are required to maintain and adjustments to the discount rates applicable to borrowings by banks from the Federal Reserve. The actions of the Federal Reserve in these areas influence the growth of bank loans, investments, and deposits and also affect interest rates charged and paid on deposits. We cannot predict the nature and impact of any future changes in monetary policies.


                         DESCRIPTION OF CAPITAL STOCK

     Our Articles of Incorporation authorize 6,666,666 shares of common stock, of which 2,615,214 shares were issued and outstanding on March 31, 2001. As of March 31, 2001, there were approximately 763 shareholders of record of our common stock and approximately 1,077 beneficial holders. In addition, our Articles authorize 500,000 shares of preferred stock. There are no shares of preferred stock outstanding. The board may issue shares of common stock and preferred stock as the board deems advisable without further shareholder approval, except, for example, in the case of an acquisition of or combination with another bank or company. In other words, the board may decide to issue additional stock and dilute your ownership interest.

Summary of Shareholders Rights

     Dividend Rights. Resource Bankshares may pay dividends as declared from time to time by the board out of funds that are legally available, subject to certain restrictions imposed by state and federal laws. See "Dividend Policy" on page 8.

    Voting Rights. In all elections of directors, a shareholder has the right to cast one vote for each share of stock held by him or her for as many persons as there are directors to be elected. We do not have cumulative voting rights. On any other question to be determined by a vote of shares at any meeting of shareholders, each shareholder is entitled to one vote for each share of stock held by him or her and entitled to vote.

    Preemptive Rights. Holders of common stock do not have preemptive rights with respect to issuances of common stock. Accordingly, your share ownership may be diluted if the board decides to issue additional stock in the future.

    Liquidation Rights. Upon liquidation, after payment of all creditors, our remaining assets would be distributed to the holders of common stock on a pro-rata basis.

    Calls and Assessments. All common stock outstanding is fully paid and non-assessable.

    Indemnification of Officers and Directors. Our Articles of Incorporation provide for the indemnification of our officers and directors for their actions unless a court finds them liable for willful misconduct or a knowing violation of the criminal law. In any proceeding brought by shareholders against an officer or director in connection with his or her position with Resource Bankshares or Resource Bank, no damages may be assessed against that officer or director unless he or she is liable for willful misconduct or a knowing violation of criminal or securities laws. We are advised that in the opinion of the Securities and Exchange Commission indemnification of directors, officers, and controlling persons for liabilities under the Securities Act of 1933 is against public policy and is, therefore, unenforceable.

    Reports to Shareholders. We furnish shareholders with annual reports, including audited financial statements.

Anti-Takeover Provisions in Articles of Incorporation

    There are several provisions in our Articles of Incorporation that may discourage attempts to acquire control of Resource Bankshares. First, our Articles of Incorporation authorize our board of directors to issue shares of preferred stock without shareholder approval on terms that the board deems appropriate. Although we currently have no plans to utilize the issuance of preferred stock as a deterrent to possible takeover attempts, the power to issue shares of preferred stock without shareholder approval and to determine rights and preferences with respect to each series of preferred stock could allow our board of directors to issue shares of preferred stock for the purpose of deterring a takeover attempt.

    In addition, our Articles of Incorporation provide that our directors are divided into three separate classes, each of which class serves a three year term, and that shareholders may only remove directors for cause. Together, these provisions make it more difficult for shareholders to change the composition of our board of directors and, therefore, may deter attempts to acquire control of Resource Bankshares.

Virginia Anti-Takeover Statutes

    State Anti-Takeover Statutes. Virginia law restricts transactions between a Virginia corporation and its affiliates and potential acquirers. The following discussion summarizes the two Virginia statutes that may discourage an attempt to acquire control of Resource Bankshares. We encourage you to read the entire statutes referenced below.

    Affiliated Transaction. Virginia Code Sections 13.1-725 - 727.1 govern "Affiliated Transactions." These provisions, with several exceptions discussed below, require approval by the holders of at least two-thirds of the remaining voting shares of material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares. Affiliated Transactions include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an interested shareholder, or any reclassification, including a reverse stock split, recapitalization, or merger of the corporation with its subsidiaries which increases the percentage of voting shares owned beneficially by any 10% shareholder by more than 5%.

    For three years following the time that a shareholder becomes an owner of 10% of the outstanding voting shares, a Virginia corporation cannot engage in an Affiliated Transaction with that shareholder without approval of two-thirds of the voting shares other than those shares beneficially owned by that shareholder, and majority approval of the disinterested directors. A disinterested director is a member of the Resource Bankshares board of directors who was (1) a member on the date the shareholder acquired more than 10% and (2) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the disinterested directors then on the board. At the expiration of the three-year period, the statute requires approval of Affiliated Transactions by two-thirds of the voting shares other than those beneficially owned by the 10% shareholder.

    The principal exceptions to the special voting requirement apply to transactions proposed after the three-year period has expired and require either that the transaction be approved by a majority of the corporation's disinterested directors or that the transaction satisfy the fair-price requirement of the statute. In general, the fair-price requirement provides that in a two-step acquisition transaction, the 10% shareholder must pay the shareholders in the second step either the same amount of cash or the same amount and type of consideration paid to acquire the Virginia corporation's shares in the first step.

    None of the foregoing limitations and special voting requirements applies to a transaction with any 10% shareholder whose acquisition of shares taking him or her over 10% was approved by a majority of the corporation's disinterested directors.

    These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any 10% shareholder, a corporation can adopt an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. We have not "opted out" of the Affiliated Transactions provisions.

    Control Share Acquisitions. Virginia law also provides that shares acquired in a transaction that would cause the acquiring person's voting strength to meet or exceed any of the three thresholds (20%, 33 1/3% or 50%) have no voting rights for those shares exceeding that threshold, unless granted by a majority vote of shares not owned by the acquiring person. This provision empowers an acquiring person to require the Virginia corporation to hold a special meeting of shareholders to consider the matter within 50 days of the request.

    Both of these statutes provide impediments to a hostile or unwelcome takeover of Resource Bankshares. In doing so, they may discourage transactions that some shareholders may feel are in their best interest.


                                 UNDERWRITING

    Subject to the terms and conditions contained in the underwriting agreement, Scott & Stringfellow, Inc., the underwriter, has agreed to purchase from us all of the shares of common stock in this offering. The underwriter is committed to purchase and pay for all such shares if any are purchased. The underwriting agreement further provides that the obligations of the underwriter are subject to approval of certain legal matters by its counsel and to various other conditions.

    The underwriter proposes to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to certain securities dealers at that price less a concession not to exceed $
per share.  The underwriter may allow, and these dealers may re-allow, a
concession, not more than $      per share to certain other dealers.  After the
offering, the underwriter may change the offering price and other selling terms.

    We have granted to the underwriter an option, exercisable for 30 days after the date of this prospectus, to purchase up to additional shares of common stock at the public offering price less the underwriting discount set forth on the cover page of this prospectus. The underwriter may exercise this option only to cover over-allotments, if any, made in connection with this offering. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriter to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriter will offer the additional shares on the same terms as those on which the 500,000 shares are being offered.

    The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriter to us per share of common stock. The underwriting fee is 7.0% of the public offering price. The following table shows the per share and total underwriting discount to be paid to the underwriter by us in connection with this offering. This amount is shown assuming both no exercise and full exercise of the underwriter's over-allotment option.


                                                   No Exercise   Full Exercise
                                                  -------------  --------------
Per share....................                           $              $
Total........................                           $              $


    In addition, we estimate that the total expenses of this offering payable by
us, excluding the underwriting discount, will be approximately $        .

     Each of our executive officers and directors have agreed that they will not offer, sell, contract to sell or otherwise dispose of any shares of common stock or any securities exercisable for or convertible into common stock owned by them or acquired in the offering, in the open market or otherwise, for a period of days from the date of this prospectus, without the prior written consent of Scott & Stringfellow. This consent may be given at any time without public notice.

     In connection with the offering, the underwriter may engage in transactions that are intended to stabilize, maintain or otherwise affect the price of our common stock during and after the offering, such as the following:

     . the underwriter may over-allot or otherwise create a short position in our common stock for its own account by selling more common stock than has been sold to them;

     . the underwriter may elect to cover any short position by purchasing common stock in the open market or by exercising the over-allotment option;

     . the underwriter may stabilize or maintain the price of our common stock by bidding;

     .  the underwriter may engage in passive market-making transactions; and

     . the underwriter may impose penalty bids, under which selling concessions allowed to other broker-dealers participating in this offering are reclaimed if common stock previously distributed in the offering is repurchased in connection with stabilization transactions or otherwise.

     The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected in the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     The underwriter has, from time to time, performed investment banking and other services for us in the ordinary course of business and has received fees from us for its services. The underwriter presently makes a market in our common stock and intends to continue to do so after completing this offering.

     We have agreed to reimburse Scott & Stringfellow for up to $______ of its out-of-pocket costs and expenses and to indemnify it against certain liabilities or to contribute to payments that the underwriter may be required to make in respect thereof.

                                 LEGAL MATTERS

     Certain matters in this offering, including the legality of the common stock offered pursuant to this prospectus, will be passed upon for Resource Bankshares by Kaufman & Canoles, a Professional Corporation, Norfolk, Virginia. Certain matters in this offering will be passed upon for Scott & Stringfellow, Inc. by LeClair Ryan, A Professional Corporation, Richmond, Virginia.


                                    EXPERTS

     Goodman & Company, L.L.P., independent auditors, audited the consolidated financial statements of Resource Bankshares as of December 31, 2000 and 1999 and for the years then ended included in this prospectus. Their report on the financial statements referred to in the preceding sentence included in this prospectus is included in reliance on the report of Goodman & Company, L.L.P., given on their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-1 with the Securities and Exchange Commission with respect to the shares of common stock offered by this prospectus. The prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. For further information with respect to our business, reference is made to the registration statement and its exhibits. You may review a copy of the registration statement, including exhibits, at the public reference rooms maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549
and at the SEC's regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Please call 1-800-SEC-0330 for further information about the operation of the public reference rooms.

     We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.

     The registration statement and our other SEC filings can also be reviewed by accessing the SEC's Internet web site at http://www.sec.gov, which contains reports, proxy and other information about registrants that file electronically with the SEC.

     Our common stock is listed on the Nasdaq National Market, and such reports, proxy statements and other information can also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

                        RESOURCE BANKSHARES CORPORATION

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                  Page
                                                                                  ----
INTERIM PERIODS (UNAUDITED)
   Consolidated Balance Sheets as of March 31, 2001 and December 31, 2000.......  F-2
   Consolidated Statements of Operations for the three months ended March 31,     F-3
    2001 and 2000...............................................................
   Consolidated Statements of Stockholders' Equity for the three months ended     F-5
    March 31, 2001 and 2000.....................................................
   Consolidated Statements of Cash Flows for the three months ended March 31,     F-6
    2001 and 2000...............................................................
   Notes to Consolidated Financial Statements...................................  F-7
FULL FISCAL YEARS (AUDITED)
   Independent Auditors' Report.................................................  F-10
   Consolidated Balance Sheets as of December 31, 2000 and 1999.................  F-11
   Consolidated Statements of Operations for years ended December 31, 2000,       F-12
    1999 and 1998...............................................................
   Consolidated Statements of Stockholders' Equity for years ended December 31,   F-13
    2000, 1999 and 1998.........................................................
   Consolidated Statements of Cash Flows for years ended December 31, 2000,       F-14
    1999 and 1998...............................................................
   Notes to Consolidated Financial Statements...................................  F-15

RESOURCE BANKSHARES CORPORATION
CONSOLIDATED BALANCE SHEETS                                                                   March 31           December 31
                                                                                                  2001                  2000
                                                                                            (Unaudited)
                                                                                                (Dollars in thousands)
ASSETS
Cash and due from banks                                                                       $  5,716              $  7,147
Interest bearing deposits                                                                        3,150                 2,195
Federal funds sold                                                                                   -                     -
                                                                                       ---------------     -----------------
                                                                                                 8,866                 9,342

Funds advanced in settlement of mortgage loans                                                  42,406                15,445
Securities available for sale (amortized cost of $21,628 and $18,631, respectively)             21,626                18,317
Securities held to maturity (fair value of $65,317 and $64,024, respectively)                   63,393                63,804
Loans, net
  Commercial                                                                                    69,230                68,274
  Real estate - construction                                                                    78,403                72,395
  Commercial real estate                                                                        98,601                98,844
  Residential real estate                                                                       44,763                44,817
  Installment and consumer loans                                                                 4,476                 4,183
                                                                                       ---------------     -----------------
TOTAL LOANS                                                                                    295,473               288,513
  Allowance for loan losses                                                                     (3,742)               (3,521)
                                                                                       ---------------     -----------------
NET LOANS                                                                                      291,731               284,992

Other real estate owned                                                                              -                     -
Premises and equipment, net                                                                      4,957                 3,761
Other assets                                                                                     7,870                 5,822
Accrued interest                                                                                 2,992                 3,011
                                                                                       ---------------     -----------------
                                                                                              $443,841              $404,494
                                                                                       ===============     =================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Non-interest bearing                                                                        $ 12,953              $ 13,511
  Interest bearing                                                                             362,519               317,133
                                                                                       ---------------     -----------------
TOTAL DEPOSITS                                                                                 375,472               330,644

Federal funds purchased                                                                          3,000                 7,546
FHLB advances                                                                                   30,300                30,300
Other liabilities                                                                                3,345                 4,321
Accrued interest                                                                                 2,112                 2,811
Capital debt securities                                                                          9,200                 9,200
                                                                                       ---------------     -----------------
TOTAL LIABILITIES                                                                              423,429               384,822

STOCKHOLDERS' EQUITY
 Preferred stock, par value $10 per share,
  Shares authorized: 500,000; none issued and outstanding                                            -                     -
 Common stock, par value $1.50 a share
  Shares authorized: 6,666,666
  Shares issued and outstanding:
  2001 - 2,615,214; 2000 - 2,623,861                                                             3,923                 3,936
 Additional paid-in capital                                                                     10,900                10,989
 Retained earnings                                                                               5,639                 5,005
 Accumulated other comprehensive income (loss)                                                     (50)                 (258)
                                                                                       ---------------     -----------------
                                                                                                20,412                19,672
                                                                                       ---------------     -----------------
                                                                                              $443,841              $404,494
                                                                                       ===============     =================

See notes to consolidated financial statements.

RESOURCE BANKSHARES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)                                                                 Three months ended
                                                                                 March 31
                                                                          2001              2000
                                                                          (Dollars in Thousands)
Interest and dividend income
 Interest and fees on loans                                              $6,000            $5,353
                                                                  -------------------------------
 Interest on investment securities:
    Interest and dividends on securities available for sale                 215               143
    Interest on securities held to maturity                               1,436               470
                                                                  -------------------------------
                                                                          1,651               613
                                                                  -------------------------------

 Interest on federal funds sold                                               -                75
 Interest on funds advanced in settlement of mortgage loans                 333               212
                                                                  -------------------------------
     Total interest income                                                7,984             6,253
                                                                  -------------------------------

Interest expense
 Interest on deposits                                                     4,724             3,559
 Interest on short term borrowings                                          137               203
 Interest on long term borrowings                                           627               268
                                                                  -------------------------------
     Total interest expense                                               5,488             4,030
                                                                  -------------------------------

     Net interest income                                                  2,496             2,223

Provision for loan losses                                                   (45)             (100)
                                                                  -------------------------------

     Net interest income after provision for loan losses                  2,451             2,123

Noninterest income
  Mortgage banking income                                                 2,520             1,507
  Service charges                                                           301               177
  Gain on sale of assets                                                      -               291
  Other                                                                     197               202
                                                                  -------------------------------
                                                                          3,018             2,177
                                                                  -------------------------------

Noninterest expense
  Salaries and employee benefits                                          2,695             1,833
  Occupancy expenses                                                        311               321
  Depreciation and equipment maintenance                                    248               225
  Stationery and supplies                                                   118               107
  Marketing and business development                                        107                93
  Professional fees                                                          34                89
  Outside computer services                                                 128               138
  FDIC insurance                                                             16                12
  Other                                                                     474               340
                                                                  -------------------------------
                                                                          4,131             3,158
                                                                  -------------------------------

Income before income tax                                                  1,338             1,142
Income tax expense                                                          388               348
                                                                  -------------------------------

Net income                                                               $  950            $  794
                                                                  ===============================


Cash dividends declared per common share                                  $0.12             $0.10
                                                               ==================================

Basic earnings per common share                                           $0.36             $0.31
                                                               ==================================

Diluted earnings per common share                                         $0.34             $0.30
                                                               ==================================


See notes to consolidated financial statements.

RESOURCE BANKSHARES CORPORATION
STATEMENT OF STOCKHOLDERS' EQUITY
(UNAUDITED)


Three Months Ended March 31, 2001                                    (Dollars in thousands)
                                                                                               Accumulated
                                                                                                  Other
                                                                      Additional              Comprehensive
                                               Common Stock             Paid-in    Retained       Income
                                                  Shares     Amount     Capital    Earnings       (Loss)       Total
                                               ----------------------------------------------------------------------
Balance, December 31, 2000                       2,623,861   $3,936      $10,989     $5,005           ($258)  $19,672

Comprehensive income:
       Net income                                        -        -            -        950               -       950

Changes in unrealized appreciation
    (depreciation) on securities available
    for sale, net of reclassification
    adjustment and tax effect                            -        -            -          -             208       208
                                                                                                              -------
               Total comprehensive income                                                                       1,158
                                                                                                              -------

Reacquisition of common stock                       (8,647)     (13)         (89)         -               -      (102)

Cash dividends declared - $.12 per share                 -        -            -       (316)              -      (316)
                                               ----------------------------------------------------------------------
Balance, March 31, 2001                          2,615,214   $3,923      $10,900     $5,639            ($50)  $20,412
                                               ======================================================================


Three Months Ended March 31, 2000                                    (Dollars in thousands)
                                                                                               Accumulated
                                                                                                  Other
                                                                      Additional              Comprehensive
                                               Common Stock             Paid-in    Retained       Income
                                                  Shares     Amount     Capital    Earnings       (Loss)       Total
                                               ----------------------------------------------------------------------
Balance, December 31, 1999                       2,538,913   $3,808      $10,579     $1,608           ($126)  $15,869

Comprehensive income:
       Net income                                        -        -            -        794               -       794

Changes in unrealized appreciation
    (depreciation) on securities available
    for sale, net of reclassification
    adjustment and tax effect                            -        -            -          -            (134)     (134)
                                                                                                              -------
               Total comprehensive income                                                                         660
                                                                                                              -------

Reacquisition of common stock                       16,666       25           25          -               -        50

Cash dividends declared - $.10 per share                 -        -            -       (257)              -      (257)
                                               ----------------------------------------------------------------------
Balance, March 31, 2000                          2,555,579   $3,833      $10,604     $2,145           ($260)  $16,322
                                               ======================================================================

See notes to consolidated financial statements.

RESOURCE BANKSHARES CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                                                           Three months ended
                                                                                    March 31, 2001       March 31, 2000
Operating activities
                                                                                          (Dollars in thousands)
                                                                                  ---------------------------------------
  Net income                                                                                $    950             $    794
  Adjustments to reconcile to net cash provided
   (used) by operating activities:
   Provision for losses on loans and other real estate owned                                      45                  100
   Provision for losses on funds advanced in settlement of
       Mortgage loans                                                                              -                   25
   Depreciation and amortization                                                                 163                  161
  Amortization of investment securities premiums, net of
       Discounts                                                                                (886)                 (12)
   Gain on sale of loans or other real estate owned                                             (179)                (152)
   Gain on disposition of premises and equipment                                                   -                   (7)
   Gain on sale of assets                                                                          -                 (291)
   Deferred loan origination fees, net of costs                                                   87                  336
   Changes in:
    Funds advanced in settlement of mortgage loans                                           (26,961)              (2,663)
    Interest receivable                                                                           19                 (216)
    Interest payable                                                                            (698)                 552
    Other assets                                                                                 (92)                (759)
    Other liabilities                                                                           (976)                 478
                                                                                            --------             --------
     Net cash used by operating activities                                                   (29,358)              (1,654)
                                                                                            --------             --------

Investing activities:
  Proceeds from sales and maturities of available-for-sale securities                            744                  250
  Proceeds from maturities of held-to-maturity securities                                        965                   22
  Purchases of available-for-sale securities                                                  (3,512)                (165)
  Purchases of held-to-maturity securities                                                         -              (12,437)
  Loan originations, net of principal repayments                                              (6,693)              (1,265)
  Net cash used for acquisitions                                                              (1,125)                   -
  Purchases of premises, equipment and other assets                                           (1,360)                (178)
                                                                                            --------             --------
     Net cash used by investing activities                                                   (10,981)             (13,773)
                                                                                            --------             --------

Financing activities:
  Proceeds from exercise of stock options and warrants                                             -                   50
  Payments to reacquire common stock                                                            (102)                   -
  Cash dividends paid                                                                           (316)                (257)
  Repayments of federal funds purchased                                                       (4,546)                   -
  Net repayments on FHLB advances                                                                  -               (2,000)
  Net (decrease)  increase in demand deposits,
    NOW accounts and savings accounts                                                         (4,127)              18,827
  Net increase in certificates of deposit                                                     48,954                4,356
                                                                                            --------             --------
     Net cash provided by financing activities                                                39,863               20,976
                                                                                            --------             --------

Increase (decrease)  in cash and cash equivalents                                               (476)               5,549
Cash and cash equivalents at beginning of period                                               9,342                7,065
                                                                                            --------             --------
Cash and cash equivalents at end of period                                                  $  8,866             $ 12,614
                                                                                            ========             ========

Supplemental schedules and disclosures of cash flow information:

  Cash paid for:
    Interest on deposits and other borrowings                                               $  6,186             $  3,479
                                                                                            --------             --------


See notes to consolidated financial statements.

                        RESOURCE BANKSHARES CORPORATION

                  Notes to Consolidated Financial Statements
                                March 31, 2001
                                  (UNAUDITED)
                 (Dollars in thousands, except per share data)

Organization and Summary of Significant Accounting Policies

(1)  GENERAL

     Resource Bankshares Corporation, a Virginia Corporation (the "Company"), was incorporated under the laws of the Commonwealth of Virginia on February 4, 1998, primarily to serve as a holding company for Resource Bank (the "Bank").

     The consolidated financial statements of the Company include the accounts of its wholly owned subsidiary, Resource Bank and the Bank's wholly owned subsidiaries, CW and Company of Virginia and Resource Service Corporation. All significant inter-company balances and transactions have been eliminated in consolidation.

     The accompanying unaudited financial statements do not include all of the disclosures and notes required by generally accepted accounting principles. In the opinion of management, all adjustments in the normal recurring nature which are necessary for a fair presentation of the financial statements included herein have been reflected in the financial statements. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.

(2)  CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits with banks, and federal funds sold.

(3)  ALLOWANCE FOR LOAN LOSSES

          Changes in the allowance for loan losses are as follows:

          Balance as of January 1, 2001    $3,521

          Provision for loan losses            45

          Loans charged off                    (3)

          Recoveries                          179
                                           ------

          Balance at March 31, 2001        $3,742
                                           ======

(4)  NET INCOME PER SHARE

     Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised, converted into common stock or resulted in the issuance of common stock that then shares in the earnings of the entity. The weighted average number of basic shares outstanding for the three months ended March 31, 2001 and 2000 were 2,616,543 and 2,555,213, respectively. The diluted weighted average number of shares for the three months ended March 31, 2001 and 2000 were 2,800,120 and 2,690,696, respectively.

(5)  COMPREHENSIVE INCOME

The components of other comprehensive income and related tax effects for the three months ended March 31, 2001 and 2000 are as follows:


                                                                         Three months ended
                                                               March 31, 2001           March 31, 2000
Unrealized holding gains (losses) arising during the
 period on available-for-sale securities
                                                                       $  312                    ($210)
Tax effect                                                              ($104)                      76
                                                                       ------                    -----
Net-of-tax amount                                                      $  208                    ($134)
                                                                       ======                    =====


     No reclassification adjustment was necessary as no realized gains or losses were included in net income for the period.

(6)  SUBSEQUENT EVENTS

     In April 2001, the Board of Directors of the Company declared a $0.12 per common share dividend to shareholders of record as of April 12, 2001. The dividend was paid on April 26, 2001.

(7)  SEGMENT REPORTING

     The Company has one reportable segment, its mortgage banking operations. This segment originates residential loans and subsequently sells them to investors. The commercial banking and other banking operations provide a broad range of lending and deposit services to individual and commercial customers, including such products as commercial and construction loans, as well as other business financing arrangements.

     The Company's reportable segment is a strategic business unit that offers different products and services. It is managed separately because the segment appeals to different markets and, accordingly, requires different technology and marketing strategies.

     The mortgage banking segment's most significant revenue and expense are non-interest income and non-interest expense, respectively. The Company's segments are reported below for the periods ended March 31, 2001 and March 31, 2000.

Selected Financial Information


                                              Commercial and      Mortgage Banking
                                             Other Operations        Operations          Total
                                            ----------------------------------------------------
Three Months Ended March 31, 2001:
Net interest income after provision for
 loan losses                                           $ 2,350              $   101      $ 2,451
Noninterest income                                         508                2,510        3,018
Noninterest expense                                     (1,949)              (2,182)      (4,131)
                                                       -------              -------      -------
                                                       $   909              $   429      $ 1,338
Net income before income taxes                         =======              =======      =======



Three Months Ended March 31, 2000:
Net interest income after provision for
 loan losses                                           $ 2,051              $    72      $ 2,123
Noninterest income                                         670                1,507        2,177
Noninterest expense                                     (1,701)              (1,457)      (3,158)
                                                       -------              -------      -------
Net income before income taxes                         $ 1,020              $   122      $ 1,142
                                                       =======              =======      =======

Segment Assets
                                                       Commercial            Mortgage
                                                       and Other             Banking
                                                       Operations           Operations     Total
                                                       ----------           ----------    --------
March 31, 2001                                           $441,812               $2,029    $443,841
                                                         ========               ======    ========
March 31, 2000                                           $328,416               $  648    $329,064
                                                         ========               ======    ========


                        REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES

         We have audited the accompanying consolidated balance sheets of RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES' s of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2000, in conformity with generally accepted accounting principles.

                                             /s/ Goodman & Company, L.L.P.

Norfolk, Virginia
January 30, 2001

RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS


==========================================================================================
DECEMBER 31,                                                      2000                1999
------------------------------------------------------------------------------------------

                                    ASSETS

CASH AND DUE FROM BANKS                                     $   7,146,330    $   3,481,696
INTEREST BEARING DEPOSITS WITH BANKS                            2,195,282        2,138,236
FEDERAL FUNDS SOLD                                                     --        1,445,000
                                                            -------------    -------------
     Cash and cash equivalents                                  9,341,612        7,064,932
FUNDS ADVANCED IN SETTLEMENT OF MORTGAGE LOANS                 15,445,028       11,773,851
INVESTMENT SECURITIES

     Available-for-sale (amortized cost of $18,631,296
        and $6,760,303, respectively)                          18,317,479        6,658,954
     Held-to-maturity (fair value of $64,024,299 and
        $14,385,283, respectively)                             63,804,083       16,536,027
LOANS, NET OF ALLOWANCE OF $3,520,702 IN 2000 AND
     $2,686,468 IN 1999                                       284,991,714      252,984,101
OTHER REAL ESTATE OWNED                                                --           31,370
PREMISES AND EQUIPMENT                                          3,761,309        4,076,620
OTHER ASSETS                                                    5,821,996        5,560,294
ACCRUED INTEREST                                                3,010,793        2,003,536
                                                            -------------    -------------
                                                            $ 404,494,014    $ 306,689,685
                                                            =============    =============

                     LIABILITIES AND STOCKHOLDERS' EQUITY

DEPOSITS

     Noninterest-bearing deposits                           $  13,511,442    $  15,893,948
     Interest-bearing deposits                                317,133,366      244,574,926
                                                            -------------    -------------
                                                              330,644,808      260,468,874

CAPITAL TRUST BORROWINGS                                        9,200,000        9,200,000
FEDERAL FUNDS PURCHASED                                         7,546,000               --
FHLB ADVANCES                                                  30,300,000       18,300,000
OTHER LIABILITIES                                               4,321,000        1,610,467
ACCRUED INTEREST                                                2,810,506        1,240,805
                                                            -------------    -------------
                                                              384,822,314      290,820,146
                                                            -------------    -------------

STOCKHOLDERS' EQUITY
     Preferred stock, par value $10 per share, 500,000
        shares authorized; none issued and outstanding                 --               --
     Common stock, $1.50 par value - 6,666,666 shares
        authorized; shares issued and outstanding:
        2000 - 2,623,861; 1999 - 2,538,913                      3,935,791        3,808,370
     Additional paid-in capital                                10,988,620       10,578,811
     Retained earnings                                          5,005,511        1,608,394
     Accumulated other comprehensive loss                        (258,222)        (126,036)
                                                            -------------    -------------
           TOTAL STOCKHOLDERS' EQUITY                          19,671,700       15,869,539
                                                            -------------    -------------

                                                            $ 404,494,014    $ 306,689,685
                                                            =============    =============


The notes to the consolidated financial statements are an integral part of this statement.

RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS



==============================================================================================================

YEARS ENDED DECEMBER 31,                                              2000            1999           1998
--------------------------------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME
     Interest and fees on loans                                   $ 22,820,733    $ 18,071,728    $ 15,352,330
                                                                  ------------    ------------    ------------
     Interest on investment securities:
        Interest and dividends on securities available-for-sale        893,624         706,217         641,318
        Interest on securities held-to-maturity                      2,895,198         981,227          70,517
                                                                  ------------    ------------    ------------
                                                                     3,788,822       1,687,444         711,835
                                                                  ------------    ------------    ------------

     Interest on federal funds sold                                    242,662          73,997         623,189
     Interest on funds advanced in settlement of mortgage loans      1,560,582       1,548,039       3,059,074
                                                                  ------------    ------------    ------------
           TOTAL INTEREST INCOME                                    28,412,799      21,381,208      19,746,428
                                                                  ------------    ------------    ------------

INTEREST EXPENSE
     Interest on deposits                                           16,980,295      11,036,446      10,316,463
     Interest on short-term borrowings                                 448,259         408,263       1,019,982
     Interest on long-term borrowings                                1,546,748         990,839              --
                                                                  ------------    ------------    ------------
           TOTAL INTEREST EXPENSE                                   18,975,302      12,435,548      11,336,445
                                                                  ------------    ------------    ------------

           NET INTEREST INCOME                                       9,437,497       8,945,660       8,409,983

PROVISION FOR LOAN LOSSES                                           (1,100,000)     (4,667,000)       (150,000)
                                                                  ------------    ------------    ------------
           NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES       8,337,497       4,278,660       8,259,983
                                                                  ------------    ------------    ------------
NONINTEREST INCOME
     Mortgage banking income                                         6,916,584       5,709,225       7,062,445
     Service charges                                                   731,473         759,289         760,581
     Gain on sale of assets                                          1,688,140         332,245          88,938
     Gain on sale of branch deposits                                 2,532,260              --              --
     Other                                                              21,611          10,583          31,449
                                                                  ------------    ------------    ------------
                                                                    11,890,068       6,811,342       7,943,413
                                                                  ------------    ------------    ------------

NONINTEREST EXPENSE
     Salaries and employee benefits                                  8,071,927       6,735,896       6,686,381
     Occupancy expenses                                              1,211,649       1,185,861       1,089,447
     Depreciation and equipment maintenance                            976,982         926,702         759,330
     Professional fees                                                 285,861         340,821         162,124
     Outside computer service                                          518,982         485,458         547,160
     FDIC insurance                                                     98,062          58,125          52,580
     Stationery and supplies                                           412,683         496,814         526,495
     Marketing and business development                                475,778         400,938         343,157
     Miscellaneous loan expense                                         47,859          46,489              --
     Other                                                           2,009,363       1,490,664       1,398,942
                                                                  ------------    ------------    ------------
                                                                    14,109,146      12,167,768      11,565,616
                                                                  ------------    ------------    ------------
INCOME (LOSS) BEFORE INCOME TAXES                                    6,118,419      (1,077,766)      4,637,780
INCOME TAX EXPENSE (BENEFIT)                                         1,885,689        (386,958)      1,590,933
                                                                  ------------    ------------    ------------
NET INCOME (LOSS)                                                 $  4,232,730    $   (690,808)   $  3,046,847
                                                                  ============    ============    ============
BASIC EARNINGS PER COMMON SHARE                                   $       1.63    $      (0.27)   $       1.24
                                                                  ============    ============    ============
DILUTED EARNINGS PER SHARE                                        $       1.56    $      (0.27)   $       1.13
                                                                  ============    ============    ============


The notes to the consolidated financial statements are an integral part of this statement.

RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


=========================================================================================================================

YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
-------------------------------------------------------------------------------------------------------------------------
                                                                                             Accumulated
                                                                                               Other
                                           Common Stock          Additional                  Comprehensive
                                     -------------------------    Paid-in       Retained       Income
                                       Shares       Amount        Capital       Earnings       (Loss)        Total
                                     -----------  ------------  ------------- -------------  -----------  -------------
BALANCE, DECEMBER 31, 1997           2,453,380    $  3,680,070  $ 10,769,249  $    856,122   $   296,376   $ 15,601,817

COMPREHENSIVE INCOME:
    Net income                              --              --            --     3,046,847            --      3,046,847

    Changes in unrealized appreciation
      (depreciation) on securities
      available-for-sale, net of
      reclassification
      adjustment and tax effect             --              --            --            --      (235,447)      (235,447)
                                                                                                           ------------
         Total comprehensive income                                                                           2,811,400
                                                                                                           ------------

PROCEEDS FROM EXERCISE OF STOCK
    OPTIONS                             32,732          49,098        95,900            --            --        144,998

REACQUISITION OF COMMON STOCK           (8,988)        (13,482)     (162,962)           --            --       (176,444)

CASH DIVIDENDS DECLARED,
    $.24 PER SHARE                          --              --            --      (592,339)           --       (592,339)
                                     -----------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998           2,477,124       3,715,686    10,702,187     3,310,630        60,929     17,789,432

COMPREHENSIVE INCOME:
    Net loss                                --              --            --      (690,808)           --       (690,808)

    Changes in unrealized appreciation
      (depreciation) on securities
      available-for-sale, net of
      reclassification
      adjustment and tax effect             --              --            --            --      (186,965)      (186,965)
                                                                                                            ------------
         Total comprehensive loss                                                                              (877,773)
                                                                                                            ------------
PROCEEDS FROM EXERCISE OF STOCK
    OPTIONS AND WARRANTS                90,888         136,332       389,216            --            --        525,548

REACQUISITION OF COMMON STOCK          (29,099)        (43,648)     (512,592)           --            --       (556,240)

CASH DIVIDENDS DECLARED,
    $.40 PER SHARE                          --              --            --    (1,011,428)           --     (1,011,428)
                                     -----------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999           2,538,913       3,808,370    10,578,811     1,608,394      (126,036)    15,869,539

COMPREHENSIVE INCOME:
    Net income                              --              --            --     4,232,730            --      4,232,730

    Changes in unrealized appreciation
      (depreciation) on securities
      available-for-sale, net of
      reclassification
      adjustment and tax effect             --              --            --            --      (132,186)      (132,186)
                                                                                                            ------------
         Total comprehensive income                                                                           4,100,544
                                                                                                            ------------

PROCEEDS FROM EXERCISE OF STOCK
    OPTIONS                             35,332          52,997        52,748            --            --        105,745

COMMON STOCK ISSUED AS A RESULT OF
    BUSINESS COMBINATION                56,792          85,188       424,812            --            --        510,000

REACQUISITION OF COMMON STOCK           (7,176)        (10,764)      (67,751)           --            --        (78,515)

CASH DIVIDENDS DECLARED,
    $.32 PER SHARE                          --              --            --      (835,613)           --       (835,613)
                                     -----------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000           2,623,861    $  3,935,791  $ 10,988,620  $  5,005,511   $  (258,222)  $ 19,671,700
                                     ===================================================================================


The notes to the consolidated financial statements are an integral part of this statement.

RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS


===================================================================================================================
YEARS ENDED DECEMBER 31,                                                 2000             1999             1998
-------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
    Net income (loss)                                               $  4,232,730     $   (690,808)   $   3,046,847
    Adjustments to reconcile to net cash provided
       (used) by operating activities:
       Provision for losses on loans                                   1,100,000        4,667,000          150,000
       Provision for losses on funds advanced on settlement of
          mortgage loans                                                  75,000          275,000          270,651
       Depreciation and amortization                                     646,670          475,212          310,867
       Amortization of investment securities
          premiums, net of discounts                                    (326,499)          47,426           66,064
       Gain on sale of assets                                         (1,688,140)           2,960          (14,143)
       Gain on sale of deposits                                       (2,532,260)              --               --
       Deposits disposed of in branch sale                           (51,782,936)              --               --
       Deferred loan origination fees, net of costs                    1,192,793          904,392          181,416
       Changes in:
          Funds advanced in settlement of mortgage loans              (3,746,177)       8,855,015        2,420,998
          Interest receivable                                         (1,007,257)        (401,346)         (40,434)
          Interest payable                                             1,569,701          589,274           42,675
          Other assets                                                  (195,851)      (2,968,422)         296,305
          Other liabilities                                            3,082,218          500,620       (1,160,739)
                                                                    -----------------------------------------------
            NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES         (49,380,008)      12,256,323        5,570,507
                                                                    -----------------------------------------------

INVESTING ACTIVITIES
    Proceeds from sales and maturities of available-for-sale
       securities                                                        627,188        3,003,770        5,322,265
    Proceeds from maturities and prepayments of
    held-to-maturity securities                                          825,001          321,750        1,485,129
    Purchases of available-for-sale securities                       (12,500,393)      (1,252,675)      (1,897,250)
    Purchases of held-to-maturity securities                         (47,749,915)     (15,760,235)
    Proceeds from maturities of time deposits                                 --               --        1,000,000
    Loan originations, net of principal repayments                   (34,140,721)     (72,696,479)     (39,656,489)
    Proceeds from sales of foreclosed real estate                             --          940,620        1,366,874
    Proceeds from sales of premises and equipment                      2,786,708            1,400           41,344
    Purchases of premises and equipment and other assets              (1,419,927)      (1,247,479)        (399,276)
                                                                    -----------------------------------------------
            NET CASH USED BY INVESTING ACTIVITIES                    (91,572,059)     (86,689,328)     (32,737,403)
                                                                    -----------------------------------------------

FINANCING ACTIVITIES
    Proceeds from federal funds purchased                              7,546,000        8,809,573               --
    Proceeds from exercise of stock options                              105,745          525,548          144,998
    Payments to reacquire common stock                                   (78,515)        (556,240)        (176,444)
    Cash dividends paid                                                 (835,613)      (1,011,428)        (592,339)
    Proceeds from FHLB advances (repayments of)                       12,000,000       11,000,000      (13,650,000)
    Net increase in demand deposits,
       NOW accounts and savings accounts                             120,001,370        3,613,095        5,511,311
    Net increase in certificates of deposit                            4,489,760       50,636,584       31,199,552
                                                                    -----------------------------------------------
            NET CASH PROVIDED BY FINANCING ACTIVITIES                143,228,747       73,017,132       22,437,078
                                                                    -----------------------------------------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                       2,276,680       (1,415,873)      (4,729,818)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                         7,064,932        8,480,805       13,210,623
                                                                    -----------------------------------------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                            $  9,341,612     $  7,064,932    $   8,480,805
                                                                    ===============================================

SUPPLEMENTAL SCHEDULES AND DISCLOSURES OF CASH
    FLOW INFORMATION

    Cash paid for:
       Income taxes paid                                            $    870,000    $     850,000    $   2,108,479
       Interest on deposits and other borrowings                      17,405,601       11,846,274       11,293,770

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
    FINANCING ACTIVITIES

    Transfers from loans to real estate acquired
       through foreclosure                                          $         --    $     312,027    $   1,319,184

       The notes to the consolidated financial statements are an integral part of this statement.

RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
DECEMBER 31, 2000 AND 1999

--------------------------------------------------------------------------------
NOTE 1 - ORGANIZATION AND BUSINESS

        Resource Bankshares Corporation (the "Corporation") is a Virginia corporation organized in June 1998 by Resource Bank (the "Bank") for the purpose of becoming a unitary holding company of the Bank. The Corporation's assets consist primarily of its investment in the Bank.

        The Bank is a state-chartered commercial bank headquartered in Virginia Beach, Virginia where its commercial bank and operations office is located. The Bank was organized in April, 1987, and commenced operations on September 1, 1988. The Bank's primary market areas are Fairfax County and Virginia Beach, Virginia and, to a lesser extent, in the surrounding cities of the South Hampton Roads area.

        The Bank's principal business consists of providing a broad range of lending and deposit services to individual and commercial customers with an emphasis on those services traditionally associated with independent community banks. These services include checking and savings accounts, certificates of deposit and charge cards. The Bank's lending activities include commercial and personal loans, lines of credit, installment loans, home improvement loans, overdraft protection, construction loans, and other commercial finance transactions.

        The Bank also operates a mortgage company which, as a division of the Bank, originates residential mortgage loans and subsequently sells them to investors. A competitive range of mortgage financing is provided through offices in the Richmond and Hampton Roads metropolitan areas, and the northern Virginia/Washington, D.C. metropolitan area.

        On June 14, 2000, the Bank purchased CW and Company of Virginia ("CW"), a title abstract and real estate closing agency, for a purchase price of $510,000, which was paid through the issuance of common stock of the Company. CW, which trades under the name "Real Estate Investment Protection Agency," operates as a wholly owned subsidiary of the Bank.

        On August 15, 2000, Resource Service Corporation, a wholly owned subsidiary of the Bank, entered into a joint venture with Financial Planners Mortgage Company, Inc. and formed a partnership titled Financial Planners Mortgage, LLP. The partnership participates in residential one to four family mortgage loan production.

        Resource Capital Trust, a wholly owned subsidiary of the Corporation, is a finance subsidiary, whose sole purpose is to hold Capital Trust securities.

        In December, 1997, the Bank acquired a financial institution operating in northern Virginia. It provides lending and deposit services to individual and commercial customers. It formerly operated two branches under the name Eastern American Bank.

                         (Notes continued on next page)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        BASIS OF PRESENTATION AND CONSOLIDATION

        The consolidated financial statements include the accounts of Resource Bankshares Corporation and its wholly-owned subsidiaries, Resource Bank and Resource Capital Trust. All significant intercompany balances and transactions have been eliminated in consolidation.

        CASH AND CASH EQUIVALENTS

        For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest bearing deposits with banks and federal funds sold. Generally, federal funds are sold for one-day periods. Interest bearing deposits with maturities extending beyond 90 days are not considered cash equivalents for cash flow reporting purposes. The Corporation had no such deposits at December 31, 2000 and 1999.

        SECURITIES

        Securities that management has both the positive intent and ability to hold to maturity are classified as securities held to maturity and are carried at cost, adjusted for amortization of premium or accretion of discount using the interest method. Securities purchased for trading purposes, if any, are held in the trading portfolio at market value, with market adjustments included in noninterest income. Securities not classified as held to maturity or trading are classified as available for sale. Available for sale securities may be sold prior to maturity for asset/liability management purposes, in response to changes in interest rates or prepayment risk, to increase regulatory capital or other similar factors. Securities available for sale are carried at fair value, with any adjustments to fair value, after tax, reported as a separate component of other comprehensive income.

        Interest and dividends on securities, including the amortization of premiums and the accretion of discounts, are reported in interest and dividends on securities using the interest method. Gains and losses on the sale of securities are recorded on the trade date and are calculated using the specific identification method. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary, if any, are included in earnings as realized losses.

        FUNDS ADVANCED IN SETTLEMENT OF MORTGAGE LOANS

        Funds are advanced in settlement of mortgage loans originated on behalf of investor banks. Mortgage banking income is recognized when control over the related mortgage instrument is transferred to the investor bank.

        TRANSFERS OF FINANCIAL ASSETS

        Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

                         (Notes continued on next page)

        LOANS

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding unpaid principal balances net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Discounts and premiums are amortized to income using the interest method. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment to the yield (interest income) of the related loans.

        ALLOWANCE FOR LOAN LOSSES

        A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral.

        The adequacy of the allowance for loan losses is periodically evaluated by the Bank, in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. Management's evaluation of the adequacy of the allowance is based on a review of the Bank's historical loss experience, known and inherent risks in the loan portfolio, including adverse circumstances that may affect the ability of the borrower to repay interest and/or principal, the estimated value of collateral, and an analysis of the levels and trends of delinquencies, charge-offs, and the risk ratings of the various loan categories. Such factors as the level and trend of interest rates and the condition of the national and local economies are also considered. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

        The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of impaired loans, if applicable, are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable.

        When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

                         (Notes continued on next page)

        INCOME RECOGNITION ON IMPAIRED AND NONACCRUAL LOANS

        Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. If a loan or a portion of a loan is adversely classified, or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual, if repayment in full of principal and/or interest is in doubt.

        Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

        While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

        OTHER REAL ESTATE OWNED

        Real estate acquired through foreclosure is initially recorded at the lower of fair value or the loan balance at date of foreclosure. Property that is held for resale is carried at the lower of cost or fair value minus estimated selling costs. Costs relating to the development and improvement of property are capitalized, whereas those relating to holding the property are charged to expense.

        Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its fair value minus estimated selling costs.

        RESTRUCTURED LOANS

        Loans are considered troubled debt restructurings if, for economic or legal reasons, a concession has been granted to the borrower related to the borrower's financial difficulties that the Bank would not have otherwise considered. The Bank has restructured certain loans in instances where a determination was made that greater economic value will be realized under new terms than through foreclosure, liquidation, or other disposition. The terms of the renegotiation generally involve some or all of the following characteristics: a reduction in the interest pay rate to reflect actual operating income, an extension of the loan maturity date to allow time for stabilization of operating income, and partial forgiveness of principal and interest.

                         (Notes continued on next page)

        The carrying value of a restructured loan is reduced by the fair value of any assets or equity interest received, if any. In addition, if the present value of future cash receipts required under the new terms does not equal the recorded investment in the loan at the time of restructuring, the carrying value would be further reduced by a charge to the allowance. In addition, at the time of restructuring, loans are generally classified as impaired. A restructured loan that is not impaired, based on the restructured terms and that has a stated interest rate greater than or equal to a market interest rate at the date of the restructuring, is reclassified as unimpaired in the year immediately following the year it was disclosed as restructured.

        PREMISES AND EQUIPMENT

        Premises and equipment are stated at cost less accumulated depreciation. For financial reporting purposes, assets are depreciated over their estimated useful lives using the straight-line and accelerated methods. For income tax purposes, the accelerated cost recovery system and the modified accelerated cost recovery system are used.

        INCOME TAXES

        Income taxes are provided for the tax effects of transactions reported in the financial statements, and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of investment securities, deferred loan fees, allowance for loan losses, allowance for losses on foreclosed real estate, accumulated depreciation and intangible assets for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

        ADVERTISING COSTS

        Advertising costs are expensed as incurred.

        DEFERRED COMPENSATION PLANS

        The Corporation maintains deferred compensation and retirement arrangements with certain officers. The Corporation's policy is to accrue the estimated amounts to be paid under the contracts over the expected period of active employment. The Corporation purchased life insurance contracts to fund the expected liabilities under the contracts.

                         (Notes continued on next page)

        STOCK COMPENSATION PLANS

        FASB Statement No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Corporation's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Corporation has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995.

        EARNINGS PER COMMON SHARE

        Basic Earnings per share (EPS) excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised, converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

        COMPREHENSIVE INCOME

        Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

                         (Notes continued on next page)

        The components of other comprehensive income and related tax effects are as follows:

                                                            Years Ended December 31,
                                                    -----------------------------------
                                                      2000         1999           1998
                                                    ---------    ---------    ---------
Unrealized  holding gains (losses) arising during
     the year on available-for-sale securities      $(205,530)   $(287,742)   $(355,317)
Reclassification adjustment for losses (gains)
     realized in income                                    --           --           --
                                                    ---------    ---------    ---------
Net unrealized gains (losses)                        (205,530)    (287,742)    (355,317)
Tax effect                                             73,344      100,777      119,870
                                                    ---------    ---------    ---------

Net-of-tax amount                                   $(132,186)   $(186,965)   $(235,447)
                                                    =========    =========    =========

        SEGMENT REPORTING

        Public business enterprises are required to report information about operating segments in annual financial statements and selected information about operating segments in financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.

        DERIVATIVE INSTRUMENTS AND HEDGING TRANSACTIONS

        On April 1, 1999, the Corporation adopted FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Corporation's adoption of this statement did not materially impact the consolidated financial condition or consolidated results of operations.

        COMPUTER SOFTWARE

        During the year ended December 31, 1999, the Corporation adopted Statement of Position (SOP) 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use. This SOP was effective for financial statements for fiscal years beginning after December 31, 1998. The SOP requires entities to capitalize certain internal-use software costs once certain criteria are met. Generally, internal costs with respect to software configuration and interface, coding, installation to hardware, testing (including parallel processing), and data conversion costs allowing access of old data by new systems should be capitalized. All other data conversion costs, training, application maintenance, and ongoing support activities should be expensed. The Corporation's adoption of this SOP on January 1, 1999 did not materially impact the consolidated financial condition or results of operations.

                         (Notes continued on next page)

        START-UP ACTIVITIES

        During the year ended December 31, 1999, the Corporation adopted SOP 98-5, Reporting on the Cost of Start-up Activities. The SOP requires such costs to be expensed as incurred instead of being capitalized and amortized. It applies to start-up activities and costs of organization for both development stage and established operating activities as those one-time activities that relate to the opening of a new facility, introduction of a new product or service, doing business in a new territory, initiating a new process in an existing facility, doing business with a new class of customer or beneficiary, or commencing some new operation. The SOP was effective for financial statements for fiscal years beginning after December 15, 1998. Consistent with banking industry practice, the Corporation's policy is to expense such costs. Therefore, its adoption, on January 1, 1999, did not effect the Corporation's consolidated financial position or results of operations.

        OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

        In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, standby letters of credit, and financial guarantees written. Such financial instruments are recorded in the financial statements when they become payable.

        USE OF ESTIMATES

        The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions and other factors.

        RECLASSIFICATIONS

        Certain reclassifications have been made to prior year's information to conform with the current year presentation.

NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

        The Bank is required by the Federal Reserve Bank to maintain average reserve balances. The average amount of these reserve balances was approximately $759,000 for the year ended December 31, 2000. On December 31, 2000, the required reserve balance was $376,000.

                         (Notes continued on next page)

NOTE 4 - SECURITIES

        Securities at December 31, 2000 and 1999 are as follows:

                                                                  Gross             Gross
                                              Amortized        Unrealized        Unrealized            Fair
DECEMBER 31, 2000                               Cost              Gains            Losses              Value
                                            -------------     -------------     -------------      -------------
    SECURITIES AVAILABLE-FOR-SALE
      U.S. GOVERNMENT AGENCIES             $   14,896,711    $     25,312      $        3,559     $   14,918,464
      FEDERAL RESERVE BANK STOCK                  673,000             -                  -               673,000
      FEDERAL HOME LOAN BANK STOCK
                                                1,559,900             -                  -             1,559,900
      PREFERRED STOCK                           1,308,817             -               265,558          1,043,259
      OTHER                                       192,868             -                70,012            122,856
                                           --------------    --------------    --------------     --------------
                                           $   18,631,296    $     25,312      $      339,129     $   18,317,479
                                           ==============    ============      ==============     ==============


                                                                  Gross             Gross
                                              Amortized        Unrealized        Unrealized            Fair
                                                Cost              Gains            Losses              Value
                                            -------------     -------------     -------------      -------------
    SECURITIES HELD-TO-MATURITY

      U.S. GOVERNMENT AND AGENCY
        SECURITIES                         $    28,664,005   $       86,483    $      211,215     $    28,539,273
      STATE AND MUNICIPAL
         SECURITIES                             15,968,975        1,370,041             -              17,339,016
      CORPORATE BONDS                            7,200,723            -               975,969           6,224,754
      PREFERRED STOCK                           11,970,380           60,485           109,609          11,921,256
                                            --------------    -------------     -------------      --------------
                                           $    63,804,083   $    1,517,009    $    1,296,793     $    64,024,299
                                            ==============    =============     =============      ==============




                                                                  Gross             Gross
                                              Amortized        Unrealized        Unrealized            Fair
DECEMBER 31, 1999                               Cost              Gains            Losses              Value
                                            -------------     -------------     -------------      -------------
    Securities available-for-sale
      U.S. government agencies             $    4,669,880    $       13,180    $       20,585     $    4,662,475
      Federal Reserve Bank stock                  587,250             -                  -               587,250
      Federal Home Loan Bank stock                915,000             -                  -               915,000
      Preferred stock                             431,298             -                80,600            350,698
      Other                                       156,875             -                13,344            143,531
                                           --------------    --------------    --------------     --------------

                                           $    6,760,303    $       13,180    $      114,529     $    6,658,954
                                           ==============    ==============    ==============     ==============

                         (Notes continued on next page)


                                                                  Gross             Gross
                                              Amortized        Unrealized        Unrealized            Fair
December 31, 1999                               Cost              Gains            Losses              Value
                                            -------------     -------------     -------------      -------------
    Securities held to maturity
      U.S. government and agency
        securities                         $      150,881    $        2,409    $        2,011     $      151,279
      State and municipal
         securities                               745,526             1,677             3,484            743,719
      Corporate bonds                           7,208,085             -               679,675          6,528,410
      Preferred stock                           8,431,535             -             1,469,660          6,961,875
                                           --------------    --------------    --------------     --------------

                                           $   16,536,027    $        4,086    $    2,154,830     $   14,385,283
                                           ==============    ==============    ==============     ==============

      Federal Reserve Bank stock, Federal Home Loan Bank stock and other securities are restricted securities, carried at cost, and periodically evaluated for impairment. These securities are restricted, do not have a readily determinable fair value, and lack a market.

      At December 31, 2000 and 1999, respectively, approximately $915,000 and $1,246,000, was pledged to secure deposits of the U.S. government or the Commonwealth of Virginia. In addition, securities with a carrying value of $42,978,700 and $3,982,000 are pledged to secure Federal Home Loan Bank advances as of December 31, 2000 and 1999, respectively.

      In conjunction with the Corporation's adoption of FASB Statement No. 133, which allows for a reassessment of intent with respect to the investment portfolio, management elected to transfer securities with a fair value of $11,356,845 at the time of transfer and an amortized cost of $11,254,689, from the available-for-sale classification to the held-to-maturity classification as of April 1, 2000. The difference of $102,156 has been recorded as an adjustment to the amortized cost of the securities and is being amortized over their respective lives.

      The amortized cost and fair value of securities by maturity date at December 31, 2000 are as follows:

                                               Securities Held-to-Maturity       Securities Available-for-sale
                                           ---------------------------------    --------------------------------
                                              Amortized                           Amortized
                                                Cost           Fair Value           Cost            Fair Value
                                           --------------    --------------    --------------     --------------
Due in one year or less                    $        -        $        -        $        -         $        -
Due from one to five years                          -                 -               500,000            498,680
Due from five to ten years                        447,982           457,769             -                  -
Due after ten years                            51,385,721        51,645,274        14,396,711         14,419,784
                                           --------------    --------------    --------------     --------------
     Total debt securities                     51,833,703        52,103,043        14,896,711         14,918,464
Federal Reserve Bank stock                          -                 -               673,000            673,000
Federal Home Loan Bank stock                        -                 -             1,559,900          1,559,900
Preferred stock                                11,970,380        11,921,256         1,308,817          1,043,259
Other                                               -                 -               192,868            122,856
                                           --------------    --------------    --------------     --------------
                                           $   63,804,083    $   64,024,299    $   18,631,296     $   18,317,479
                                           ==============  ================    ==============     ==============

                         (Notes continued on next page)

     Gross realized gains and losses on available-for-sale securities were:

                                                      December 31,
                                     ------------------------------------------
                                         2000            1999           1998
                                     ------------    ------------   -----------
       Gross realized gains:
          U.S. government agencies   $         -     $         -    $        -
                                     ============    ============   ===========

       Gross realized losses:
          U.S. government agencies   $         -     $         -    $
                                     ============    ============   ===========

NOTE 5 - LOANS

     Loans consist of the following:

                                                       December 31,
                                              ----------------------------
       Gross loans:                               2000            1999
                                              ------------   -------------
           Commercial                         $ 68,273,676    $ 77,507,162
           Real estate - construction           72,395,198      68,075,931
           Commercial real estate               98,843,705      64,158,463
           Residential real estate mortgages    44,817,286      41,554,246
           Installment and consumer loans        4,182,551       4,374,767
                                              ------------    ------------
               Total gross loans               288,512,416     255,670,569
           Less - allowance for loan losses     (3,520,702)     (2,686,468)
                                              ------------    ------------
           Loans, net                         $284,991,714    $252,984,101
                                              ============    ============


     A summary of the activity in the allowance for loan losses account is as follows:


                                                     Years Ended December 31,
                                             ----------------------------------------
                                                2000           1999           1998
                                             -----------   -----------     ----------
       Balance, beginning of year            $2,686,468    $ 2,500,193     $2,573,346
       Provision charged to operations        1,100,000      4,667,000        150,000
       Loans charged-off                       (395,564)    (4,526,324)      (287,238)
       Recoveries                               129,798         45,599         64,085
                                             ----------    -----------     ----------
       Balance, end of year                  $3,520,702    $ 2,686,468     $2,500,193
                                             ==========    ===========     ==========

                        (Notes continued on next page)

        Accounting standards require certain disclosures concerning impaired loans, as defined by generally accepted accounting principles, regardless of whether or not an impairment loss exists. At December 31, 2000 and December 31, 1999 there were no such loans. Management does not believe an impairment loss exists with respect to these loans. Impaired loans amount to $1,015,060 and $472,548 as of December 31, 2000 and 1999, respectively. Both restructured and impaired loans have a valuation allowance allocation of $190,173 and $104,828 at those respective dates. The average recorded investment in impaired loans and restructured loans was approximately $636,476, $828,846, and $1,699,686 in 2000, 1999 and 1998, respectively. The Bank recognized $58,614, $19,997 and $46,332 of interest income on impaired loans during 2000, 1999 and 1998, respectively.

        Loans on which the accrual of interest has been discontinued amounted to $1,015,060 and $472,548 at December 31, 2000 and 1999, respectively. If interest on those loans had been accrued, such income would have approximated $30,631, $17,045, and $16,394 for 2000, 1999 and 1998,
        respectively. After being classified as nonaccrual, no interest was received or recognized on the cash basis on these loans in 2000, 1999 and 1998.

NOTE 6 - PREMISES AND EQUIPMENT

        Premises and equipment consist of the following:

                                                      December 31,
                                               --------------------------
                                                  2000            1999
                                               -----------    -----------
           Land                                $   900,499    $ 1,725,000
           Leasehold improvements                  713,110      1,449,754
           Equipment, furniture and fixtures     2,086,788      2,222,580
           Software                                666,382        444,619
           Construction in progress              1,091,235             --
                                               -----------    -----------
                                                 5,458,014      5,841,953
           Less - accumulated depreciation      (1,696,705)    (1,765,333)
                                               -----------    -----------

                                               $ 3,761,309    $ 4,076,620
                                               ===========    ===========

        Depreciation charged to operating expense for 2000, 1999 and 1998 was $646,670, $475,212,and $310,867, respectively.

                         (Notes continued on next page)

NOTE 7 - DEPOSITS

     Interest-bearing deposits consist of the following:


                                                            December 31,
                                                    ---------------------------
                                                        2000           1999
                                                    ------------   ------------
           Money market and NOW account deposits    $132,833,257   $ 13,801,688
           Savings deposits                            5,741,637     21,655,029
           Time deposits $100,000 and over             6,685,784     11,461,070
           Other time deposits                       171,872,688    197,657,139
                                                    ------------   ------------

                                                    $317,133,366   $244,574,926
                                                    ============   ============


     The scheduled maturities of time deposits at December 31, 2000 are as follows:



           Less than one year                                 $172,752,647
           One to two years                                      5,219,577
           Three to five years                                     536,248
           Over five years                                          50,000
                                                              ------------

                                                              $178,558,472
                                                              ============

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

     Federal Home Loan Bank (FHLB) advances consist of the following:


                                                              December 31,
                                                       -------------------------
                                                          2000          1999
                                                       -----------   -----------
           5.97% FHLB advance due February 1, 2000     $        --   $13,000,000
           5.07% FHLB advance due September 30, 2009            --     5,000,000
           5.82% FHLB advance due April 5, 2010          5,000,000            --
           5.69% FHLB advance due February 6, 2002         300,000       300,000
           5.45% FHLB advance due September 15, 2010    25,000,000            --
                                                       -----------   -----------

                                                       $30,300,000   $18,300,000
                                                       ===========   ===========
     Information regarding FHLB advances is summarized below:


                                           2000           1999          1998
                                       -----------    -----------    ----------
           Weighted average rate           5.51%          5.72%        5.65%
                                       ===========    ===========   ===========

           Average balance             $18,352,954    $10,136,728   $17,794,400
                                       ===========    ===========   ===========

           Maximum outstanding
                  at month-end         $30,300,000    $18,300,000   $46,420,000
                                       ===========    ===========   ===========


                         (Notes continued on next page)

        As of December 31, 2000 and 1999, advances are collateralized by FHLB stock with a cost of $1,559,900 and $915,000, respectively. In addition, securities of $42,978,700 and $3,982,000 are pledged against these advances, as of December 31, 2000 and 1999, respectively. First mortgage loans of $1,555,600 also serve to provide additional collateral for these advances at December 31, 2000. Pursuant to the terms of the variable rate line of credit, the Bank may borrow up to 18% of the Bank's total assets. The FHLB advances arrangement has no expiration date, but is reevaluated periodically to determine the Bank's credit worthiness. Additionally, the Bank has a warehouse line of credit of $50,000,000 collateralized by first mortgage loans and expiring December 6, 2001. As of December 31, 2000, the Bank had not drawn from this line of credit.

        Resource Capital Trust I (the Trust) is a wholly-owned special purpose finance subsidiary of the Parent, operating in the form of a grantor trust. The Trust was created in 1999 solely to issue capital securities and remit the proceeds to the Corporation. The Corporation is the sole owner of the common stock securities of the Trust. In 1999, the Trust issued 368,000 shares of preferred stock capital securities (Trust preferred stock) with a stated value of $25 per share, and a fixed dividend yield of 9.25% of the stated value. The stated value of the Trust preferred stock is unconditionally guaranteed on a subordinated basis by the Parent. The securities have a mandatory redemption date of April 15, 2029, and are subject to varying call provisions at the option of the Corporation beginning April 15, 2004. Through an intercompany lending transaction, proceeds received by the Trust from the sale of the securities were lent to the Parent for general corporate purposes.

        The Trust preferred stock is senior to the Corporation's common stock in event of claims against Resource, but is subordinate to all senior and subordinated debt securities. The Corporation has the right to terminate the Trust upon the occurrence of certain events, including (a) dividend payments on the preferred stock securities are no longer deemed tax-deductible, or the Trust is taxed on the income received from the underlying intercompany debt agreement with the Parent, (b) the capital securities are no longer considered Tier 1 capital under Federal Reserve Bank guidelines, or (c) the Trust, through a change of law, is deemed to be an investment company under the Investment Company Act of 1940 (the
        Act) and subject to that Act's reporting requirements.

        Shares of the Trust preferred stock are capital securities which are distinct from the common stock or preferred stock of the Corporation, and the dividends thereon are tax-deductible. Dividends accrued for payment by the Trust are classified as interest expense on long-term debt in the consolidated statement of operations of the Corporation. The Trust preferred stock is shown as "Capital Trust Borrowings" and classified as a liability in the consolidated balance sheets.

                         (Notes continued on next page)

NOTE 9 - STOCKHOLDERS' EQUITY

        In 2000, stock options were exercised resulting in the issuance of 35,332 additional common shares. In June, 2000, the Corporation issued 56,792 shares of its common stock as a result of the acquisition of CW Company of Virginia. The Corporation also reacquired 7,176 shares of its outstanding common stock.

        In 1999, stock options and warrants were exercised resulting in the issuance of 90,888 additional common shares. The Corporation also reacquired 29,099 shares of its outstanding common stock.

        During 1998, stock options were exercised resulting in the issuance of 32,732 additional common shares. On July 1, 1998, the Corporation effected a two for one stock split in relation to the formation of the holding company. In the fourth quarter of 1998, the Corporation reacquired 8,988 shares of its outstanding common stock.

NOTE 10 - EMPLOYEE BENEFIT PLANS

        401(K) PROFIT SHARING PLAN

        The Corporation has a 401(k) Profit Sharing Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 15% of their compensation subject to certain limits based on federal tax laws. The Corporation makes matching contributions equal to 50% of the first 6% of an employee's compensation contributed to the Plan. The Corporation may also make a discretionary profit sharing contribution based on certain eligibility requirements as set forth in the Plan. Employer account contributions vest to the employee over a two-year period. For 2000, 1999 and 1998, expenses attributable to the Plan amounted to $214,700, $181,000, and $139,000, respectively.

        STOCK COMPENSATION PLANS

        At December 31, 2000, the Corporation has four stock compensation plans for its officers and directors. Each plan is a fixed option plan. Three of these plans, the May 1993 Long-Term Incentive Plan, the December 1993 Long-Term Incentive Plan, and the 1994 Long-Term Incentive Plan were implemented and grants were made prior to the effective date of FASB Statement No. 123, Accounting for Stock Based Compensation. The Corporation applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for all its plans. Accordingly, no compensation cost has been recognized for these plans against earnings.

                         (Notes continued on next page)

        STOCK COMPENSATION PLANS (continued

        The Corporation's 1996 Long-Term Incentive Plan authorized the granting of options to management personnel and directors of 47,000 shares of the Bank's common stock in 1997. All options have 10-year terms, and are not exercisable for five years from the date of grant. No stock options were granted in 1998. During 1999, this Plan was amended allowing additional shares to management. The Corporation granted 86,750 and 90,500 of these shares in 2000 and 1999, respectively.

        Pro forma information regarding net income and earnings per share is required by FASB Statement No. 123, and has been determined as if the Corporation had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model.

        The Black-Scholes option model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Corporation's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

        Had compensation cost for the Corporation's stock options been determined based on the fair value method prescribed by FASB No. 123, the Corporation's net income and earnings per share would have been reduced to the pro-forma amounts indicated for the year ended December 31:

                                               2000             1999           1998
                                           -------------    -----------    -------------
Net income (loss)            As reported    $4,232,730       $(690,808)      $3,046,847
                             Pro forma      $4,069,411       $(815,864)      $3,000,535

Basic earnings per share     As reported    $    1.63        $  (0.27)       $    1.24
                             Pro forma      $    1.57        $  (0.32)       $    1.22

Diluted earnings per share   As reported    $    1.56        $  (0.27)       $    1.13
                             Pro forma      $    1.50        $  (0.32)       $    1.11

                         (Notes continued on next page)

        The fair value of each option granted is estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                      2000             1999             1998
                                  -------------    -------------      --------

           Dividend yield                4%               2.35%            -

           Expected life               7 YEARS          7 years            -

           Expected volatility           43%              36%              -

           Risk-free interest rate       5.50%            6.25%            -


        The following is a summary of the Corporation's stock option activity, and related information for the years ended December 31:

                                  2000                           1999                           1998
                      -----------------------------  -----------------------------   ---------------------------
                                        Weighted -                      Weighted                       Weighted -
                                        Average                         Average                        Average
                                        Exercise                        Exercise                       Exercise
                           Options        Price          Options        Price           Options        Price
                       -------------   ----------     ------------    ------------    ------------    ----------
Outstanding -
  beginning of
  year                      401,791    $     9.17          339,024    $     6.16           371,756    $     5.96
Granted                      86,750         10.39           90,500         19.06              -             -
Exercised                   (35,332)         2.99          (27,733)         4.75           (32,732)         4.43
Forfeited                    (3,000)        12.25             -             -                 -             -
                       -------------   ----------     ------------    ------------    ------------    ----------

Outstanding - end
of year                     450,209          9.86          401,791          9.17           339,024          6.16
                       ------------    ----------     ------------    ----------      ------------    ----------

Exercisable - end
 of year                    238,959    $     5.44          264,291    $     4.61           292,024    $     4.62
                       ------------    ----------     ------------    ----------      ------------    ----------

Weighted average
    fair value of
    options granted
    during the year
                                       $     3.30                     $     7.34                      $     -
                                       ==========                     ==========                      ==========

                         (Notes continued on next page)

     Information pertaining to options outstanding at December 31, 2000 is as follows:

                                                   Options Outstanding                   Options Exercisable
                                              ----------------------------        ---------------------------------
                                               Weighted
                                                Average           Weighted                              Weighted
       Range of                                Remaining           Average                               Average
       Exercise              Number           Contractual         Exercise            Number            Exercise
        Prices             Outstanding           Life               Price           Exercisable           Price
        ------             -----------        ------------     ------------       -------------         -----------
$  3.00 - $  6.25            228,959             4.1 years     $      4.87             228,959          $     4.87

$  9.12 - $12.00              84,750             9.4 years     $      9.51                -                   -

$15.75 - $17.87               65,071             8.1 years     $     16.32                -                   -

$18.50 - $21.75               71,429             8.4 years     $     20.47              10,000          $    18.50
                             -------                                               -----------
Outstanding at
    end of year              450,209             8.7 years     $      9.86             238,959          $     5.44
                             =======                                               ===========


NOTE 11 - INCOME TAXES

        The principal components of the income tax expense (benefit) were as follows:

                                    2000              1999             1998
                               --------------    --------------   --------------
           Federal - current   $    2,179,986    $     (957,512)  $    1,589,996
           Federal - deferred        (294,297)          570,554              937
                               ---------------   --------------   --------------

                               $    1,885,689    $     (386,958)  $    1,590,933
                               ==============    ===============  ==============


        The differences between expected federal income taxes at statutory rates to actual income tax expense are summarized as follows:

                                               2000          1999            1998
                                           -----------    -----------    -----------
Income tax expense (benefit) computed at
federal statutory rates                    $ 2,080,260    $  (366,440)   $ 1,576,845

Tax effects of:
    Tax-exempt interest                       (233,180)       (18,716)        (9,242)
    Nondeductible merger and
       reorganization expenses                   5,469          5,469         23,060
    Other                                       33,140         (7,271)           270
                                           -----------    -----------    -----------

                                           $ 1,885,689    $  (386,958)   $ 1,590,933
                                           ===========    ===========    ===========

                         (Notes continued on next page)

        The Corporation's deferred tax assets and liabilities and their components are as follows:

                                                 December 31,
                                    -----------------------------------
                                         2000              1999
                                    ----------------  -----------------
  Deferred tax assets:
      Intangible assets               $   15,688       $   127,380
      Bad debts and other provisions     741,036           440,175
      Fixed assets                       280,189           241,565
      Other                                5,795            13,266
      Deferred compensation               95,125            56,840
      Unrealized loss on securities      135,151            65,962
                                      ----------       -----------

  Total deferred tax asset             1,272,984           945,183
                                      ----------       -----------

  Deferred tax liabilities:
       Loans                             256,605           278,140
       Deposits                          186,707           551,885
       Deferred fees                   1,181,954           829,140
       FHLB stock                         17,821            17,821
       Other                               4,734             6,520
                                      ----------       -----------

  Total deferred tax liability         1,647,821         1,683,506
                                      ----------       -----------

  Net deferred tax liability          $ (374,837)      $  (738,323)
                                      ==========       ===========

NOTE 12 - COMMITMENTS AND CONTINGENCIES

         The Bank leases its main office in Virginia Beach along with offices of the mortgage division and northern Virginia offices acquired through the business combination. The leases provide for options to renew for various periods. All escalation clauses based on fixed percentages are included in the disclosure below. Pursuant to the terms of these leases, the following is a schedule, by year, of future minimum lease payments required under noncancelable lease agreements.

                                                         Lease
                                                       Payments
                                                      ----------
                   2001                               $  812,459
                   2002                                  716,971
                   2003                                  686,979
                   2004                                  439,278
                   2005                                  266,788
                   Thereafter                            533,576
                                                      ----------

                                                      $3,456,051
                                                      ==========

                         (Notes continued on next page)

         Total rental expense was $894,131, $878,234 and $801,120 for 2000, 1999 and 1998, respectively.

         The Corporation and the Bank are defendants in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial position of the Bank.

NOTE 13 - RELATED PARTY TRANSACTIONS

         In the ordinary course of business, the Bank has loan and deposit transactions with its officers and directors, and with companies in which the officers and directors have a significant financial interest. A summary of related party loan activity during 2000 is as follows:

           Balance, December 31, 1999                        $ 5,882,300
           Originations - 2000                                 3,182,726
           Repayments - 2000                                    (216,731)
                                                             -----------

           BALANCE, DECEMBER 31, 2000                        $ 8,848,295
                                                             ===========


        Commitments to extend credit to related parties amounted to $77,000 and $146,000 at December 31, 2000 and 1999.

        Deposits from related parties held by the Bank at December 31, 2000 and 1999 amounted to $6,413,000 and $4,194,000, respectively.

                         (Notes continued on next page)

NOTE 14 - CREDIT COMMITMENTS AND CONCENTRATIONS OF CREDIT RISK

        The Bank has outstanding at any time a significant dollar amount of commitments to extend credit. To accommodate major customers, the Bank also provides standby letters of credit and guarantees to third parties. Those arrangements are subject to strict credit control assessments. Guarantees and standby letters of credit specify limits to the Bank's obligations. The amounts of loan commitments, guarantees and standby letters of credit are set out in the following table as of December 31, 2000 and 1999. Because many commitments and almost all standby letters of credit and guarantees expire without being funded in whole or in part, the contract amounts are not estimates of future cash flows.

                                            Variable Rate       Fixed Rate
                                             Commitments        Commitments
                                             -----------        -----------
        DECEMBER 31, 2000

            Loan commitments                $ 93,450,425        $ 4,198,687

            Standby letters of credit and
                guarantees written          $  4,797,965        $     -

        DECEMBER 31, 1999

            Loan commitments                $103,368,922        $18,994,524

            Standby letters of credit and
                guarantees written          $  5,553,074        $     -

        All of the guarantees outstanding at December 31, 2000 expire at various dates between 2000 and 2001. Interest rates on fixed-rate commitments range from 6.91% on commercial loans to 18% on consumer debt as of December 31, 2000.

        Loan commitments, standby letters of credit and guarantees written have off-balance-sheet credit risk because only origination fees and accruals for probable losses, if any, are recognized in the statement of financial position until the commitments are fulfilled or the standby letters of credit or guarantees expire. Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and that, in accordance with the requirements of FASB Statement No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, collateral or other security is of no value. The Bank's policy is to require customers to provide collateral prior to the disbursement of approved loans. For retail loans, the Bank usually retains a security interest in the property or products financed, which provides repossession rights in the event of default by the customer. For business loans and financial guarantees, collateral is usually in the form of inventory or marketable securities (held in trust) or property (notations on title).

        There are no commitments to extend credit on impaired loans at December 31, 2000.

                         (Notes continued on next page)

         Concentrations of credit risk (whether on or off balance sheet) arising from financial instruments exist in relation to certain groups of customers. A group concentration arises when a number of counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Bank does not have significant exposure to any individual customer or counterparty. However, a geographic concentration arises because the Bank operates primarily in southeastern and northern Virginia.

         The credit risk amounts represent the maximum accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted and any collateral or security proved to be of no value. The Bank has experienced little difficulty in accessing collateral when required. The amounts of credit risk shown, therefore, greatly exceed expected losses, which are included in the allowance for loan losses.

NOTE 15 - REGULATORY MATTERS

         The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, the Corporation and the Bank meet all capital adequacy requirements to which it is subject.

         As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                         (Notes continued on next page)

         The Corporation's and the Bank's actual capital amounts and ratios are presented in the table below.



                                                                      For Capital
                                              Actual                Adequacy Purposes
                                        ------------------         --------------------
                                        Amount       Ratio     Amount              Ratio
                                        ------       -----    -------              -----
AS OF DECEMBER 31, 2000:

   TOTAL CAPITAL (TO RISK-
      WEIGHTED ASSETS)
       CONSOLIDATED                  $32,543,000  10.75%    $24,220,000   greater than or equal to  8%
       BANK                          $30,294,000  10.04%    $24,151,000   greater than or equal to  8%
   TIER I CAPITAL (TO RISK -
      WEIGHTED ASSETS)
       CONSOLIDATED                  $26,450,000   8.74%    $12,110,000   greater than or equal to  4%
       BANK                          $26,773,000   8.87%    $12,075,000   greater than or equal to  4%
   TIER I CAPITAL (TO AVERAGE
      ASSETS)
       CONSOLIDATED                  $26,450,000   6.69%    $15,816,000   greater than or equal to  4%
       BANK                          $26,773,000   6.80%    $15,573,000   greater than or equal to  4%


As of December 31, 1999:

   Total Capital (to Risk-
      Weighted Assets)
       Consolidated                  $23,947,000   9.24%    $20,732,000    greater than or equal to  8%
       Bank                          $25,921,000  10.05%    $20,634,000    greater than or equal to  8%

   Tier I Capital (to Risk -
      Weighted Assets)
       Consolidated                  $21,261,000   8.20%    $10,366,000    greater than or equal to  4%
       Bank                          $23,235,000   9.01%    $10,315,000    greater than or equal to  4%

   Tier I Capital (to Average
      Assets)
       Consolidated                  $21,261,000   7.19%    $11,826,000   greater than or equal to  4%
       Bank                          $23,235,000   7.90%    $11,765,000   greater than or equal to  4%


                                               To Be Well
                                           Capitalized Under
                                           Prompt Corrective
                                           Action Provisions
                                           -----------------
                                       Amount            Ratio
                                       ------            ------
AS OF DECEMBER 31, 2000:

   TOTAL CAPITAL (TO RISK-
      WEIGHTED ASSETS)
       CONSOLIDATED                      N/A                   N/A
       BANK                         $30,188,000    greater than or equal to 10%
   TIER I CAPITAL (TO RISK -
      WEIGHTED ASSETS)
       CONSOLIDATED                      N/A                   N/A
       BANK                         $18,113,000    greater than or equal to  6%
   TIER I CAPITAL (TO AVERAGE
      ASSETS)
       CONSOLIDATED                      N/A                   N/A
       BANK                         $19,691,000    greater than or equal to  5%


As of December 31, 1999:

   Total Capital (to Risk-
      Weighted Assets)
       Consolidated                      N/A                   N/A
       Bank                         $25,792,000    greater than or equal to 10%

   Tier I Capital (to Risk -
      Weighted Assets)
       Consolidated                      N/A                   N/A
       Bank                         $15,473,000    greater than or equal to  6%

   Tier I Capital (to Average
      Assets)
       Consolidated                      N/A                   N/A
       Bank                         $14,706,000    greater than or equal to  5%

                         (Notes continued on next page)

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following table presents the carrying amounts and fair value of the Bank's financial instruments as of December 31, 2000 and 1999. FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The carrying amounts in the table are included in the balance sheets under the indicated captions.

                                                            2000                                1999
                                               ------------------------------      ------------------------------
                                                 Carrying            Fair            Carrying           Fair
                                                  Amount             Value            Amount            Value
                                               ------------------------------      ------------------------------
                                                   (DOLLARS IN THOUSANDS)             (Dollars in thousands)
Financial Assets:
    Cash and cash equivalents                   $   9,342          $  9,342          $  7,065         $  7,065
    Loans, net                                    284,992           293,420           252,984          254,755
    Investment securities                          82,122            82,342            23,195           21,044
    Funds advanced in settlement of
        mortgage loans                             15,445            15,445            11,774           11,774
    Accrued interest receivable                     3,011             3,011             2,004            2,004


Financial Liabilities:
    Deposit liabilities                           330,645           331,384           260,469          260,547
    Short-term borrowings                           7,546             7,546            13,000           13,000
    Long-term borrowings                           39,500            38,056            14,500           13,764
    Accrued interest payable                        2,811             2,811             1,241            1,241

        ESTIMATION OF FAIR VALUES

        The following notes summarize the major methods and assumptions used in estimating the fair value of financial instruments:

        Short-term financial instruments are valued at their carrying amounts included in the Bank's balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach applies to cash and cash equivalents, deposits in other banks, funds advanced in settlement of mortgage loans, and short-term borrowings.

        Loans are valued on the basis of estimated future receipts of principal and interest, discounted at various rates. Loan prepayments are assumed to occur at the same rate as in previous periods when interest rates were at levels similar to current levels. Future cash flows for homogeneous categories of consumer loans, such as motor vehicle loans, are estimated on a portfolio basis and discounted at current rates offered for similar loan terms to new borrowers with similar credit profiles. The fair value of nonaccrual loans also is estimated on a present value basis, using higher discount rates appropriate to the higher risk involved.

                         (Notes continued on next page)

        Investment securities are valued at quoted market prices if available. For unquoted securities, the fair value is estimated by the Bank on the basis of financial and other information.

        The fair value of demand deposits and deposits with no defined maturity is taken to be the amount payable on demand at the reporting date. The fair value of fixed - maturity deposits is estimated using rates currently offered for deposits of similar remaining maturities. The intangible value of long-term relationships with depositors is not taken into account in estimating the fair values disclosed.

        The carrying amounts of accrued interest receivable and payable, and certain other assets approximate fair value.

        It is not practicable to separately estimate the fair values for off-balance-sheet credit commitments, including standby letters of credit and guarantees written, due to the lack of cost effective, reliable measurement methods for these instruments.

NOTE 17 - EARNINGS PER SHARE RECONCILIATION

        The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations. The number of shares have been retroactively restated for the two-for-one stock split in 1998.

                                                        2000          1999           1998
                                                    -----------   -----------    -----------
Net income (loss) (numerator, basic and diluted)    $ 4,232,730   $  (690,808)   $ 3,046,847
Weighted average shares outstanding (denominator)
                                                      2,595,474     2,524,337      2,467,031
                                                    -----------   -----------    -----------

EARNINGS PER COMMON SHARE-BASIC                     $      1.63   $      (.27)   $      1.24
                                                    ===========   ===========    ===========

Effect of dilutive securities:

Weighted average shares outstanding                   2,595,474     2,524,337      2,467,031
Effect of stock options                                 118,473            --        235,940
                                                    -----------   -----------    -----------

Diluted average shares outstanding (denominator)      2,713,947     2,524,337      2,702,971
                                                    -----------   -----------    -----------

EARNINGS PER COMMON SHARE - ASSUMING DILUTION       $      1.56   $      (.27)   $      1.13
                                                    ===========   ===========    ===========

        The effect of dilutive securities was not used to compute diluted earnings per share for 1999, because the effect would have been antidilutive.

                         (Notes continued on next page)

NOTE 18 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

        Financial information pertaining only to Resource Bankshares Corporation is as follows:

BALANCE SHEETS

DECEMBER 31,                                                      2000            1999
                                                              ------------    ------------
ASSETS
    Cash and due from banks                                   $  1,450,893    $    450,218
    Cash on deposit at Resource Bank                             1,004,331       1,024,087
                                                              ------------    ------------
        Total cash and due from banks                            2,455,224       1,474,305
    Investment securities available for sale                       278,236         350,698
    Due from (to) Resource Bank                                   (992,167)        (71,109)
    Investment in preferred stock of Resource Capital Trust        284,550         284,550
    Investment in preferred stock of Resource Bank               7,350,000       7,350,000
    Investment in common stock of Resource Bank                 19,345,213      15,825,441
    Other assets                                                   612,486         583,206
                                                              ------------    ------------

        TOTAL ASSETS                                          $ 29,333,542    $ 25,797,091
                                                              ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

    Interest payable                                          $    177,292    $    189,111
    Dividends payable                                                   --         253,891
    Capital Trust borrowings                                     9,484,550       9,484,550
                                                              ------------    ------------
                                                                 9,661,842       9,927,552
    Stockholders' equity                                        19,671,700      15,869,539
                                                              ------------    ------------

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $ 29,333,542    $ 25,797,091
                                                              ============    ============


STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31,                                  2000          1999           1998
                                                       -----------   -----------    -----------
Income
    Dividends from Resource Bank                       $ 1,486,851   $ 1,290,213    $   924,934
    Interest on investments                                 58,622        30,674            162
    Management and service fees                            480,300       349,800             --
                                                       -----------   -----------    -----------
                                                         2,025,773     1,670,687        925,096
                                                       -----------   -----------    -----------
Expenses
    Interest expense - Capital Trust borrowings            839,181       702,075             --
    Other expenses                                         204,736       179,798             --
                                                       -----------   -----------    -----------
                                                         1,043,917       881,873             --
                                                       -----------   -----------    -----------

Income before income taxes and equity in
    undistributed net income (loss) of Resource Bank       981,856       788,814        925,096

Equity in undistributed net income (loss) of
    Resource Bank                                        3,076,146    (1,653,106)     2,121,751
                                                       -----------   -----------    -----------

Income (loss) before tax benefit                         4,058,002      (864,292)     3,046,847

Income tax benefit                                         174,728       173,484             --
                                                       -----------   -----------    -----------

Net income (loss)                                      $ 4,232,730   $  (690,808)   $ 3,046,847
                                                       ===========   ===========    ===========

                         (Notes continued on next page)

NOTE 18 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY           (Continued)

YEARS ENDED DECEMBER 31,                                                  2000           1999          1998
------------------------                                              -----------    -----------    -----------
STATEMENT OF CASH FLOWS

CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss)                                                $ 4,232,730    $  (690,808)   $ 3,046,847
     Adjustments to reconcile to net cash
        provided by operating activities:
           Accretion of investment securities discounts
              net of premiums                                                  --         (4,448)            --
           Equity in undistributed net (income) loss of
              Resource Bank                                            (3,076,146)     1,653,106     (2,121,751)
           Changes in:
              Other assets                                                290,095       (463,889)       (19,998)
              Accrued expenses                                            (12,417)       189,111             --
              Other liabilities                                           388,276        104,725        149,166
                                                                      -----------    -----------    -----------
                  NET CASH PROVIDED BY OPERATING ACTIVITIES             1,822,538        787,797      1,054,264
                                                                      -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES

     Purchases of available-for-sale securities                           (33,236)      (426,850)            --
     Purchase of Resource Capital Trust preferred stock                        --       (284,550)            --
     Purchase of Resource Bank preferred stock                                 --     (7,350,000)            --
                                                                      -----------    -----------    -----------
                  NET CASH USED BY INVESTING ACTIVITIES                   (33,236)    (8,061,400)            --
                                                                      -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES

     Proceeds from Capital Trust borrowings                                    --      9,484,550             --
     Proceeds from sale of common stock  upon
        exercise of stock options                                         105,745        525,548         19,998
     Payments to reacquire common stock                                   (78,515)      (556,240)      (176,444)
     Cash dividends paid on common stock                                 (835,613)    (1,011,429)      (592,339)
                                                                      -----------    -----------    -----------

                  NET CASH PROVIDED (USED) FOR FINANCING ACTIVITIES      (808,383)     8,442,429       (748,785)
                                                                      -----------    -----------    -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                 980,919      1,168,826        305,479

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                          1,474,305        305,479             --
                                                                      -----------    -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                              $ 2,455,224    $ 1,474,305    $   305,479
                                                                      ===========    ===========    ===========

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Corporation. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10% of the Bank's capital stock and surplus on a secured basis.

At December 31, 2000, the Bank's retained earnings available for the payment of dividends without prior regulatory approval was $4,400,000, and funds available for loans or advances amounted to $1,508,000.

In addition, dividends paid by the Bank to the Corporation would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

                         (Notes continued on next page)

NOTE 19 - SEGMENT REPORTING

        The Corporation has one reportable segment, its mortgage banking operations. The mortgage banking segment originates residential loans and subsequently sells them to investors. The commercial banking and other banking operations provide a broad range of lending and deposit services to individual and commercial customers, including such products as construction loans, and other business financing arrangements. The Corporation does not have other reportable operating segments.

        The accounting policies of the segment are the same as those described in the summary of significant accounting policies. The chief operating decision maker of the Corporation evaluates performance based on profit or loss from operations before income taxes.

        The Corporation's reportable segment is a strategic business unit that offers different products and services. It is managed separately because the segment appeals to different markets and, accordingly, requires different technology and marketing strategies.

        The segment's most significant revenue and expense is noninterest income and noninterest expense, respectively. The segments are reported below for the years ended December 31.

SELECTED FINANCIAL INFORMATION

                                                 MORTGAGE       COMMERCIAL
                                                  BANKING        AND OTHER
YEAR ENDED DECEMBER 31, 2000                    OPERATIONS        BANKING         TOTAL
                                               ------------    ------------    ------------
     NET INTEREST INCOME AFTER PROVISION FOR
         LOAN LOSSES                           $         --    $  8,337,497    $  8,337,497
     NONINTEREST INCOME                           6,916,584       4,973,484      11,890,068
     NONINTEREST EXPENSE                         (6,242,594)     (7,866,552)    (14,109,146)
                                               ------------    ------------    ------------

     NET INCOME BEFORE INCOME TAXES            $    673,990    $  5,444,429    $  6,118,419
                                               ============    ============    ============

Year Ended December 31, 1999

     Net interest income after provision for
         loan losses                           $         --    $  4,278,660    $  4,278,660
     Noninterest income                           5,709,225       1,102,117       6,811,342
     Noninterest expense                         (6,128,122)     (6,039,646)    (12,167,768)
                                               ------------    ------------    ------------

     Net loss before income taxes              $   (418,897)   $   (658,869)   $ (1,077,766)
                                               ============    ============    ============

Year Ended December 31, 1998

     Net interest income after provision for
         loan losses                           $         --    $  8,259,983    $  8,259,983
     Noninterest income                           7,062,445         880,968       7,943,413
     Noninterest expense                         (6,401,258)     (5,164,358)    (11,565,616)
                                               ------------    ------------    ------------

     Net income before income taxes            $    661,187    $  3,976,593    $  4,637,780
                                               ============    ============    ============

                         (Notes continued on next page)

                 Mortgage
                  Banking         Commercial
Segment Assets  Operations          Banking            Total
              ------------     ---------------     ---------------

2000            $709,879         $403,784,135        $404,494,014

1999             675,597          306,014,088         306,689,685

1998             514,989          232,945,443         233,460,432

          The Corporation does not have a single external customer from which it derives 15 percent or more of its revenues.

NOTE 20 - QUARTERLY DATA (UNAUDITED)

                                                        Year Ended December 31, 2000
                                          --------------------------------------------------------
                                            Fourth          Third         Second          First
                                            Quarter        Quarter        Quarter         Quarter
                                          -----------    -----------    -----------    -----------
Interest and dividend income              $ 8,224,008    $ 7,252,787    $ 6,682,881    $ 6,253,123
Interest expense                           (5,689,192)    (4,901,647)    (4,354,037)    (4,030,426)
                                          -----------    -----------    -----------    -----------

Net interest income                         2,534,816      2,351,140      2,328,844      2,222,697
Provision for loan losses                          --     (1,000,000)            --       (100,000)
                                          -----------    -----------    -----------    -----------

Net interest income after provision for
     loan losses                            2,534,816      1,351,140      2,328,844      2,122,697
Noninterest income                          1,921,563      5,712,400      2,079,396      2,176,709
Noninterest expenses                       (3,307,490)    (4,376,871)    (3,267,390)    (3,157,395)
                                          -----------    -----------    -----------    -----------

Income before income taxes                  1,148,889      2,686,669      1,140,850      1,142,011
Provision for income taxes                   (322,948)      (873,926)      (340,843)      (347,972)
                                          -----------    -----------    -----------    -----------

                                          $   825,941    $ 1,812,743    $   800,007    $   794,039
                                          ===========    ===========    ===========    ===========

Earnings per common share:
     Basic                                $      0.32    $      0.69    $      0.31    $      0.31
                                          ===========    ===========    ===========    ===========

     Diluted                              $      0.30    $      0.66    $      0.30    $      0.30
                                          ===========    ===========    ===========    ===========


                                                           Year Ended December 31, 1999
                                          --------------------------------------------------------
                                            Fourth         Third          Second          First
                                            Quarter        Quarter        Quarter        Quarter
                                          -----------    -----------    -----------    -----------
Interest and dividend income              $ 5,911,330    $ 5,651,128    $ 5,118,926    $ 4,699,824
Interest expense                           (3,556,269)    (3,269,340)    (2,956,204)    (2,653,735)
                                          -----------    -----------    -----------    -----------

Net interest income                         2,355,061      2,381,788      2,162,722      2,046,089
Provision for loan losses                          --     (4,667,000)            --             --
                                          -----------    -----------    -----------    -----------

Net interest income after provision for
     loan losses                            2,355,061     (2,285,212)     2,162,722      2,046,089
Noninterest income                          1,472,437      1,796,795      1,866,825      1,675,285
Noninterest expenses                       (2,941,136)    (3,581,171)    (3,079,428)    (2,566,033)
                                          -----------    -----------    -----------    -----------

Income before income taxes                    886,362     (4,069,588        950,119      1,155,341
Provision for income taxes                   (303,021)     1,418,468       (328,741)      (399,748)
                                          -----------    -----------    -----------    -----------

                                          $   583,341    $(2,651,120)   $   621,378    $   755,593
                                          ===========    ===========    ===========    ===========

Earnings per common share:
     Basic                                $      0.23    $     (1.04)   $      0.24    $      0.30
                                          ===========    ===========    ===========    ===========

     Diluted                              $      0.23    $     (1.04)   $      0.22    $      0.27
                                          ===========    ===========    ===========    ===========

                                    * * * * *

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                           _________________________

                               TABLE OF CONTENTS

Prospectus Summary......................  1
Risk Factors............................  4
Forward-Looking Statements..............  6
Use of Proceeds.........................  7
Capitalization..........................  7
Market for Common Stock.................  8
Dividend Policy.........................  8
Selected Consolidated Financial Data....  9
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations.......................... 10
Business................................ 22
Management.............................. 27
Security Ownership of Management and
 Certain Beneficial Owners.............. 32
Supervision and Regulation.............. 33
Description of Capital Stock............ 36
Underwriting............................ 38
Legal Matters........................... 39
Experts................................. 39
Where You Can Find More Information..... 39
Index to Consolidated Financial
 Statements............................. F-1

                           _________________________

  Through and including _______ __, 2001 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.





                                 500,000 Shares




                              [add Resource logo]





                                  Common Stock



                           _________________________

                                   PROSPECTUS

                           _________________________




                           Scott & Stringfellow, Inc.




                                     , 2001

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution

     Securities and Exchange Commission Registration Fee               $  2,000*
     National Association of Securities Dealers Examination Fee        $  1,420*
     Nasdaq National Market Fee                                        $  5,000
     Printing Expenses                                                 $ 15,000
     Accounting Fees and Expenses                                      $ 10,000
     Legal Fees and Expenses                                           $ 50,000
     Blue Sky Fees and Expenses                                        $  1,000
     Miscellaneous Expenses                                            $ 55,580
                                                                       --------
          Total                                                        $140,000
                                                                       ========

____________________
* Represents actual expenses. All other expenses are estimates.

Item 14.  Indemnification of Directors and Officers

    Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, 1950, as amended (the "Code"), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

    The Articles of Incorporation of Resource Bankshares Corporation contain provisions indemnifying the directors and officers of Resource Bankshares Corporation against expenses and liabilities incurred in legal proceedings to the fullest extent permitted by Virginia law.


Item 15.  Recent Sales of Unregistered Securities

    On June 14, 2000, Resource Bank acquired all of the outstanding capital stock of CW and Company of Virginia ("CW and Company") from two individuals. For purposes of the transaction, CW and Company's outstanding stock was valued at $510,000. As part of the transaction, Resource Bankshares issued to CW and Company's shareholders an aggregate of 56,792 shares of common stock (collectively the "Shares"). The Shares were issued in a private placement exempt from registration under the Securities Act of 1933 ("Securities Act") pursuant to Regulation D promulgated under the Securities Act.

Item 16.  Exhibits and Financial Statement Schedules

    See Exhibit Index.

Item 17.  Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of a Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Virginia Beach, Commonwealth of Virginia, on May 1, 2001.


                                    RESOURCE BANKSHARES CORPORATION


                                    By:  /s/ Lawrence N. Smith
                                         ---------------------
                                         Lawrence N. Smith
                                         President and Chief Executive Officer

                               POWER OF ATTORNEY

     Each of the undersigned hereby appoints Lawrence N. Smith and T. A. Grell, Jr., as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments and exhibits to the registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date

  /s/ Thomas W. Hunt                    Chairman of the Board    May 1, 2001
--------------------------------------
Thomas W. Hunt

  /s/ Lawrence N. Smith                 President, Chief         May 1, 2001
--------------------------------------  Executive Officer and
Lawrence N. Smith                       Director
                                        (Principal Executive
                                        Officer)

  /s/ Eleanor J. Whitehurst             Senior Vice President    May 1, 2001
--------------------------------------  and Chief Financial
Eleanor J. Whitehurst                   Officer (Principal
                                        Financial Officer and
                                        Accounting Officer)

  /s/ Alfred E. Abiouness               Director                 May 1, 2001
--------------------------------------
Alfred E. Abiouness

  /s/ T. A. Grell, Jr.                  Director                 May 1, 2001
--------------------------------------
T.A. Grell, Jr.

  /s/ Louis R. Jones                    Director                 May 1, 2001
--------------------------------------
Louis R. Jones

  /s/ A. Russell Kirk                   Director                 May 1, 2001
--------------------------------------
A. Russell Kirk

  /s/ Elizabeth A. Twohy                Director                 May 1, 2001
--------------------------------------
Elizabeth A. Twohy

                                 Exhibit Index

 Exhibit
   No.                            Description

1.1***      Underwriting Agreement.

2.1         Amended and Restated Agreement and Plan of Merger,           *
            dated as of April 8, 1997 between Resource Bank and Eastern American Bank FSB. (Incorporated by reference to Resource Bank's Proxy Statement previously filed with the Federal Reserve on June 24, 1997.)

3.1         Amended and Restated Articles of Incorporation of            *
            Resource Bankshares Corporation. (Incorporated by reference to Registrant's Form 10-Q previously filed with the Commission on August 11, 2000.)

3.2         Bylaws of Resource Bankshares Corporation.                   *
            (Incorporated by reference to Registrant's Form 8-K previously filed with the Commission on July 1, 1998.)

4.1         Certificate of Trust of Resource Capital Trust I.            *
            (Incorporated by reference to the Registrant's
            Registration Statement on Form S-2, Commission File No. 333-70361, previously filed with the Commission on January 8, 1999.)

4.1(a)***   Specimen certificate representing shares of common
            stock.

4.2         Trust Agreement dated December 23, 1998 between              *
            Resource Bankshares Corporation and Wilmington Trust
            Company. (Incorporated by reference to the Registrant's Registration Statement on Form S-2,
            Commission File No. 333-70361, previously filed with the Commission on January 8, 1999.)

4.3         Form of Amended and Restated Declaration of Trust for        *
            Resource Capital Trust I. (Incorporated by reference to the Registrant's Registration Statement on Form S-2, Commission File No. 333-70361, previously filed with the Commission on January 8, 1999.)

4.4         Form of Junior Subordinated Indenture between Resource       *
            Bankshares Corporation and Wilmington Trust Company, as Trustee. (Incorporated by reference to the Registrant's Registration Statement on Form S-2, Commission File No. 333-70361, previously filed with the Commission on January 8, 1999.)

4.5         Form of Capital Security (included in Exhibit 4.3            *
            above). (Incorporated by reference to the Registrant's Registration Statement on Form S-2, Commission File No. 333-70361, previously filed with the Commission on January 8, 1999.)

4.6         Form of Junior Subordinated Debt Security (included in       *
            Exhibit 4.4 above). (Incorporated by reference to the Registrant's Registration Statement on Form S-2,
            Commission File No. 333-70361, previously filed with the Commission on January 8, 1999.)

4.7         Form of Guarantee Agreement with respect to Trust            *
            Securities issued by Resource Capital Trust I.
            (Incorporated by reference to the Registrant's
            Registration Statement on Form S-2, Commission File No. 333-70361, previously filed with the Commission on January 8, 1999.)

4.8         Form of Escrow Agreement among McKinnon & Company,           *
            Inc., Resource Capital Trust I, Resource Bankshares
            Corporation and Wilmington Trust Company.
            (Incorporated by reference to the Registrant's
            Registration

            Statement on Form S-2, Commission File No.
            333-70361, previously filed with the Commission on January 8, 1999.)

5*** Opinion of Kaufman & Canoles as to legality of securities being offered.

10.1        Director's Stock Option Agreement dated June 15, 1989.       *
            (Incorporated by reference to Registrant's Form 10-KSB previously filed with the Federal Reserve on April 28, 1993.)

10.2        Non-Employee Director Incentive Stock Option Plan dated      *
            June 15, 1989. (Incorporated by reference to
            Registrant's Form 10-KSB previously filed with the Federal Reserve on April 28, 1993.)

10.3        Lease Agreement dated November 1, 1990 by and between        *
            Birchwood Mall Associates and Resource Bank and letter dated November 12, 1992 from Resource Bank to Fleder,
            Caplan, Jaffee Associates to amend the lease.
            (Incorporated by reference to Registrant's Form 10-KSB previously filed with the Federal Reserve on April 28, 1993.)

10.4        Resource Bank 1993 Long-Term Incentive Plan.                 *
            (Incorporated by reference to Registrant's Form 10-KSB previously filed with the Federal Reserve on March 22, 1994.)

10.5        Resource Bank 1993 Long-Term Incentive Plan, First           *
            Amendment. (Incorporated by reference to Registrant's
            Form 10-KSB previously filed with the Federal Reserve on March 30, 1995.)

10.6        Lease Agreement dated September 22, 1994 by and between      *
            Resource Mortgage and A.R. Marketing, Inc.
            (Incorporated by reference to Registrant's Form 10-KSB previously filed with the Federal Reserve on March 30, 1995.)

10.7        Assignment of Lease dated February 28, 1994 with             *
            Resource Mortgage to Contract Publishing, Inc.
            (Incorporated by reference to Registrant's Form 10-KSB previously filed with the Federal Reserve on March 30, 1995.)


10.8        Resource Bank 1994 Long-Term Incentive Plan.
            (Incorporated by reference to Registrant's Form 10-KSB previously filed with the Federal Reserve on March 30, 1995.)

10.9        Lease Agreement and Addendum to Lease both dated April       *
            20, 1995, and First Lease Amendment dated December 13,
            1995 to Lease by and between Glen Forst Professional
            Center Associates and Resource Bank. (Incorporated by reference to Registrant's Form 10-KSB previously filed with the Federal Reserve on March 20, 1996.)

10.10       Lease Agreement dated April 1, 1994 by and between           *
            Whooping Crane Limited Partnership and Southern
            Mortgage Financial Company. (Incorporated by reference to Registrant's Form 10-KSB previously filed with the Federal Reserve on March 20, 1996.)

10.11       Resource Bank Retirement Savings Plan.  (Incorporated        *
            by reference to Registrant's Form 10-KSB previously filed with the Federal Reserve on March 20, 1996.)

10.12       Resource Bank 1993 Long-Term Incentive Plan, Second          *
            Amendment. (Incorporated by reference to Registrant's
            Form 10-KSB previously filed with the Federal Reserve on March 31, 1997.)

10.13       Lease Agreement and Addendum to Lease both dated May 1,      *
            1996 by and between Birchwood Mall Associates and Resource Bank. (Incorporated by reference to Registrant's Form 10-KSB previously filed with the Federal Reserve on March 31, 1997.)

10.14       Resource Bank 1994 Long-Term Incentive Plan, First           *
            Amendment. (Incorporated by reference to Registrant's
            Form 10-KSB previously filed with the Federal Reserve on March 31, 1997.)

10.15 Resource Bank 1996 Long-Term Incentive Plan, Amended and Restated. (Incorporated by reference to Registrant's Form 10-KSB previously filed with the Federal Reserve on March 31, 1998.)

10.16       Lease Agreement dated July 22, 1997 by and between           *
            Washington Real Estate Investment Trust and Resource
            Bank.  (Incorporated by reference to Registrant's Form
            10-KSB previously filed with the Federal Reserve on March 31, 1998.)

10.17       Lease Agreement dated July 19, 1993 by and between           *
            Reston North Point Village Limited Partnership and
            Eastern American Bank, FSB. (Incorporated by reference to Registrant's Form 10-KSB previously filed with the Federal Reserve on March 31, 1998.)

10.18       Lease Agreement dated July 18, 1995 by and between The       *
            Richmond Corporation and Eastern American Bank, FSB.
            (Incorporated by reference to Registrant's Form 10-KSB previously filed with the Federal Reserve on March 31, 1998.)

10.19       Lease Agreement dated October 31, 1995 by and between        *
            Elden Investments, L.L.C. and Eastern American Bank,
            FSB.  (Incorporated by reference to Registrant's Form
            10-KSB previously filed with the Federal Reserve on March 31, 1998)

10.20       Lease Agreement dated October 24, 1994 by and between        *
            Greenbrier Point Partners, L.P. and CitizensBanc
            Mortgage Company and Assignment, Assumption and Release Agreement dated January 7, 1997 among Citizens Mortgage Company, Resource Bank and Greenbrier Point Partners,
            L.P. (Incorporated by reference to Registrant's Form
            10-KSB previously filed with the Federal Reserve on March 31, 1998.)

10.21       Lease Agreement dated December 5, 1996 and Amendment         *
            dated August 5, 1997 by and between The Bon Air Green
            Company and Resource Bank. (Incorporated by reference to Registrant's Form 10-KSB previously filed with the Federal Reserve on March 31, 1998.)

10.22       Employment Agreement dated January 1, 1999 by and            *
            between Resource Bank and T.A. Grell, Jr. (Incorporated by reference to Registrant's Form 10-K previously filed with the Securities & Exchange Commission on March 31,
            1999.)

10.23       Employment Agreement dated January 1, 1999 by and            *
            between Resource Bank and Harvard R. Birdsong, as amended. (Incorporated by reference to Registrant's
            Form 10-Q previously filed with the Securities &
            Exchange Commission on August 16, 1999.)

10.24       Employment Agreement dated January 1, 1999 by and            *
            between Resource Bank and Debra C. Dyckman, as amended. (Incorporated by reference to Registrant's Form 10-Q previously filed with the Securities & Exchange
            Commission on August 16, 1999.)

10.25       Employment Agreement dated January 1, 1999 by and            *
            between Resource Bank and Lawrence N. Smith, as amended. (Incorporated by reference to Registrant's
            Form 10-Q previously filed with the Securities &
            Exchange Commission on August 16, 1999.)

10.26       Employment Agreement dated January 1, 1999 by and            *
            between Resource Bank and Eleanor J. Whitehurst, as amended. (Incorporated by reference to Registrant's
            Form 10-Q previously filed with the Securities &
            Exchange Commission on August 16, 1999.)

10.27       First Amendment to Employment Agreement dated January        *
            1, 1999 by and between Resource Bank and T.A. Grell,
            Jr. (Incorporated by reference to Registrant's Form
            10-Q previously filed with the Securities & Exchange
            Commission on August 16, 1999.)

21.1        Subsidiaries of Registrant.  (Incorporated by reference      *
            to Registrant's Form 10-K previously filed with the Securities & Exchange Commission on March 30, 2001).

23.1*** Consent of Kaufman & Canoles contained in Exhibit 5 hereto

23.1**      Consent of Goodman & Company, L.L.P.

24.1**      Powers of Attorney (included on signature page)

_____________________
*    Not filed herewith; incorporated by reference.

**   Filed herewith.

***  To be filed by amendment.